Exhibit 4.1

EXECUTION COPY

Cdn. $100,000,000

CREDIT FACILITY

ENTERTAINMENT PROPERTIES TRUST

as Parent Guarantor

- and -

EPR METROPOLIS TRUST AND YONGEDUNDAS SIGNAGE TRUST

as Borrowers and Guarantors

- and -

METROPOLIS ENTERTAINMENT HOLDINGS INC.

as Credit Party

- and -

THOSE FINANCIAL INSTITUTIONS

THAT ARE OR BECOME LENDERS UNDER

THIS AGREEMENT

as Lenders

- and -

ROYAL BANK OF CANADA

as Administrative Agent

- and -

RBC CAPITAL MARKETS

as Co-Lead Arranger and Joint Bookrunner

- and -

BMO CAPITAL MARKETS

as Co-Lead Arranger, Joint Bookrunner and

Syndication Agent

CREDIT AGREEMENT

Dated as of March 4, 2010

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULES

Schedules Relating to Accommodations

Schedule 1 -	Form of Borrowing Notice
Schedule 2 -	Form of Interest Rate Election Notice
Schedule 3 -	Form of Drawing Notice
Schedule 4 -	Notice Periods and Amounts

Schedules Relating to the Administration of the Credit Agreement

Schedule 5 -	Form of Assignment and Assumption Agreement
Schedule 6 -	Form of Compliance Certificate
Schedule 7 -	Amortization Schedule

Schedules Relating to Representations and Warranties and Covenants

Schedule 6.01(j)	Corporate Structure (as at the date hereof)
Schedule 6.01(s)	Property Description
Schedule 6.01(s)(ix)(a)	Material Contracts and Leases
Schedule 6.01(s)(ix)(b)	Defects, Improvements, Work Orders, Environmental Matters
Schedule 6.01(s)(v)	Open Building Permits
Schedule 6.01(v)	Affiliate Transactions
Schedule 6.01(x)	White Plains Disclosure
Schedule 2.11(1)(ii)	Tenant Estoppel Certificates for Closing
Schedule 7.02(a)	Permitted Encumbrances
Schedule 8	Form of Promissory Note Evidencing Intercompany Subordinated Indebtedness
Schedule 9	Form of Subordination Agreement Re. Intercompany Subordinated Indebtedness
Schedule 10	Post-Closing Undertaking
Schedule 11	Permitted Transferees/Permitted Property Managers

CREDIT AGREEMENT

Credit agreement dated as of March 4, 2010 between ENTERTAINMENT PROPERTIES TRUST, as Parent Guarantor, and EPR METROPOLIS TRUST AND YONGEDUNDAS SIGNAGE TRUST, as Borrowers and Guarantors, METROPOLIS ENTERTAINMENT HOLDINGS INC., as Credit Party, and the financial institutions which are or become Lenders under this Agreement, collectively, as Lenders, and ROYAL BANK OF CANADA, as Administrative Agent.

NOW THEREFORE the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby covenant and agree as hereinafter set forth:

ARTICLE 1

INTERPRETATION

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accommodation” means (i) an Advance made by a Lender on the occasion of any Borrowing; and (ii) the creation and purchase of BA Instruments by a Lender on the occasion of any Drawing.

“Accommodation Notice” means a Borrowing Notice, an Interest Rate Election Notice or a Drawing Notice, as the case may be.

“Accommodations Outstanding” means, without duplication, at any time under the Credit Facility, in relation to (i) the Borrower and all Lenders, the amount of all Accommodations outstanding thereunder at such time made to the Borrower by the Lenders, and (ii) the Borrower and each Lender, the amount of all Accommodations outstanding at such time made to the Borrower by such Lender under its Lender’s Commitment. In determining Accommodations Outstanding under the Credit Facility, the aggregate amount thereof shall be determined on the basis of the aggregate principal amount of all outstanding Advances, the aggregate Face Amount (without duplication) of all outstanding BA Instruments (and, in respect of each Lender, a rateable part of such principal amount and Face Amount, as the case may be).

“Acquiring Lender” has the meaning specified in Section 2.07(5).

“Acquisition Date” has the meaning specified in Section 2.07(5).

“Additional Compensation” has the meaning specified in Section 9.01(c).

“Adjusted EBITDA” means EBITDA for the most recent quarter ended, less the Replacement Reserve amount.

“Administrative Agent” means Royal Bank of Canada as administrative agent for the Lenders under this Agreement, and any successor appointed pursuant to Section 13.07.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advances” means advances of funds made by a Lender under Article 3 and “Advance” means any one of such advances. Advances may be denominated in Canadian Dollars (a “Canadian Dollar Advance”) only. A Canadian Dollar Advance is designated as a “Canadian Prime Rate Advance”.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this credit agreement and all schedules and instruments in amendment or confirmation of it; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“Agreement to Convey and Acquire” means the agreement to convey and acquire dated as of January 8, 2010 between Metropolis and Ernst & Young Inc., in its capacity as interim receiver and receiver and manager of Penex Metropolis Ltd., in its capacity as general partner of, and as nominee and trustee of and for, Metropolis Limited Partnership, and Metropolis Limited Partnership and not in its personal, corporate or any other capacity.

“Applicable Margin” means, (i) in respect of the period from the date hereof to the Second Anniversary Date: (a) in respect of Canadian Prime Rate Advances, 300 basis points per annum, and (b) in respect of Drawings, 400 basis points per annum; and (ii) in respect of the period from and after the day following the Second Anniversary Date (if extension of the Relevant Repayment Date in respect of any Lender is extended pursuant to Section 2.07): (a) in respect of Canadian Prime Rate Advances, 350 basis points per annum, and (b) in respect of Drawings, 450 basis points per annum. If, at the time of a change in the Applicable Margin applicable to a Drawing there exist any outstanding Drawings, then the Borrower shall pay to the Administrative Agent (for the rateable benefit of the Lenders) an amount in respect of each such Drawing equal to the product obtained by multiplying: (A) the product obtained by multiplying: (a) the difference between the Applicable Margin in effect prior to such change and the Applicable Margin in effect immediately after such change, by (b) the aggregate Face Amount of such Drawing by; (B) the quotient obtained by dividing (a) the number of days to maturity remaining in respect of such Drawing by (b) 365 or 366 days, as the case may be.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitment has terminated or expired, the Applicable Percentages shall be the percentage of the total Accommodations Outstanding represented by such Lender’s Accommodations Outstanding.

“Applicable Prepayment Premium” means an amount corresponding to the “Prepayment Amount” identified below in respect of the applicable period following the date in respect of which a prepayment of the Credit Facility is made by a Borrower (in each case calculated on the amount of such prepayment and at an interest rate equal to the sum of (A) the greater of (y) the Reference Discount Rate in respect of bankers’ acceptances with a maturity date of 1 month, and (z) 2% per annum, plus (B) the Applicable Margin, in each case, as determined on the Business Day immediately preceding the date of such prepayment):

Period Following the date of this Agreement	Prepayment Amount
On or before September 4, 2010	90 days of interest

After September 4, 2010 but on or before March 4, 2011	60 days of interest

After March 4, 2011 but on or before September 4, 2011	30 days of interest

After September 4, 2011	Nil

“Appraisal” has the meaning specified in Section 5.01.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arm’s Length” has the meaning specified in the Income Tax Act (Canada).

“Assets” means, with respect to any Person, all property and assets of such Person of every kind and wheresoever situated, whether now owned or hereafter acquired.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Schedule 5 or any other form approved by the Administrative Agent.

“BA Equivalent Note” has the meaning specified in Section 4.03(3).

“BA Instruments” means, collectively, Banker’s Acceptances, Drafts and BA Equivalent Notes, and, in the singular, any one of them.

“Banker’s Acceptance” has the meaning specified in Section 4.01(1).

“basis point” or “bps” means 1/100th of one per cent.

“Borrower SPE” has the meaning specified in the EPR Credit Agreement.

“Borrowers” means, collectively, Metropolis and Signageco, and in each case, its permitted assigns and successors, and “Borrower” means either one of them as applicable.

“Borrower’s Account” means the applicable Borrower’s Canadian Dollar account maintained by Royal Bank of Canada at its Toronto main branch, the particulars of which shall have been notified to the Administrative Agent by the applicable Borrower.

“Borrowing” means a borrowing consisting of one or more Advances.

“Borrowing Notice” has the meaning specified in Section 3.02.

“Building” means the building and all other permanent structures constructed on the Lands and the Leasehold Lands (other than the Signage) and includes: (i) those parts of the building and other permanent structures presently constructed on property owned by Ryerson, including but not limited to the caissons and support columns constructed within those parts of Lots 29, 30, 31, 32 and 33, West Side of Victoria Street, Plan 22A, Toronto, designated as Parts 6, 7, 8, 9, 10 and 11 on Plan 64R-16199, as permitted by certain easements, registered as Instrument Nos. CA591499 and CA591505; and (ii) those parts of the building and other permanent structures constructed on lands owned by the City of Toronto as set out in the Encroachment Agreement.

“Business” means (i) in respect of Metropolis, the business of acquiring, financing, owning, developing, managing and operating the Property and transacting the business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) in respect of Signageco, the business of acquiring, owning, developing, managing and operating the Signage and transacting the business that is incident, necessary and appropriate to accomplish the foregoing.

“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in Toronto, Ontario or New York, New York.

“Canadian Dollars” and “Cdn. $” each means lawful money of Canada.

“Canadian Prime Rate” means, subject to Section 2.13, for any day, the rate of interest per annum equal to the greater of (i) the per annum rate of interest quoted or established as the “prime rate” of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers; (ii) the Reference Discount Rate for Canadian Dollar banker’s acceptances having a term of one month plus 100 basis points per annum; and (iii) 3% per annum, in each case, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Borrower or any other Person.

“Capital Stock” means with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Capitalized Lease” means a lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any applicable Law, (b) any change in any applicable Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any applicable Law by any Governmental Authority.

“Change of Control” means (A) in respect of the Borrowers, any of the Borrowers ceases to be a direct wholly-owned Subsidiary of the Parent Guarantor; (B) in respect of the Property Nominee, the Property Nominee ceases to be a direct or indirect wholly-owned Subsidiary of the Parent Guarantor; or (C) in respect of the Parent Guarantor:

(a) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired after the date hereof beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of any such other Person equal to at least fifty percent (50%); or

(b) as of any date a majority of the managers or other controlling members of any Person consists of individuals who were not either (i) managers or otherwise controlling members or entities, as the case may be, of such Person as of the corresponding date of the previous year (provided, however, that the initial managers and controlling members for reference purposes of this clause (b)(i) shall be the managers and controlling members as of the date hereof), (ii) selected or nominated to become managers or controlling members by the other managers or controlling members of said person of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become managers or otherwise controlling members by such managers or controlling members of said Person of which a majority consisted of individuals or entities, as the case may be, described in clause (b)(i), above or individuals or entities, as the case may be, described in clause (b)(ii), above.

“Claims” includes claims, demands, complaints, grievances, actions, suits, causes of action, Remedial Orders, directions, orders, charges, investigations, proceedings, requirements of Governmental Authorities, indictments, prosecutions, informations or other similar process, assessments or reassessments, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, professional fees, including fees of legal counsel on a substantial indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, at any time, Cdn. $100,000,000, as such amount may be decreased in accordance with the terms hereof. A “Lender’s Commitment” means, at any time, the relevant amount designated as such and set forth opposite such Lender’s name on the signature pages of this Agreement or in the Assignment and Assumption executed and delivered pursuant to Article 16 pursuant to which it shall become a party hereto (as increased or decreased in accordance with the terms hereof).

“Compliance Certificate” means a certificate of the Parent Guarantor substantially in the form attached hereto as Schedule 6.

“Concord Debt” means indebtedness of EPR and its Subsidiaries (including without limitation, EPR Concord, LLC) that is secured by or otherwise relates to investments by such Persons in the Concord Project.

“Concord Project” means a planned development in Sullivan County, New York, expected to consist of a casino complex and a 1,580 acre resort complex. The resort complex is expected to consist of a 125-room spa hotel, a 350-room waterpark style hotel, a convention center and support facilities, a waterpark, two golf courses, and a retail and residential development.

“Concord Value” means the lower of cost or appraised value of EPR’s interest in the Concord Project and the GAAP carrying value of the $30 million of notes receivable from Louis Cappelli and related entities.

“Consenting Lender” has the meaning specified in Section 2.07(3).

“Consolidated” means with reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Incurred” means for any period, interest incurred on all Indebtedness of EPR and its Subsidiaries (regardless of whether such interest was expensed or capitalized in accordance with GAAP), determined on a Consolidated basis in accordance with GAAP excluding amortization of deferred loan costs.

“Consolidated Tangible Net Worth” means the total consolidated Tangible Net Worth of EPR and its Subsidiaries.

“Contingent Obligations” as to any Person, means any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation; or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the payment of, or the ability of the primary obligor to make payment of, such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or contracting for purchase of real property in the ordinary course of business, or obligations, indemnifications or guarantees of liabilities other than with respect to the repayment of any Indebtedness, such as environmental indemnities or “bad acts” indemnities, unless such obligations, indemnifications or guarantees are being enforced by any applicable party entitled to rely thereon. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person is good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Credit Documents” means this Agreement, any BA Instruments, the Parent Guarantee, the Borrower Guarantees, the RBC LC Documents, the Security, any fee letter executed by a Credit Party and any Lender in connection with this Agreement and all other documents to be executed and delivered to the Administrative Agent or the Lenders, or all of them, by the Borrower, the Parent Guarantor or any other Person in connection with the Credit Facility or the RBC LC Documents.

“Credit Facility” means the credit facility to be made available by the Lenders hereunder for the purposes specified herein.

“Credit Parties” means, collectively, Metropolis, Signageco, the Parent Guarantor and the Property Nominee, and individually, any one of them.

“Debt Service” means Consolidated Interest Incurred plus regularly scheduled amortization payments (excluding balloon maturities).

“Default” means any event or condition that constitutes an Event of Default or that would constitute an Event of Default with the giving of any notice, passage of time, or both.

“Difference” has the meaning specified in Section 2.02(2).

“Difference LC” has the meaning specified in Section 2.02(2).

“Disposition” means, with respect to any Asset of any Person, any direct or indirect sale, lease, sublease (where such Person is the lessor of such Asset), transfer (including transfer of title or possession), easement or conveyance (including, in respect of each of the foregoing, by means of (i) a securitization or (ii) a sale-leaseback transaction unless accounted for as a capitalized lease obligation); and “Dispose” has a correlative meaning thereto.

“Distribution” means with respect to any Person, the declaration or payment of any cash dividend or distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement by such Person of any shares of any class of capital stock or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders, partners, members or other owners as such; or any other distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person provided, however, that the dividend or distribution of common stock of a Person shall not constitute a Distribution with respect to such Person;

“Draft” means, at any time, (i) a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Borrower on a Lender and bearing such distinguishing letters and numbers as the Lender may determine, but which at such time has not been completed by the payee or accepted by the Lender; or (ii) a depository bill within the meaning of the Depository Bills and Notes Act (Canada).

“Drawing” means the creation and purchase of BA Instruments by a Lender pursuant to Article 4.

“Drawing Date” means any Business Day fixed for a Drawing pursuant to Section 4.03.

“Drawing Fee” means, with respect to each Banker’s Acceptance or Draft drawn by a Borrower and purchased by any Lender on any Drawing Date, an amount equal to the sum of (A) plus (B) determined as follows:

(A) the Applicable Margin related to Drawings, multiplied by the product of:

(i) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term to maturity of such Draft, and the denominator of which is 365 or 366, as the case may be; and

(ii) the Face Amount of such Banker’s Acceptance or Draft, plus

(B) an amount which is equal (y) 2% per annum, minus (z) the Reference Discount Rate in respect of such Banker’s Acceptance or Draft (provided that if the amount of (B)(y) minus (B)(z) is less than zero, then the amount for purposes of this clause (B) shall be zero), multiplied by the product of:

(i) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term to maturity of such Draft, and the denominator of which is 365 or 366, as the case may be; and

(ii) the Face Amount of such Banker’s Acceptance or Draft.

“Drawing Notice” has the meaning specified in Section 4.03(1).

“Drawing Price” means, in respect of Banker’s Acceptances or Drafts to be purchased by one or more Lenders on any Drawing Date, the difference between (i) the result (rounded to the nearest whole cent, with one-half of one cent being rounded up) obtained by dividing the aggregate Face Amount of the Banker’s Acceptances or Drafts by the sum of one plus the product of: (a) the Reference Discount Rate multiplied by (b) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term to maturity of the Banker’s Acceptances or Drafts and the denominator of which is 365; and (ii) the applicable aggregate Drawing Fee.

“EBITDA” means with respect to any Person (or any Asset of any Person) for any period, all as determined in accordance with GAAP, an amount equal to the sum of (a) the Net Income of such Person (or attributable to such asset) for such period plus (b) depreciation and amortization, interest expenses and income taxes for such period minus (c) equity in earnings from unconsolidated Subsidiaries for such period plus (d) ordinary cash distributions (exclusive of any distributions received from capital events) actually received from such unconsolidated Subsidiaries for such period, minus (e) straight line rents for such period, minus (f) any gains (plus the losses) from extraordinary items or asset sales or write-ups or forgiveness of debt for such period, plus (g) non-cash impairment charges, plus (h) acquisition – related expenses which are required to be deducted from net income under SFAS-141R. All of the foregoing to be calculated without duplication and with respect to (b) – (h), only to the extent the same has been included in the calculation of such Net Income.

“Eligible Assignee” means any Person (other than a natural person, the Borrower or any Affiliate of the Borrower) in respect of which any consent that is required by Section 16.01(b) has been obtained.

“Encroachment Agreement” means that certain encroachment agreement registered in the Land Titles Office on March 17, 1999 as Instrument No. CA591502, as amended prior to the date hereof and as assumed by the Property Nominee.

“Entertainment-Related Retail Improvements” means real estate owned by a Borrower SPE or encumbered by an EPR Senior First Mortgage that is used for retail purposes including but not limited to restaurants, bowling alleys, arcades, and other leisure venues that are adjacent to and complement the operation of a Megaplex Movie Theatre.

“Entrance Connection Agreement” means the agreement between Toronto Transit Commission and Penex Metropolis Ltd. dated July 31, 2007 with respect to, inter alia, the construction and operation of the entrance connection between the Building and the Dundas subway station as assumed by the Property Nominee.

“Environmental Laws” means applicable Laws relating to the environment or public health and includes any applicable Laws relating to the storage, generation, use, handling, manufacturing, processing, labelling, advertising, sale, display, transportation, treatment, re-use, recycling, release and disposal of Hazardous Substances.

“EPR” has the meaning specified in the definition of “Parent Guarantor”.

“EPR Credit Agreement” means the amended and restated master credit agreement dated June 30, 2009 among, inter alia, Entertainment Properties Trust and the other borrowers party thereto, the lenders party thereto and Keybank National Association, as administrative agent.

“EPR Mortgagor” means a party which borrows pursuant to the terms of an EPR Senior Property Loan, which such loan is secured by an EPR Senior First Mortgage and is otherwise evidenced by the EPR Senior Property Loan Documents.

“EPR Senior First Mortgage” means a first priority mortgage granted to Borrower SPE by an EPR Mortgagor securing an EPR Senior Property Loan and encumbering any real estate and improvements thereon, and upon which no other lien exists except for liens for unpaid taxes, assessments and the like, not yet due and payable and liens on equipment and the like owned or leased by the EPR Mortgagor which are permitted pursuant to the terms of the related EPR Senior Property Loan Documents, consisting of purchase money liens or liens on capital leases.

“EPR Senior Property Loan” means a first priority mortgage loan made to the owner of any real estate and improvements thereon.

“EPR Senior Property Loan Documents” means collectively, a promissory note from an EPR Mortgagor to Borrower SPE, the EPR Senior First Mortgage serving as collateral for said note, along with any related assignment of leases and rents from said EPR Mortgagor to Borrower SPE and any other documents or instruments delivered to Borrower SPE evidencing or securing a EPR Senior Property Loan. This term may also refer to such loan documents evidencing more than one EPR Senior Property Loan.

“Equity Issuance” means the issuance and sale after March 31, 2009 by any of EPR or its Subsidiaries of any equity securities of EPR or its Subsidiaries to any Person who is not EPR or any one of its Subsidiaries, including without limitation: (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder or under any Credit Document: (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) branch profits tax or any similar tax imposed by any jurisdiction described in (a), (c) in the case of a Foreign Lender (other than (i) an assignee pursuant to a request by the Borrower under Section 9.03(b), (ii) an assignee pursuant to an Assignment and Assumption made when an Event of Default has occurred and is continuing or (iii) any other assignee in respect of any particular withholding tax to the extent that the Borrower has expressly agreed that such withholding tax shall be an Indemnified Tax), any withholding tax that (A) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) and (B) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 9.02(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 9.02(a). For greater certainty, for purposes of item (c) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto.

“Exterior Signage” means the static and digital signage affixed to the exterior of the Building, including the rights of Signageco to any component software used in the operation of the digital signage, but excluding for greater certainty all rights to creative content (including in the case of static and tri-vision signage, rights of any kind in respect of the vinyl or other advertising media).

“Face Amount” means in respect of a BA Instrument, the amount payable to the holder on its maturity.

“Fees” or “fees” means the fees payable by the Credit Parties, as applicable, pursuant to this Agreement and the other Credit Documents.

“Fiscal Quarter” means a period of three consecutive months in each Fiscal Year ending on March 31, June 30, September 30, and December 31, as the case may be, of such year.

“Fiscal Year” means in relation to any Person, its fiscal year commencing on January 1 of each calendar year and ending on December 31 of the same calendar year.

“Fixed Charges” means Debt Service plus the amount of any preferred dividends incurred for the applicable period.

“Fixtures” means all fixtures and building systems owned by the Property Nominee or Metropolis and located on or in the Building or the Lands including the display screens and other physical components comprising the heating, air-conditioning, plumbing, electrical, sprinkler and ventilating systems, boilers, compressors, transformers, loading docks, drainage and other mechanical, electrical and building systems and equipment comprising part thereof and all other fixtures in or upon the Building or the Lands, but excluding, for greater certainty, (i) the Exterior Signage and Interior Signage, (ii) all tenant’s fixtures and improvements which are removable by tenants in accordance with the terms of their respective Leases, (iii) any rental equipment or installations affixed to the Property and (iv) any equipment or installation belonging to any utility.

“FFO” means with respect to EPR and its Subsidiaries on a consolidated basis, “funds from operations” as defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect on the date hereof, and as amended from time to time, subject, however, to the provisions of Section 1.06(b) herein and excluding the effect of any reduction in FFO attributable to the deduction of acquisition-related expenses required by SFAS-141R.

“Foreign Lender” means any Lender that is not resident for income tax or withholding tax purposes under the laws of the jurisdiction in which the Borrower is resident for tax purposes on the date hereof and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Credit Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

“Ground Lease” means the ground lease made between Ryerson, as landlord, and Penex Metropolis Ltd., as tenant, dated February 26, 1999 in respect of the Leasehold Lands, as vested in the Property Nominee (as to legal title) and Metropolis (as to beneficial title).

“Guarantee” A Guarantee by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise); or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any pollutants, contaminants, hazardous substances, hazardous materials, toxic substances, prohibited substances, dangerous substances or dangerous goods as defined, judicially interpreted or identified in any applicable Environmental Laws including any asbestos, asbestos containing materials, mould, microbial organisms or substances related thereto.

“Hydro Agreement” means the agreement between Toronto Hydro-Electric System Limited and Penex Metropolis Ltd. dated March 14, 2005 with respect to, inter alia, the connection of the Property to the Toronto Hydro Distribution System, as assumed by the Property Nominee.

“Indebtedness” of any Person means at any date, without duplication, all obligations, contingent or otherwise, direct or indirect, in respect of (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capitalized Leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or to be paid under a letter of credit or similar instrument, (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (ix) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging arrangements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any), and (x) all Indebtedness of others Guaranteed by such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 15.01(b).

“Independent Trustee” means an individual reasonably satisfactory to the Administrative Agent, who (a) shall not be during such individual’s term as Independent Trustee and (b) shall not have been at any time during the preceding five (5) years (i) other than in his or her capacity as an Independent Trustee or other similar capacity, a partner, member or shareholder of, or an officer or employee of, any Borrower or any of its Subsidiaries or Affiliates, (ii) a customer or a supplier to any borrower or any of its Subsidiaries or Affiliates, (iii) an individual controlling any such supplier or customer, or (iv) a member of the immediate family of any officer, employee, supplier or customer of any other director of any Borrower or any of its Subsidiaries or Affiliates.

“Information” has the meaning specified in Section 21.01(2).

“Intercompany Subordinated Indebtedness” means (i) Indebtedness owing by Metropolis to EPR in an aggregate principal amount not to exceed $75,000,000 (plus interest accrued and capitalized thereon and any other Intercompany Subordinated Indebtedness incurred to make a Permitted Interest Payment); and (ii) Indebtedness owing by Signageco to EPR in an aggregate principal amount not to exceed $29,000,000 (plus interest accrued and capitalized thereon and any other Intercompany Subordinated Indebtedness incurred to make a Permitted Interest Payment), in each case, which Indebtedness is (y) documented pursuant to one or more promissory notes substantially the form attached hereto as Schedule 8 and each of which is pledged and delivered to the Administrative Agent for and on behalf of the Secured Creditors, and (z) subordinated to the Accommodations Outstanding and other amounts owing under the Credit Documents pursuant to the Subordination Agreement.

“Interest Expense” means the interest expense as per the line item in the consolidated income statement for the most recent quarter ended.

“Interest Rate Election Notice” has the meaning specified in Section 3.03(2).

“Interior Signage” means the display screens and other physical components comprising the interior digital network at the Building and the rights of Signageco to any component software used in the operation of the interior digital network.

“Lands” means the lands described in Schedule 6.01(s) hereto.

“Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, protocol, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case, of any Governmental Authority and having the force of law, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person.

“LC Lender” means Royal Bank of Canada, in its capacity as letter of credit provider pursuant to the RBC LC Documents.

“Leases” means any present or future binding offer to lease, lease, license, occupancy or tenancy agreement, or binding agreement to lease, license or occupy, or use or be displayed on, the whole or any part of the Property or the Signage (other than the Ground Lease), and “Lease” means any one of the Leases.

“Leasehold Lands” means the lands demised under the Ground Lease, more particularly described as Part of Lots 28 and 29, West Side of Victoria Street, Plan 22-A, designated as Part 12, Plan 64R-16199, City of Toronto.

“Lenders” means, collectively, the financial institutions listed on the signature pages hereof as Lenders, and any Person who may become a Lender pursuant to Section 2.07 or Section 16.01, and their respective successors and permitted assigns, and, in the singular, any one of them.

“Lien” means, with respect to any property or asset, any mortgage, charge, hypothecation, pledge, encumbrance on, or other security interest in, such property or asset.

“Major Leases” means (a) in respect of the Property, the leases specified in Schedule 6.01(s)(ix)(a) and any other leases of anchor tenants and leases in respect of a leased area in excess of 5,000 square feet, and (b) in respect of the Signage, the agreements specified on Schedule 6.01(s)(ix)(a).

“Majority Lenders” means, at any time, Lenders whose Lender’s Commitments at such time, taken together, are at least 66 2/3 % of the aggregate amount of the Commitments at such time.

“Market Disruption Event” has the meaning specified in Section 2.13.

“Market Disruption Notice” has the meaning specified in Section 2.13.

“Market Disruption Rate” has the meaning specified in Section 2.13.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, condition, financial or otherwise, of the Parent Guarantor and its Subsidiaries, taken as a whole; (ii) the business, assets, operation, condition, financial or otherwise, of either or both of the Borrowers, the Property or the Signage; or (iii) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Contracts” means the Encroachment Agreement, the Hydro Agreement, the Ground Lease, the Ryerson Reciprocal Agreement, the Tunnel Agreement, the Signage Licence, the Entrance Connection Agreement and any other contract in respect of the Property or the Signage the termination or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Megaplex Movie Theatre” means a theater constructed or substantially remodeled subsequent to 1995 for the showing of first run motion pictures which theater contains at least fourteen screens, stadium style seating, digital sound and enhanced seat design.

“Metropolis” means EPR Metropolis Trust and its successors and assigns.

“Minority Interest” means as to any Person, an ownership or other equity investment in any other Person, which investment is not consolidated with the accounts of such Person in accordance with GAAP.

“Mortgageability Amount” means, as at any date, an amount equal to the amount which could be fully amortized over a 25 year period assuming an annual interest rate compounded semi-annually equal to the greater of (i) 7%; and (ii) the five year benchmark Government of Canada bond yield plus 400 bps, and blended monthly payments of principal and interest equal to the net operating income of the Property and Signage, less (without duplication and without inclusion of unusual items that do not impair long-term value) any management fees in respect thereof and a capital expenditure reserve of 2.0%, divided by 1.30. For purposes of this definition, net operating income of the Property and Signage shall be determined as follows: (A) as of the date hereof, net operating income of the Property and Signage as specified in the Appraisal, being $12,517,194; and (B) as at any date ending after the date hereof; (i) for the period ending June 30, 2010, net operating income of the Property and Signage for the Fiscal Quarter ending June 30, 2010 multiplied by 4; (ii) for the period ending September 30, 2010, net operating income of the Property and the Signage for the Fiscal Quarters ending June 30, 2010 and September 30, 2010 multiplied by 2; (iii) for the period ending December 31, 2010, net operating income of the Property and Signage for the Fiscal Quarters ending June 30 2010, September 30, 2010 and December 31, 2010 multiplied by 4/3; and (iv) for the Fiscal Quarter ending March 31, 2011 and each Fiscal Quarter ended thereafter, net operating income of the Property and the Signage for the four Fiscal Quarters then ended.

“Net Cash Proceeds” means any one or more of the following: (i) with respect to any Disposition of the Property or the Signage in whole or in part, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note, receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Disposition, less the reasonable fees (including, without limitation, reasonable accounting, advisory or legal fees), commissions and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) paid or payable by a Borrower or any of its Subsidiaries in connection with such Disposition, and (ii) with respect to the issuance or creation of Indebtedness, whether private or public, in respect of the Property or the Signage or the issuance of equity interests by a Borrower, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred advance or instalment but only as and when such cash is so received) in connection with such creation or issuance, less the reasonable fees (including without limitation, reasonable accounting, advisory or legal fees), commissions, printing costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) incurred, paid or payable by a Borrower or any of its Subsidiaries in connection with such creation or issuance.

“Net Equity Proceeds” means the aggregate consideration received by EPR and/or any of its Subsidiaries in respect of any Equity Issuance, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood, (i) that “Net Equity Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by EPR and/or any of its Subsidiaries in any Equity Issuance, and (ii) that “Net Equity Proceeds” shall not include cash proceeds that are applied within thirty (30) days of the date of the related Equity Issuance to retire Capital Stock.

“Net Income” means with respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP. The net income (or loss) of a Person shall include, without duplication, the allocable share of the net income (or loss) of any other Person in which a Minority Interest is owned by such Person based on the ownership of such Person in such other Person.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by a Borrower or the Property Nominee (a) under any casualty insurance policy in respect of the Property or the Signage in respect of a covered loss thereunder other than, so long as no Event of Default exists, any business interruption insurance policy or (b) as a result of the taking of all or any part of the Property or the Signage by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of all or any of the Property to a purchaser with such power under threat of such a taking, minus (ii) (a) any reasonable costs and expenses incurred by a Borrower in connection with the adjustment or settlement of any claims of a Borrower in respect thereof, and (b) any bona fide costs and expenses incurred in connection with any sale referred to in clause (i)(b) of this definition, including transfer taxes and income taxes payable as a result of any gain recognized in connection therewith.

“Net Rentable Area” means with respect of any Real Estate, the floor area of any buildings, structures or improvements available for leasing to tenants determined in accordance with the rent roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Administrative Agent.

“Non-Consenting Lender” has the meaning specified in Section 2.07(3).

“Non-Consenting Lender’s Commitment” has the meaning specified in Section 2.07(3).

“Original Currency” has the meaning specified in Section 17.02(a).

“Other Currency” has the meaning specified in Section 17.02(a).

“Other Taxes” means all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of this Agreement or any other Credit Document, but does not include Excluded Taxes.

“Parent Guarantee” has the meaning specified in Section 2.11.

“Parent Guarantor” or “EPR” means Entertainment Properties Trust and its successors and assigns.

“Participant” has the meaning assigned to such term in Section 16.01(d).

“Permitted Disposition” means a disposition of (a) all or part of the Property and/or the Signage to EPR or any of its direct or indirect wholly-owned Subsidiaries; (b) a 50% or lesser interest in the Property and/or the Signage to Permitted Transferees; or (c) a 50% or lesser interest in the Property and/or the Signage to a third party with the prior written consent of all Lenders, provided that in each case arrangements satisfactory to the Administrative Agent are made for the continuance of, and continued priority of, the Security over 100% of the Property and the Signage as security for all of the obligations under the Credit Documents, and, in each case, (i) the property management of the Property and the Signage does not change or the new property manager is either (y) a Permitted Transferee or an Affiliate of a Permitted Transferee, or (z) a Permitted Property Manager; (ii) the transferee has assumed on a joint and several basis all of the obligations of the transferor Credit Parties under the Credit Documents in a manner satisfactory to the Administrative Agent, acting reasonably; (iii) an opinion of counsel stating as applicable that such Permitted Disposition, upon the terms upon which it is carried out, will not impair the validity or enforceability of the Security or impair any Credit Party’s legal ability to perform its covenants hereunder; (iv) the transferee and the other Credit Parties will provide such evidence or information in connection with any transfer and shall execute any and all documents, opinions or other agreements that the Administrative Agent may request, acting reasonably, in connection with such proposed transfer; (v) for greater certainty, the Parent Guarantee shall remain in full force and effect in respect of all obligations under the Credit Documents and EPR shall provide a written acknowledgement in respect thereof in form and substance satisfactory to the Administrative Agent; and (vi) the Borrowers shall pay all costs and expenses incurred by the Administrative Agent in connection with such transfer, including documentation costs and attorneys fees.

“Permitted Encumbrances” means the Liens specified in Schedule 7.02(a).

“Permitted Interest Payment” has the meaning specified in the Subordination Agreement.

“Permitted Property Manager” means an entity identified on Schedule 11.

“Permitted Transferees” means an entity identified on Schedule 11.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Property” means the Lands, the leasehold estate in the Leasehold Lands created pursuant to the Ground Lease, the Building and the Fixtures.

“Property Nominee” means Metropolis Entertainment Holdings Inc., and its successors and assigns.

“RBC LC Documents” means the agreement and related documents pursuant to which Royal Bank of Canada has agreed to make available letters of credit to the Borrowers (or any one of them) in a maximum face amount of $2,500,000, as amended, restated, supplemented or replaced.

“Real Estate” means all real property in which EPR or any of its Subsidiaries has a fee, leasehold, mortgage or other interest.

“Redeemable Preferred Stock” means any preferred stock issued by a Person which is at any time prior to the latest Relevant Repayment Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Reference Discount Rate” means, for any Drawing Date, in respect of any BA Instrument to be purchased pursuant to Article 4, the average Bankers’ Acceptance discount rate for bankers’ acceptances having a comparable maturity date as quoted on Reuters Screen CDOR Page in respect of Schedule I chartered banks (or such other page as is a replacement page for such Bankers’ Acceptances) at 10:00 a.m. (Toronto time) on such date, provided that if such rate is not available as of such time, then the discount rate in respect of such BA Instruments shall mean the discount rate (calculated on an annual basis) quoted by the Administrative Agent at 10:00 a.m. (Toronto time) on such date as the discount rate at which the Administrative Agent would purchase, on the relevant Drawing Date, its own Bankers’ Acceptances or Drafts having an aggregate Face Amount equal to and with a term to maturity the same as the BA Instruments to be acquired by the applicable Lenders or other Person on such Drawing Date.

“Register” has the meaning specified in Section 16.01(c).

“REIT Status” means with respect to EPR its status as a real estate investment trust as defined in Section 856(a) of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Repayment Date” means, in respect of Accommodations Outstanding in respect of a Borrower and any Lender, the date which is two (2) years after the date hereof (unless otherwise extended in respect of such Lender pursuant to Section 2.07).

“Remedial Order” means any administrative complaint, direction, order or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Laws and includes any order requiring investigation, assessment or remediation of any site or Hazardous Substance, or requiring that any release or any other activity be reduced, modified or eliminated or requiring any form of payment or co-operation be provided to any Governmental Authority.

“Replacement Reserve” means (i) with respect to any Real Estate owned or leased by EPR or any of its Subsidiaries, an amount equal to twenty cents ($.20) per annum multiplied by the Net Rentable Area of such Real Estate, and (ii) with respect to any Real Estate that is subject to an EPR Senior First Mortgage, an amount equal to twenty cents ($.20) per annum multiplied by the EPR’s reasonable good faith estimate of what the “Net Rentable Area” of such Real Estate would have been had such Real Estate been subject to a lease rather than an EPR Senior First Mortgage.

“Requisite Disruption Lender” has the meaning specified in Section 2.13.

“Ryerson” means Ryerson University.

“Ryerson Reciprocal Agreement” means the agreement between Ryerson and Penex Metropolis Ltd. registered in the Land Titles Office on March 17, 1999 as Instrument No. CA591505, as amended by an agreement amending reciprocal agreement dated May 20, 2006 between Penex Metropolis Ltd. and Ryerson registered in the Land Titles Office on June 5, 2006 as Instrument AT1158013 as amended prior to the date hereof and assumed by the Property Nominee.

“Second Anniversary Date” means March 4, 2012.

“Security” has the meaning specified in Section 2.11.

“Secured Creditors” means, the Administrative Agent, the Lenders, the LC Lender, and their respective successors and assigns.

“Signage” means the Exterior Signage and the Interior Signage.

“Signage Licence” means the licence dated a date acceptable to the Administrative Agent between Metropolis and Signageco relating to the Signage.

“Signageco” means YongeDundas Signage Trust, and its successors and assigns.

“Subordination Agreement” means the subordination agreement dated the date hereof among the Administrative Agent (for and on behalf of the Lenders), Metropolis, Signageco and EPR in respect of all Intercompany Subordinated Debt.

“Subsidiary” means any corporation, association, partnership, trust or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding voting interests or other economic interest and which are consolidated with the parent.

“Substitute Lender” has the meaning specified in Section 2.07(4).

“Tangible Net Worth” means the equity of any Person as determined in accordance with GAAP, less the total book value of all assets of such Person properly classified as intangible assets under generally accepted accounting principles, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Asset Value” means without duplication, the sum of: (1) unrestricted cash and marketable securities held by EPR and its Subsidiaries; plus (2) Total Real Estate Value; plus (3) non-income producing real estate at cost of EPR and its Subsidiaries, plus (4) Concord Value.

“Total Debt” means with respect to EPR and any of its Subsidiaries, all Indebtedness, plus the face amount of any undrawn letters of credit, plus any Contingent Obligations.

“Total Real Estate Value” means EBITDA of EPR and its Subsidiaries for the most recent quarter, with pro forma adjustments for any assets acquired or sold during the relevant period, multiplied by four (4) (which is the annualization factor), and then divided by the applicable capitalization rate. Such capitalization rate shall be 10.00% for all Megaplex Movie Theatres and other Entertainment-Related Retail Improvements (including, without limitation, EPR Senior Property Loans secured by EPR Senior First Mortgages on Megaplex Movie Theatres or Entertainment-Related Retail Improvements) and 11% for assets that are not Megaplex Movie Theatres or other Entertainment-Related Retail Improvements.

“Total Secured Debt” means at any time, for EPR and its Subsidiaries, determined on a Consolidated basis, the sum of the following, but only if any Real Estate, or ownership interest of the owner thereof, is subject to a mortgage, deed of trust, deed to secure debt or similar instrument encumbering such Real Estate, or with respect to an owner of such Real Estate, a pledge of any equity interests in such Person with respect thereto: (i) all Indebtedness plus any other amounts that may constitute Indebtedness for borrowed money; (ii) the deferred purchase price of Real Estate (not including escrow deposits given in connection with any such purchase); (iii) all Capitalized Leases in which EPR or any of its Subsidiaries is the tenant; (iv) all obligations to reimburse any bank or other person in respect of amounts paid or to be paid under a letter of credit or similar instrument; and (v) all Guarantees of Indebtedness incurred by Persons, other than for Indebtedness already accounted for in the foregoing clauses (i) – (iv) hereof.

“Transaction” means (i) the acquisition by Metropolis of the Property and the Signage (and related assets) pursuant to the Agreement to Convey and Acquire and (ii) immediately thereafter, the acquisition by Signageco from Metropolis of the Signage (and related assets) pursuant to an agreement of purchase and sale dated a date acceptable to the Administrative Agent and in connection therewith the granting by Metropolis to Signageco of the Signage Licence.

“Tunnel Agreement” means the agreement between the City of Toronto and Penex Metropolis Ltd. dated August 2, 2007 with respect to, inter alia, the construction, maintenance and operation of the underground pedestrian tunnel connecting the Property and the Dundas subway station as assumed by the Property Nominee or a new agreement in respect thereof in form and substance satisfactory to the Administrative Agent.

Section 1.02 Gender and Number. Any reference in the Credit Documents to any gender includes all genders, and words importing the singular number only include the plural and vice versa.

Section 1.03 Interpretation not Affected by Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 1.04 Currency. All references in the Credit Documents to dollars, unless otherwise specifically indicated, are expressed in Canadian Dollars.

Section 1.05 Certain Phrases, etc. In any Credit Document (i) (a) the words “including” and “includes” mean “including (or includes) without limitation” and (b) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to (or until) but excluding”; and (iii) the phrase “the date of this Agreement”, “the date hereof” or a phrase of similar meaning means the date identified on the initial page of this Agreement, unless otherwise expressly stated.

Section 1.06 Accounting Terms.

(a) GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if EPR notifies the Lenders that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lenders notify EPR that the Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) FFO. If EPR notifies the Lenders that the definition of FFO has been amended by the Board of Governors of the National Association of Real Estate Investment Trusts after the date of this Agreement and that EPR requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in FFO or in the application thereof on the operation of such provision (or if the Lenders notify EPR that the Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in FFO or in the application thereof, then such provision shall be interpreted on the basis of FFO as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.07 Non-Business Days. Subject as otherwise provided in this Agreement, whenever any payment is stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

Section 1.08 Rateable Portion of Accommodations. Subject as otherwise provided in this Agreement, references in this Agreement to a Lender’s rateable portion of Advances and Drawings or rateable share of payments of principal, interest, fees or any other amount, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Administrative Agent. Each such determination by the Administrative Agent shall be prima facie evidence of such rateable share.

Section 1.09 Incorporation of Schedules. The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

Section 1.10 Cross-References. (1) A reference to any other document is a reference to that other document as amended, varied, restated or supplemented from time to time.

(2) Unless otherwise specified herein, a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.

Section 1.11 Conflict of Terms. If any provision contained in this Agreement conflicts with any provision contained in any other Credit Document, the provision contained herein shall govern and control.

ARTICLE 2

CREDIT FACILITY

Section 2.01 Availability. (1) Each Lender individually, and not jointly and severally (solidarily), agrees, on the terms and conditions of this Agreement, to make Accommodations in its rateable portion to the Borrowers in a maximum amount equal to such Lender’s Commitment. The Administrative Agent shall give each applicable Lender prompt notice of any Accommodation Notice received from a Borrower and of each applicable Lender’s rateable portion of any Accommodation.

(2) Accommodations under the Credit Facility shall be made available as BA Instruments and Canadian Prime Rate Advances. The initial Accommodations under the Credit Facility shall be available by way of Canadian Prime Rate Advances only.

Section 2.02 Commitments and Facility Limits.

(1) The Accommodations Outstanding under the Credit Facility shall not at any time exceed the lesser of (i) the Commitment; (ii) 55% of the appraisal value of the Property and the Signage (as specified in the Appraisal); and (iii) subject to Section 2.02(2), the Mortgageability Amount (as at the date hereof and thereafter as specified in the most recent Compliance Certificate as at the end of the most recently completed Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2010). The Accommodations Outstanding under the Credit Facility to each Lender shall not at any time exceed such Lender’s Commitment.

(2) If the Accommodations Outstanding under the Credit Facility exceed the Mortgageability Amount as at the end of the most recently completed Fiscal Quarter as specified in the most recently delivered Compliance Certificate (the difference between the Accommodations Outstanding and the Mortgageability Amount being the “Difference”), the Borrowers shall (i) repay amounts outstanding under the Credit Facility in an amount equal to or greater than the Difference; or (ii) provide the Administrative Agent with a letter of credit from a financial institution acceptable to the Administrative Agent in an amount equal to the Difference (and in form and substance satisfactory to the Administrative Agent (each a “Difference LC”)), in each case, within three (3) Business Days of the date of delivery of the applicable Compliance Certificate. In the event that any Difference exists for two (2) or more consecutive financial quarters, the Administrative Agent shall, on the direction of the Majority Lenders, draw an amount under the Difference LC equal to the Difference specified in the most recently delivered Compliance Certificate on the third Business Day immediately following the date of delivery of the applicable Compliance Certificate and apply such amount to the prepayment of Accommodations Outstanding, unless the Borrower has, prior to 11:00 a.m. EST on the second Business Day immediately following the date of delivery of the applicable Compliance Certificate repaid Accommodations Outstanding in an amount equal to or greater than the Difference specified in the most recently delivered Compliance Certificate. As soon as reasonably practicable after the date it has received written notice of, or is otherwise aware of, the occurrence of any Event of Default that is continuing, the Administrative Agent shall, on the direction of the Majority Lenders, draw the full amount of the Difference LC and apply such amount to the prepayment of Accommodations Outstanding. The Borrowers shall top-up the Difference LC in the event that the Difference as at the end of any Fiscal Quarter is greater than the amount of the Difference LC then held by the Administrative Agent in each case, within three (3) Business Days of the date of delivery of the applicable Compliance Certificate. In the event that there is no Difference for any two consecutive Fiscal Quarters or any Difference for any two consecutive Fiscal Quarters has been repaid as provided for above and provided no Default or Event of Default has occurred and is continuing, the Administrative Agent shall return the Difference LC to the Borrowers for cancellation. In the event that the Administrative Agent makes a drawing of the Difference and there exists any excess amount available for drawing under the Difference LC, no Default or Event of Default has occurred and is continuing and there exists no Difference as at the end of the Fiscal Quarter ended after the date of such drawing, the Administrative Agent shall deliver such Difference LC to the Borrower for cancellation.

(3) The Credit Facility shall be made available in one Accommodation to be made on the date hereof and any amount of the Commitment not drawn on the date hereof shall be permanently cancelled. The Credit Facility shall not revolve and any payment or prepayment under the Credit Facility may not be reborrowed and shall permanently reduce the Commitment.

Section 2.03 Use of Proceeds. The Borrower shall use the proceeds of Accommodations under the Credit Facility to fund the Transaction.

Section 2.04 Repayment. The Borrowers shall repay (subject as otherwise provided in this Agreement) the Accommodations Outstanding under the Credit Facility to the Administrative Agent for the rateable account of each Lender (and the Commitment of each such Lender shall be permanently cancelled) in the amounts and on the dates specified below, in each case, together with all accrued interest and fees and all other amounts payable to such Lender in connection therewith: (i) $1,250,000 (allocated to each Lender in accordance with its rateable share thereof) on each of the dates specified in Schedule 7; and (ii) all remaining Accommodations Outstanding to such Lender on the Relevant Repayment Date in respect of such Lender.

Section 2.05 Optional Prepayment. (1) The Borrowers may, subject to the provisions of this Agreement, prepay Accommodations Outstanding under the Credit Facility in whole or in part, upon three (3) Business Days’ notice to the Administrative Agent by an irrevocable notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment. In such case, the Borrowers shall pay to the Administrative Agent for the account of the Lenders in accordance with such notice the amount of such prepayment plus the Applicable Prepayment Premium. Each partial prepayment shall be in a minimum aggregate principal amount of $5,000,000 and, for payments of amounts in excess thereof, in integral multiples of $1,000,000.

(2) The Borrowers may, pursuant to this Section 2.05, prepay the amount of any Drawings, by depositing with the Administrative Agent the Face Amount of such Drawings to be held by the Administrative Agent in trust for the Lenders and irrevocably authorizing and directing the Administrative Agent to apply such amount on the maturity date for the relevant Drawing to the repayment of the relevant BA Instrument.

Section 2.06 Mandatory Prepayments. (1) The Borrowers shall prepay the Accommodations Outstanding under the Credit Facility and the Credit Facility shall be permanently reduced by an amount equal to the Net Cash Proceeds from the Disposition of the Property or the Signage, in whole or in part, promptly upon receipt thereof (other than a Permitted Disposition).

(2) The Borrowers shall prepay the Accommodations Outstanding under the Credit Facility and the Credit Facility shall be permanently reduced by an amount equal to the Net Proceeds of any Indebtedness secured by any Lien on the Property or the Signage or any interest therein or any equity interests issued by a Borrower (other than the proceeds of any equity interest issued by a Borrower that are used to make a Permitted Interest Payment), in each case, promptly upon receipt thereof. Upon a Disposition of a greater than 50% interest in the Property (other than a Permitted Disposition specified in clause (a) of the definition of “Permitted Disposition”) the Borrowers shall prepay all of the Accommodations Outstanding under the Credit Facility (together with all accrued interest thereon) and the Credit Facility shall be permanently reduced to nil.

(3) Subject to the Borrower applying all insurance monies received in respect of the Property or Signage, as the case may be, towards repairing, replacing, restoring or reinstating the Property or the Signage, including without limitation, to the extent required by any existing insurance policy, management agreement or lease, no later than five (5) Business Days following the date of receipt by a Borrower, any of its Subsidiaries, or the Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in an amount in excess of $1,000,000 related to the Property or the Signage, the applicable Borrower shall apply such Net Insurance/Condemnation Proceeds to the prepayment of Accommodations Outstanding under the Credit Facility in an aggregate amount equal to such Net Insurance/Condemnation Proceeds, unless, at or prior to such receipt, such proceeds have been expended or committed for the repair, replacement, restoration or reinstatement of the damaged, destroyed, or condemned property or assets pursuant to arrangements reasonably satisfactory to the Majority Lenders (including, insurance trust and disbursement arrangements, as applicable).

(4) The applicable Borrower shall pay a prepayment premium equal to the Applicable Prepayment Premium in respect of any amount of the Credit Facility prepaid pursuant to this Section 2.06.

Section 2.07 Extensions. (1) By notice in writing to the Administrative Agent given not more than ninety (90) days and not less than sixty (60) days prior to the Second Anniversary Date, the Borrowers may request each Lender to extend the Relevant Repayment Date in respect of each Lender for one additional period of 365 days. The Administrative Agent shall immediately advise each Lender of the requested extension.

(2) Each Lender shall advise the Administrative Agent and the Borrowers in writing as to whether it consents to such requested extension within twenty-one (21) days of receipt by the Administrative Agent from the Borrowers of the notice requesting such extension. If any Lender does not provide such notice within such time, such Lender shall be deemed to have refused the extension. Not more than three (3) Business Days following (i) the last day for receipt by the Administrative Agent of such notices; or (ii) if all of the Lenders shall have provided such notice, the day on which the last of such notices shall have been received by the Administrative Agent, the Administrative Agent shall advise each Lender as to whether (a) all Lenders have consented to such extension, or (b) there are Lenders that have refused, or have been deemed to have refused, such extension (each a “Non-Consenting Lender”) and the Non-Consenting Lender’s Commitment of such Non-Consenting Lenders.

(3) In accordance with this Section 2.07(3), each Lender consenting to an extension of the Relevant Repayment Date (a “Consenting Lender”) may offer, at such Consenting Lender’s sole discretion, to acquire all or any portion of the Lender’s Commitment and the Accommodations Outstanding of each Non-Consenting Lender by giving written notice to the Administrative Agent of the portion of the Lender’s Commitment of each Non-Consenting Lender (each a “Non-Consenting Lender’s Commitment”) and Accommodations Outstanding which such Consenting Lender is prepared to acquire. Such notice shall be given not more than five (5) Business Days following receipt by such Consenting Lender of the notice given by the Administrative Agent pursuant to Section 2.07(2). If more than one Consenting Lender gives notice to the Administrative Agent that it wishes to acquire all or a portion of the outstanding Non-Consenting Lender’s Commitments and Accommodations Outstanding, then, to the extent that the amount of such Non-Consenting Lender’s Commitments and Accommodations Outstanding which such Consenting Lenders wish to acquire exceeds the amount of the Non-Consenting Lender’s Commitments and Accommodations Outstanding, each of the Consenting Lenders shall be deemed to have offered to acquire its rateable portion (determined on a pro rata basis by the Administrative Agent according to the respective amounts of such Non-Consenting Lender’s Commitments and Accommodations Outstanding which such Consenting Lenders have indicated in such notices that they wish to acquire) of the Non-Consenting Lender’s Commitments and Accommodations Outstanding. The Administrative Agent shall give written notice of any such offer to the Borrower within three (3) Business Days following the expiry of the time for the Consenting Lenders to give notice of their offer to acquire, pursuant to this Section 2.07(3), of any portion of the Non-Consenting Lender’s Commitments and Accommodations Outstanding.

(4) If the Consenting Lenders have not offered to acquire all of the Non-Consenting Lender’s Commitments and Accommodations Outstanding, then the Borrowers may (i) arrange for one or more other financial institutions (each, a “Substitute Lender”) to offer to acquire the balance of such Non-Consenting Lender’s Commitments and Accommodations Outstanding pursuant to Section 16.01(b); or (ii) repay and cancel the Non-Consenting Lenders’ Commitments and Accommodations Outstanding that Consenting Lenders have not acquired and accept the balance of the Consenting Lenders’ Commitments.

(5) If one or more of the Consenting Lenders or Substitute Lenders (each, an “Acquiring Lender”) has given notice to the Administrative Agent that it offers to acquire all or a portion of a Non-Consenting Lender’s Commitment and Accommodations Outstanding pursuant to Section 2.07(3) or 2.07(4), the Administrative Agent shall be obligated to accept such offer by giving notice to each of the Acquiring Lenders setting out the amount of the Non-Consenting Lender’s Commitments and Accommodations Outstanding to be acquired by each of the Acquiring Lenders in accordance with Section 2.07(3) or 2.07(4) and of the date (the “Acquisition Date”) on which the acquisition shall be effective (which date shall be the Second Anniversary Date). At or before 10:00 a.m. (Toronto time) on the Acquisition Date, each of the Acquiring Lenders shall deposit with, or transfer to, the Administrative Agent at its specified office for the account of the Non-Consenting Lender an amount equal to the amount of the Accommodations Outstanding to be acquired by it pursuant to this Section 2.07(5), together with accrued and unpaid interest and Fees thereon and all other amounts payable to such Non-Consenting Lender (and each of the Consenting Lenders’ Commitments should be deemed to be so increased accordingly). Upon receipt of such amounts, the Administrative Agent shall disburse such amount to the Non-Consenting Lender against payment of the processing fee contemplated in Section 16.01 and delivery of Assignment and Assumption agreements. Any Non-Consenting Lender whose Non-Consenting Lender’s Commitment and Accommodations Outstanding are to be assumed by an Acquiring Lender shall execute all such documents (including an Assignment and Assumption agreement) as may be reasonably required by the Administrative Agent, the Borrower, the Acquiring Lender and any other Person pursuant to Section 16.01 to effect such Assignment and Assumption.

(6) Subject as provided in Section 2.07(7), in the event that the Borrowers have requested an extension of the Relevant Repayment Date pursuant to Section 2.07(1), and (i) such extension has been agreed to by all Lenders, then the Relevant Repayment Date in respect of each such Lender shall be extended for a period of 365 days; or (ii) such extension has been consented to by some, but not all, of the Lenders, then at the option of the Borrowers (A) the Borrowers may elect not to extend the Relevant Repayment Date with respect to any Lender; or (B) (a) with respect to the Consenting Lenders, the Relevant Repayment Date in respect of each such Consenting Lender shall be extended for a period of 365 days; and (b) with respect to the Non-Consenting Lenders, the Relevant Repayment Date in respect of each such Non-Consenting Lender shall not be extended and the Borrower shall on the Relevant Repayment Date repay all Accommodations Outstanding of such Non-Consenting Lender under the Credit Facility and thereupon reduce such Non-Consenting Lender’s Commitment to nil, all without affecting the Lender’s Commitment of any other Lender.

(7) Where the aggregate of the Non-Consenting Lender’s Commitments which Acquiring Lenders have not agreed to acquire pursuant to Section 2.07(3) or (4), as the case may be, exceeds 33 1/3% of the aggregate amount of the Commitment, then the agreements contemplated by Section 2.07(5) shall not be effective, the transactions for the acquisition and sale of the Non-Consenting Lender’s Accommodations Outstanding shall not take place, and the Relevant Repayment Date shall not be extended in respect of any Lender.

(8) The extension of the Relevant Repayment Date in respect of any Lender is subject to the conditions precedent that (i) the representations and warranties in Section 6.01 are true and correct in all material respects as if they were made on the date specified in Section 6.01, except representations and warranties which relate to an earlier date, which shall be true and correct in all material respects as of such date; and each extension of the Relevant Repayment Date shall be deemed to constitute a representation and warranty that on such date such representations and warranties are true and correct; (ii) no Default or Event of Default has occurred and is continuing; and (iii) payment of an extension fee to each Consenting Lender and Acquiring Lender of 50 bps of the amount of the Commitment of such Lender so extended or acquired as applicable (and without duplication).

Section 2.08 Fees. The Borrowers shall pay to the Administrative Agent for its own account an administrative agent fee in the amount and in the manner agreed to by the Borrowers and the Administrative Agent.

Section 2.09 Payments under this Agreement. (1) Unless otherwise expressly provided in this Agreement, the Borrowers shall make any payment required to be made by it to the Administrative Agent for its own account or for the account of any other Lender by depositing the amount of the payment in the relevant currency to the applicable Borrower’s Account not later than 12:00 noon (Toronto time) on the date the payment is due without deduction for set-off or counterclaim. The Borrowers shall make each such payment in Canadian Dollars. The Administrative Agent shall distribute to each applicable Lender, promptly on the date of receipt by the Administrative Agent of any payment, an amount equal to the amount then due to such applicable Lender. The Borrowers hereby authorize and direct the Administrative Agent to automatically debit either Borrower’s Account to effect such distribution. Any amount received by the Administrative Agent for the account of the Lenders shall be held in trust for their benefit until distributed.

(2) Unless otherwise expressly provided in this Agreement, the Administrative Agent shall make amounts available and other payments to the Borrowers under this Agreement by crediting the applicable Borrower’s Account (or causing the applicable Borrower’s Account to be credited) with the amount of the payment in the relevant currency with good value on the date the amount is to be made available or the payment is to be made.

(3) The Borrowers shall pay to each Lender on demand any amounts required to compensate the Lender for any loss suffered or incurred by it as a result of: (i) the failure of a Borrower to give any notice in the manner and at the times required by this Agreement; (ii) the failure of a Borrower to effect an Accommodation in the manner and at the time specified in any Accommodation Notice; (iii) any payment being made in respect of a BA Instrument other than on the maturity applicable to it; or (iv) the failure of a Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement. Written notice as to the amount of any such loss submitted in good faith by a Lender to the applicable Borrower shall be prima facie evidence of such amount.

Section 2.10 Application of Payments and Prepayments. (1) Each repayment or prepayment received by the Administrative Agent pursuant to Section 2.05, Section 2.06 or otherwise shall be applied to the repayment of Accommodations Outstanding under the Credit Facility to each Lender in accordance with its Applicable Percentage thereof.

(2) All amounts received by the Administrative Agent from or on behalf of a Borrower and that are to be applied by the Administrative Agent to the Accommodations Outstanding and other amounts payable to the Administrative Agent and the Lenders under the Credit Documents and not previously applied pursuant to this Agreement shall be applied by the Administrative Agent as follows (i) first, in reduction of the Borrower’s obligation to pay any unpaid interest and any Fees which are due and owing; (ii) second, in reduction of the Borrower’s obligation to pay any claims or losses referred to in Sections 9.01 and 9.02; (iii) third, in reduction of the Borrower’s obligation to pay any amounts due and owing on account of any unpaid principal amount of Advances which are due and owing and any other unpaid Accommodations Outstanding which are due and owing; (iv) fourth, in reduction of any other obligation of the Borrowers under this Agreement and the other Credit Documents; and (v) fifth, to the Borrowers or such other Persons as may lawfully be entitled to or directed to receive the remainder.

Section 2.11 Guarantees and Security. (1) On or prior to the initial Accommodation under the Credit Facility, the Credit Parties shall provide or cause to be provided, or shall have made arrangement satisfactory to the Administrative Agent for there to be provided, as the case may be, as continuing collateral security for the present and future indebtedness and liability of the Credit Parties to the Secured Creditors, as applicable, hereunder and under the other Credit Documents, the following guarantees and security (together with any other guarantees or security delivered by a Credit Party or any other Person in connection herewith, the “Security”), in form and substance satisfactory to the Administrative Agent, together with any relevant power of attorney, registrations, filings and other supporting documentation deemed necessary by the Administrative Agent or its counsel to perfect the same or otherwise in respect thereof (it being acknowledged and agreed that the obligations of the Credit Parties to the Secured Creditors pursuant to the Credit Documents are to rank pari passu with one another):

(i) first ranking fixed charge debenture of the lands and improvements comprising the Property made by the Property Nominee in favour of the Administrative Agent in the principal amount of $120,000,000, subject only to Permitted Encumbrances, (provided that notwithstanding the amount of this debenture, it is acknowledged that there is to be no commitment of the Lenders to provide credit to the Borrowers in excess of the Commitment, unless agreed to in writing among the parties hereto);

(ii) first ranking general assignment of leases and rents by the Property Nominee in favour of the Administrative Agent, supported by tenant estoppel certificates specified in Schedule 2.11(1)(ii);

(iii) first ranking general security agreement from Metropolis and the Property Nominee in favour of the Administrative Agent constituting a first priority security interest in respect of all personal property located in, on or at, acquired or used in connection with, arising from, or otherwise relating to, the Property, subject only to Permitted Encumbrances;

(iv) first ranking general security agreement from Signageco in favour of the Administrative Agent constituting a first priority security interest in respect of all personal property located in, on or at, acquired or used in connection with, arising from, or otherwise relating to, the Signage, subject only to Permitted Encumbrances;

(v) assignment of insurance proceeds from Metropolis and the Property Nominee and Signageco in respect of the Property and the Signage in favour of the Administrative Agent in form and substance satisfactory to the Administrative Agent and the Administrative Agent’s third party insurance risk consultant, and with the Administrative Agent, on behalf of the Lenders, identified as first mortgagee and loss payee and as additional insured on all insurance in respect of the Property and the Signage;

(vi) first ranking general assignment from Metropolis and the Property Nominee and Signageco of all Material Contracts in respect of the Property and the Signage;

(vii) a specific assignment of the management contracts in respect of each of the Property and the Signage (such specific assignments to provide subordination of the manager’s interest (in bankruptcy or insolvency) and termination rights satisfactory to the Lenders);

(viii) a beneficial owner authorization, direction and charge from Metropolis in respect of the Property and other assets secured by the Property Nominee;

(ix) title insurance in respect of the Property (including the fixed charge debenture and first ranking general assignment of leases and rents);

(x) a pledge of all equity interests (including for greater certainty, trust units) in each of the Borrowers and of all Intercompany Subordinated Debt;

(xi) a guarantee from the Parent Guarantor (the “Parent Guarantee”) of all of the obligations of the Borrowers and the Property Nominee hereunder and under the other Credit Documents;

(xii) a guarantee from each Borrower (the “Borrower Guarantees”) of all of the obligations of the other Borrower hereunder and under the other Credit Documents; and

(xiii) such further security as the Administrative Agent and its counsel may reasonably require.

(2) Each Credit Party will from time to time at their expense duly authorize, execute and deliver (or cause to be authorized, executed and delivered) to the Administrative Agent such further instruments and documents and take such further action as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Administrative Agent and Lenders by the Credit Documents and of the rights and remedies therein granted to the Administrative Agent and Lenders including the filing of financing statements or other documents under any applicable Law with respect to the Liens created thereby. Each Credit Party acknowledges that the Credit Documents have been prepared on the basis of applicable Law in effect on the date hereof, and that changes to applicable Law may require the execution and delivery of different forms of documentation, and accordingly the Administrative Agent shall have the right (acting reasonably) to require that the Credit Documents be amended, supplemented or replaced (and each Credit Party shall authorize, execute and deliver to the Administrative Agent any such amendment, supplement or replacement reasonably requested by the Administrative Agent with respect to any of the Credit Documents) within 10 days of written request therefor: (i) to reflect any change in applicable Law, whether arising as a result of statutory amendments, court decisions or otherwise; (ii) to facilitate the creation and registration of appropriate forms of security in applicable jurisdictions; or (iii) to confer upon the Administrative Agent and Lenders liens similar to the Liens created or intended to be created by the Credit Documents.

(3) The Lenders hereby grant authority to the Administrative Agent to execute such documents and agreements as may be necessary to give effect to any Permitted Disposition.

(4) All proceeds received by the Administrative Agent or any other Secured Creditor from or in respect of any realization of Security, any judgment against a Credit Party, any other realization of a Credit Party’s property or other assets charged by the Security, any set-off or combination of accounts in respect of any credit balance, any recovery, distribution or payment arising out of any bankruptcy of a Credit Party or any proposal or re-organization, plan of arrangement, liquidation, winding-up or similar proceeding involving a Credit Party, shall be paid to the Administrative Agent, and, upon receipt shall be allocated from time to time by the Administrative Agent as follows:

(a) firstly, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including the reasonable fees and expenses incurred by the Administrative Agent and its agents and the reasonable fees and expenses of the Administrative Agent’s counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Credit Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) secondly, without duplication of amounts applied pursuant to clause (a) above, to the payment in full in cash, pro rata, of interest, principal and other obligations under the Credit Documents in each case equally and rateably in accordance with the respective amounts thereof then due and owing; and

(c) thirdly, the balance, if any, to the person lawfully entitled thereto or as a court of competent jurisdiction may direct.

If, at any time, the Administrative Agent or any other Secured Creditor receives any amount in excess of the amount to which it is entitled in accordance with the provisions of this Section 2.11(4), the Administrative Agent or such other Secured Creditor, as applicable, shall promptly pay such amount to the other Secured Creditors or such other Person as is or are entitled thereto.

Section 2.12 Computations of Interest and Fees.

(1) All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable and on the basis of a year of 365 or 366 days, as the case may be.

(2) All computations of Fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days occurring in the period for which such fees are payable.

(3) For purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 365 or 366 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 2.13 Inability to Determine Interest Rate for Drawings and Canadian Prime Rate Advances.

(1) If: (i) in respect of Drawings, by 2:00 pm (Toronto time) on the Business Day immediately preceding the proposed Drawing Date selected by a Borrower in its Drawing Notice; or (ii) in respect of any outstanding Canadian Prime Rate Advance, by 2:00 pm (Toronto time) on any date; in connection therewith: (A) the Reference Discount Rate is unavailable (in which case each Lender shall be deemed to be a Requisite Disruption Lender and to have provided a Market Disruption Notice); or (B) the Requisite Disruption Lenders shall have delivered to the Administrative Agent written notice that the cost to such Lenders of funding in the relevant interbank market (as determined by each Requisite Disruption Lender, acting reasonably in the context of then current market conditions) would be in excess of (y) the Reference Discount Rate in respect of such Lender, or (z) the rate specified in clause (i) of the definition of Canadian Prime Rate; the Administrative Agent will promptly so notify the Borrowers and each relevant Lender as soon as practicable thereafter.

(2) If a notice is provided by the Requisite Disruption Lenders pursuant to Section 2.13(1), in respect of any applicable Drawings the Borrowers may revoke the relevant Drawing Notice or change the contract maturity date in respect of the requested Drawing (but subject to the applicable notice period required in respect of such Drawings required by the terms of this Agreement) or, if not so revoked or if the change in contract maturity date would not remove the circumstance giving rise to the Market Disruption Event, then: (A) any Drawing requested to be made on such Drawing Date; (B) any Advances that were to have been converted on such Drawing Date to Drawings; and (C) any outstanding Drawings, on the last day of the then current contract period; shall, in each case, be made, converted or continued, as the case may be, as a Canadian Prime Rate Advance.

(3) If a Market Disruption Event has occurred and is continuing, the Canadian Prime Rate in respect of the applicable Requisite Disruption Lenders shall be the greater of: (a) the Canadian Prime Rate; and (b) the Market Disruption Rate.

(4) If a Market Disruption Event occurs and the applicable Borrower so requires, each of the Requisite Disruption Lenders and such Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing to a substitute basis for determining the applicable rate of interest. Any substitute basis agreed upon by a Requisite Disruption Lender and the applicable Borrower pursuant to the foregoing sentence shall be binding on such Requisite Disruption Lender and the Borrower.

(5) Each Market Disruption Event shall be deemed to be no longer effective: (i) if Canadian Prime Rate Advances are made pursuant to Section 2.13(2) above, the date which is 30 days after such Canadian Prime Rate Advances are made; or (ii) if Canadian Prime Rate

Advances are outstanding and are the subject of a Market Disruption Notice, the date that is 30 days after the giving of such Market Disruption Notice; provided that nothing contained in this Section 2.13(5) shall in any way affect any Lender’s right to provide any additional Market Disruption Notices (including for purposes of extending an existing Market Disruption Notice) as provided for in Section 2.13(1) above.

(6) For purposes of this Section 2.13, the following terms shall have the following meanings:

“Market Disruption Event” means the occurrence of any of the events, conditions or circumstances described in Section 2.13(1) pursuant to which Requisite Disruption Lenders have provided (or have been deemed to have provided)a Market Disruption Notice in accordance with the provisions of Section 2.13(1).

“Market Disruption Notice” means a notice given (or deemed to have been given) pursuant to Section 2.13(1).

“Market Disruption Rate” means, in respect of any applicable Requisite Disruption Lender: (i) if the Borrower and a Requisite Disruption Lender have not agreed to an alternate rate pursuant to Section 2.13(4), the rate per annum notified to the Administrative Agent by such Requisite Disruption Lender corresponding to the cost to such Requisite Disruption Lender of funding its rateable share of the applicable Advances to a maximum of the sum of (A) the greater of (y) the Reference Discount Rate for Canadian Dollar Banker’s Acceptances having a term of one month immediately prior to the applicable Market Disruption Event, and (z) 2% per annum, plus (B) 200 bps.; or (ii) if the Borrower and a Requisite Disruption Lender have agreed to an alternate rate pursuant to Section 2.13(4), the rate per annum agreed to by the Borrowers and such Requisite Disruption Lender pursuant to Section 2.13(4) to a maximum of the sum of (A) the greater of (y) the Reference Discount Rate for Canadian Dollar Banker’s Acceptances having a term of one month immediately prior to the applicable Market Disruption Event, and (z) 2% per annum, plus (B) 200 bps.

“Requisite Disruption Lenders” means, at any time, Lenders representing at such time more than 40% of the Commitment at such time.

ARTICLE 3

ADVANCES

Section 3.01 The Advances. (1) Each Lender severally agrees, in accordance with the terms and conditions of this Agreement and in accordance with the applicable Borrowing Notice, to make Advances to the applicable Borrower from time to time on any Business Day prior to the Relevant Repayment Date.

(2) Each relevant Borrowing under the Credit Facility shall consist of the same Advances made to the applicable Borrower on the same day by the Lenders in accordance with each Lender’s relevant rateable portion. Each requested Advance shall be in the minimum aggregate amount and in an integral multiple of the amount set forth in Schedule 4.

Section 3.02 Procedure for Borrowing. Each Borrowing shall be made on the number of days prior notice specified in Schedule 4, given not later than 10:00 a.m. (Toronto time) by the applicable Borrower to the Administrative Agent. Each notice of a Borrowing (a “Borrowing Notice”) shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the Borrower and shall specify (i) the requested date of the Borrowing; and (ii) the aggregate amount of the Borrowing. Upon receipt by the Administrative Agent of funds from the applicable Lenders and fulfilment of the applicable conditions set forth in Article 5, the Administrative Agent will make such funds available to the applicable Borrower in accordance with Article 2.

Section 3.03 Conversions and Rollovers Regarding Advances. (1) A Borrower may elect to convert any Advance outstanding, or any portion thereof in the minimum aggregate amount referred to in Section 3.01(2) to another type of Accommodation as of any Business Day.

(2) Each election to convert an Advance into another type of Accommodation shall be made on the number of days prior notice specified in Schedule 4 given, in each case, not later than 10:00 a.m. (Toronto time) by the applicable Borrower to the Administrative Agent. Each such notice (an “Interest Rate Election Notice”) shall be given substantially in the form of Schedule 2 and shall be irrevocable and binding upon the Borrower.

Section 3.04 Interest on Advances. The applicable Borrower shall pay interest on the unpaid principal amount of each Canadian Prime Rate Advance from the date of such Canadian Prime Rate Advance (or conversion of another type of Accommodation into such Canadian Prime Rate Advance) until the date on which the principal amount of the Advance is repaid in full (or is converted into another type of Accommodation) at a rate per annum equal at all times to the Canadian Prime Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in arrears (i) on the first Business Day of each month in each year; and (ii) on the day on which such Canadian Prime Rate Advance becomes due and payable in full pursuant to the provisions hereof. Any amount of principal of, or interest on, any such Canadian Prime Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall be payable on demand and shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, at a rate per annum equal to the Canadian Prime Rate in effect from time to time plus the Applicable Margin plus, to the extent permitted by law, 2%.

ARTICLE 4

BA INSTRUMENTS

Section 4.01 Acceptances and Drafts. (1) Each Lender severally agrees, in accordance with the terms and conditions of this Agreement and in accordance with the applicable Drawing Notice, from time to time on any Business Day prior to the Relevant Repayment Date (i) in the case of a Lender which is willing and able to accept Drafts, to create acceptances (“Banker’s Acceptances”) by accepting Drafts and to purchase such Banker’s Acceptances in accordance with Section 4.03(2); and (ii) in the case of a Lender which is unwilling or unable to accept Drafts, to purchase completed Drafts (which have not been and will not be accepted by the Lender or any other Lender) in accordance with Section 4.03(2).

(2) Each requested Drawing shall be in the minimum aggregate Face Amount and in an integral multiple of the amount set forth in Schedule 4 and shall consist of the creation and purchase of Banker’s Acceptances or the purchase of Drafts on the same day, in each case for the applicable Drawing Price, by the Lenders in accordance with Section 4.03 and their respective Lender’s Commitment.

(3) The aggregate Face Amount of the Banker’s Acceptances to be created and purchased by a Lender or Drafts to be purchased by a Lender on any Drawing Date (upon a conversion or otherwise), shall be determined by the Administrative Agent based upon each Lender’s rateable portion of the Drawing, except that, if the Face Amount of any Banker’s Acceptance to be created and purchased or Draft to be purchased, determined as aforesaid, would not be in an integral multiple of Cdn. $100,000, the Administrative Agent in its sole discretion may increase such Face Amount to the nearest whole multiple of Cdn. $100,000 or may reduce such Face Amount to the nearest whole multiple of Cdn. $100,000.

Section 4.02 Form of Drafts. Each Draft presented by a Borrower shall (i) be in an integral multiple of Cdn. $100,000; (ii) be dated the date of the Drawing; and (iii) mature and be payable by the Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately 1, 2, 3 or 6 months, at the election of the Borrower, after the Drawing Date and on or prior to the earliest Relevant Repayment Date.

Section 4.03 Procedure for Drawing. (1) Each Drawing shall be made on notice (a “Drawing Notice”) given by the Borrower to the Administrative Agent not later than 11:00 a.m. (Toronto time) on the number of days notice specified in Schedule 4. Each Drawing Notice shall be in substantially the form of Schedule 3, shall be irrevocable, except as provided in Section 2.13(2) and Section 4.06(1), shall be binding on the applicable Borrower and shall specify (i) the Drawing Date; (ii) the aggregate Face Amount of Drafts to be accepted, if applicable, and purchased; and (iii) the term thereof.

(2) Not later than 12:00 noon (Toronto time) on an applicable Drawing Date, each Lender shall complete one or more Drafts in accordance with the Drawing Notice and either (i) accept the Drafts and purchase the Banker’s Acceptances so created for the Drawing Price; or (ii) purchase the Drafts for the Drawing Price. In each case, upon receipt by the Administrative Agent of funds from the Lenders on account of the Drawing Price and upon fulfilment of the applicable conditions set forth in Article 6, the Administrative Agent shall make such funds available to the applicable Borrower in accordance with Section 2.09(2).

(3) The applicable Borrower shall, at the request of any Lender, issue one or more non-interest bearing, promissory notes (each a “BA Equivalent Note”) payable on the maturity date of any unaccepted Draft referred to above, in such form as the Lender may reasonably specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Draft which the Lender has purchased in accordance with Section 4.03(2).

(4) Banker’s Acceptances, Drafts and BA Equivalent Notes purchased by a Lender may be held by it for its own account until the maturity date thereof or sold by it at any time prior to that date in any relevant Canadian market in such Lender’s sole discretion.

Section 4.04 Presigned Draft Forms. (1) Subject to paragraph (2) of this Section 4.04, in order to enable the Lenders to create Banker’s Acceptances or complete Drafts in the manner specified in this Article 4, each Borrower shall supply each Lender or its agent with such number of Drafts as it may reasonably request, duly signed on behalf of the Borrower. Each Lender hereby indemnifies the applicable Borrower against any loss or improper use thereof by such Lender or its agents, will exercise and cause its agents to exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by the applicable Borrower, promptly advise the Borrower of the number and designations, if any, of uncompleted Drafts held by it or its agents for the Borrower. The signature of any officer of the applicable Borrower on a Draft may be mechanically reproduced and any BA Instrument bearing a facsimile signature shall be binding upon the Borrower as if it had been manually signed. Even if the individuals whose manual or facsimile signature appears on any BA Instrument no longer hold office at the date of its acceptance by the Lender or at any time after such date, any BA Instrument so signed shall be valid and binding upon the applicable Borrower. No Lender shall be liable for its failure to accept a Draft as required hereby if the cause of such failure is, in whole or in part, due to the failure of the applicable Borrower to provide Drafts to such Lender on a timely basis.

(2) Each Borrower hereby irrevocably appoints each Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, any BA Instrument necessary to enable each Lender to make Drawings in the manner specified in this Article 4. All BA Instruments signed or endorsed on the applicable Borrower’s behalf by a Lender shall be binding on the applicable Borrower, all as if duly signed or endorsed by the Borrower. Each Lender shall (i) maintain a record with respect to any BA Instrument completed in accordance with this Section 4.04(2), voided by it for any reason, accepted and purchased or purchased or, in the case of a BA Equivalent Note, exchanged for another BA Instrument by it pursuant to this Section 4.04, and cancelled at its respective maturity; and (ii) retain such records in the manner and for the statutory periods provided by Laws which apply to such Lender and make such records available to the applicable Borrower acting reasonably. On request by the applicable Borrower, a Lender shall cancel and return to the possession of the applicable Borrower all BA Instruments which have been pre-signed or pre-endorsed on behalf of the applicable Borrower and which are held by such Lender and are not required to make Drawings in accordance with this Article 4.

Section 4.05 Payment, Conversion or Renewal of BA Instruments. (1) Upon the maturity of a BA Instrument, the applicable Borrower may (i) elect to issue a replacement Banker’s Acceptance or Draft by giving a Drawing Notice in accordance with Section 4.03(1); (ii) elect to have all or a portion of the Face Amount of the BA Instrument converted to an Advance (provided that in the case of a conversion of a portion only of the Face Amount of the BA Instrument, the remaining Face Amount, if any, of such BA Instrument shall not be less than the minimum Face Amount set forth in Schedule 4) by giving a Borrowing Notice in accordance with Section 3.02; or (iii) pay, on or before 12:00 noon (Toronto time) on the maturity date for the BA Instrument, an amount in Canadian Dollars equal to the Face Amount of the BA Instrument (notwithstanding that a Lender may be the holder of it at maturity). Any such payment shall satisfy the applicable Borrower’s obligations under the BA Instrument to which it relates and the relevant Lender shall (a) then be solely responsible for the payment of the BA Instrument, and (b) thereafter indemnify the applicable Borrower from any loss, cost or expense suffered by or imposed upon the Borrower in respect of any claim from a holder of such BA Instrument that the applicable Borrower is liable for payment thereunder or any payment by the applicable Borrower in connection with such claim.

(2) If a Borrower fails to pay any BA Instrument when due or request a replacement in the Face Amount of such BA Instrument pursuant to Section 4.05(1), the unpaid amount due and payable shall be converted to a Canadian Prime Rate Advance and shall bear interest calculated and payable as provided in Article 3. This conversion shall occur as of the maturity date of the BA Instrument and without any necessity for the Borrower to give a Borrowing Notice.

Section 4.06 Circumstances Making Banker’s Acceptances Unavailable. (1) If, by reason of circumstances affecting the money market generally, as determined by the Administrative Agent, there is no market for Banker’s Acceptances and Drafts, (i) the right of the Borrower to request a Drawing shall be suspended until the circumstances causing a suspension no longer exist; and (ii) any Drawing Notice which is outstanding shall be deemed to be a Borrowing Notice requesting a Canadian Prime Rate Advance unless it has been revoked by the Borrower before the specified Drawing Date.

(2) The Administrative Agent shall promptly notify each Borrower of the suspension of such Borrower’s right to request a Drawing and of the termination of any such suspension.

ARTICLE 5

CONDITIONS OF LENDING

Section 5.01 Conditions Precedent to the Initial Accommodation. The initial Accommodation under the Credit Facility is subject to fulfilment of the following conditions precedent (in each case, except as specified in Schedule 10):

(a) the Administrative Agent has received, in form and substance satisfactory to the Administrative Agent and its counsel, acting reasonably and in sufficient quantities for each Lender and the Administrative Agent:

(A)	a certificate of a senior officer of the Parent Guarantor, each Borrower and the Property Nominee, as applicable, attaching (i) articles of incorporation and by-laws, declaration of trust or other applicable constating documents; (ii) resolutions, minutes of meetings, or other necessary enabling authorizations of the board of directors, trustee(s) or other applicable body approving the borrowing (in the case of the Borrowers) and other matters contemplated by this Agreement and approving the entering into and completion of all transactions contemplated by the other Credit Documents to which it is a party; and (iii) all other instruments evidencing necessary action of the Borrowers, the Parent Guarantor and the Property Nominee with respect to such matters,

(B)	a certificate of incumbency of a senior officer or other representative satisfactory to the Administrative Agent of the Borrowers, the Parent Guarantor and the Property Nominee certifying the names and true signatures of the officers or other representatives of each such Person authorized to sign Credit Documents to which such Person is a party,

(C)	a certificate of status or similar certificate with respect to the Borrowers, the Parent Guarantor and the Property Nominee issued by the appropriate Governmental Authority of the jurisdiction of its incorporation or formation, dated a date reasonably close to the date hereof,

(D)	favourable opinions of counsel for the Borrowers, the Parent Guarantor and the Property Nominee in form and substance satisfactory to the Administrative Agent,

(E)	executed copies of this Agreement, the Parent Guarantee, the Borrower Guarantees and the Security; and

(F)	a certificate of a senior officer of Metropolis attaching a copy of (i) each Material Contract in effect as of the date hereof; (ii) the Agreement to Convey and Acquire (together with the order of the Superior Court of Ontario authorizing such agreement and the conveyance of the Property and the Signage to the Borrowers); and (iii) each Major Lease;

(b) all reasonable fees and other amounts (including the reasonable legal fees and disbursements of Osler, Hoskin & Harcourt LLP) then payable under the Credit Documents, including all reasonable out-of-pocket expenses of the Administrative Agent, have been paid in full;

(c) satisfactory review of the legal and organizational structure of the Borrowers, the Parent Guarantor and the Property Nominee;

(d) a certificate of a senior officer of (i) the Parent Guarantor certifying that before and after giving effect to the incurrence of debt in connection herewith, the Parent Guarantor is in compliance with the financial covenants specified in Section 7.03 and that no Default or Event of Default has occurred or will occur as a result thereof; and (ii) each Borrower certifying that before and after giving effect to the incurrence of debt in connection herewith, no Default or Event of Default has occurred or will occur as a result thereof, in each case, together with supporting calculations;

(e) due execution and delivery of the Credit Documents;

(f) evidence of all necessary authorisations and approvals;

(g) the absence of any material adverse change in the business or financial condition of the Borrowers, the Property Nominee, the Property, the Signage or EPR and its Subsidiaries taken as a whole;

(h) the absence of litigation or other claims against any of the Borrowers, the Property Nominee, the Property, or the Signage;

(i) the absence of litigation or other claims which could reasonably be expected to have a Material Adverse Effect;

(j) the absence of any Indebtedness of the Borrowers or the Property Nominee other than Intercompany Subordinated Debt and the Indebtedness incurred pursuant to the RBC LC Documents;

(k) arrangements satisfactory to the Lenders for (i) the vesting of title to the Property in Metropolis and/or the Property Nominee; (ii) the vesting of title/ownership of the Signage in Metropolis; and (iii) the transfer of title/ownership of the Signage to Signageco;

(l) satisfactory completion of all due diligence investigations by the Lenders in respect of the Property and the Signage including, as applicable, but not limited to: (i) site visit; (ii) satisfactory review of insurance coverage by the Lenders’ independent insurance consultant; (iii) satisfactory lease review (iv) satisfactory review of a phase I environmental report which report shall include reliance in favour of the Administrative Agent on behalf of the Lenders; (v) satisfactory review of a property condition assessment report which report shall include reliance in favour of the Administrative Agent on behalf of the Lenders; (vi) satisfactory review and approval of all management agreements and any other material agreements for the Property and the Signage; (vii) satisfactory review of a current appraisal report for the Property and the Signage completed by an AACI designated appraiser acceptable to the Lenders , indicating an aggregate value of the Property and the Signage of not less than $182,000,000, which report shall include reliance in favour of the Administrative Agent on behalf of the Lenders (the “Appraisal’);

(m) delivery to the Administrative Agent of (i) audited financial statements of EPR for the Fiscal Years ending December 31, 2007 and December 31, 2008; and (ii) unaudited financial statements of EPR for the Fiscal Quarter ending September 30, 2009 (including year to date financials as then ended);

(n) delivery to the Lenders of, and satisfaction of the Lenders with, a 2 year pro forma balance sheet and income statement of each of the Borrowers;

(o) in respect of the Major Leases specified in clause (a) of the definition of Major Leases, a notice of lease shall be registered on title in priority to the Administrative Agent’s mortgage or the applicable tenant and the Administrative Agent shall have entered into an attornment agreement;

(p) an agreement between Ryerson and the Administrative Agent with respect to the Ground Lease in form acceptable to the Administrative Agent acting reasonably;

(q) confirmation from each party (other than the Credit Parties) to the Material Contracts and Permitted Encumbrances (other than (i) the general Permitted Encumbrances listed in Part 1 of Schedule 7.02(a), (ii) leases/subleases, notices of leases/subleases, charges of leases/subleases and any registrations relating to assignments of the foregoing, (iii) plans and plan boundary related registrations, (iv) registrar’s orders with respect to descriptions, (v) any planning act consents, (vi) any instruments registered on title to the Leasehold Lands that are not also registered against title to any other portion of the Lands; (vii) the Signage Licence and the Material Contracts that are Signage contracts; (viii) those Permitted Encumbrances in respect of which the Credit Parties have used commercial reasonable efforts to obtain confirmations prior to the date hereof but have not been able to obtain such confirmations; (ix) any new agreements entered into or in connection with closing; and (x) those listed in Schedule 10) confirming that such Material Contract or Permitted Encumbrance is in good standing and has been complied with to date, which confirmation may be included in agreements with the Credit Parties;

(r) such other documents and instruments as are customary for transactions of this type or as the Administrative Agent may reasonably request; and

(s) completion of all other legal and business due diligence as are customary for transactions of this nature.

Section 5.02 Conditions Precedent to All Accommodations. (1) The obligation of each Lender to make Accommodations or otherwise give effect to any Accommodation Notice is subject to fulfilment of the following conditions at the time of any Accommodation Notice or Accommodation, as the case may be:

(a) the Administrative Agent shall have received an Accommodation Notice (when required) from the Borrower in form and substance satisfactory to the Administrative Agent acting reasonably;

(b) no Default or Event of Default has occurred and is continuing or would arise immediately after giving effect to or as a result of the Accommodation;

(c) the representations and warranties of the Credit Parties contained in Section 6.01 are true and correct in all material respects on the date of the Accommodation as if they were made on that date, except representations and warranties which relate to an earlier date, which shall be true and correct in all material respects as of such date; and

(d) the Accommodation will not violate any applicable Law.

(2) Each of the giving of any Accommodation Notice by a Borrower and the acceptance by a Borrower of any Accommodation shall be deemed to constitute a representation and warranty by the Credit Parties that, on the date of such Accommodation, the statements set forth in Section 5.02(1)(b) and (c) are true and correct.

Section 5.03 No Waiver. The making of an Accommodation or otherwise giving effect to any Accommodation Notice, without the fulfilment of one or more conditions set forth in Section 5.01 or 5.02, as applicable, shall not constitute a waiver of any condition and the Administrative Agent and the Lenders reserve the right to require fulfilment of such condition in connection with any subsequent Accommodation Notice or Accommodation.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Credit Party represents and warrants to each Lender and the Administrative Agent, acknowledging and confirming that each Lender and the Administrative Agent is relying on such representations and warranties without independent inquiry in entering into this Agreement and providing Accommodations that:

(a) Incorporation and Qualification.

(i) EPR as a REIT. EPR is a Maryland real estate investment trust duly organized pursuant to an Amended and Restated Declaration of Trust filed with the Maryland Department of Assessments and Taxation, and is in good standing under the laws of Maryland. EPR conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. EPR (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and duly authorized to do business in the jurisdictions where a failure to be so qualified could have a materially adverse effect on the business, assets or financial condition of EPR. EPR has not taken any action that would prevent it from maintaining its qualification as a REIT for its tax year ending December 31, 2009, or as of the date of this Agreement, from maintaining such qualification at all times during the term of the Credit Facility.

(ii) Borrowers. Each Borrower (i) is a Delaware trust duly organized pursuant to a trust agreement, and is in good standing under the laws of Delaware; (ii) has the legal right and all necessary power and authority to own its assets and carry on its business; and (iii) is duly qualified, licensed or registered to carry on business under the Laws applicable to it in all jurisdictions where it conducts business.

(iii) Property Nominee. The Property Nominee (i) is a corporation incorporated and subsisting under the Laws of New Brunswick; (ii) has the legal right and all necessary power and authority to own its assets and carry on its business; and (iii) is duly qualified, licensed or registered to carry on business under the Laws applicable to it in all jurisdictions where it conducts business.

(b) Corporate Power. Each Credit Party has all requisite power and authority to enter into its obligations under this Agreement and each other Credit Document to which it is a party and do all acts and things and execute and deliver all other documents and instruments as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms hereof and thereof.

(c) Conflict with other Instruments. The execution and delivery by each Credit Party of the Credit Documents to which it is a party and the performance by it of its obligations thereunder, and compliance with the terms, conditions and provisions thereof, will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) its respective constating documents or by-laws; (ii) any applicable Law; (iii) the EPR Credit Agreement nor any other contractual restrictions binding on or affecting it or its Assets the breach of which could reasonably be expected to have a Material Adverse Effect; or (iv) any judgment, injunction, or any determination or award of any Governmental Authority which is binding on it.

(d) Corporate Action, Governmental Approvals, etc. The execution and delivery by each Credit Party of each of the Credit Documents and the Agreement to Convey and Acquire to which it is a party and the performance by it of its obligations thereunder have been duly authorized by all necessary corporate or other action. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Authority or other Person, is or was necessary in connection with the execution, delivery and performance of any Credit Party’s obligations under the Credit Documents or the Agreement to Convey and Acquire except such as are in full force and effect.

(e) Execution and Binding Obligations. This Agreement and the other Credit Documents to which each Credit Party is a party have been duly executed and delivered, as the case may be, by it and constitute a legal, valid and binding obligation, enforceable against it in accordance with their respective terms, subject only to any limitation under applicable Laws, including those relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights; and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(f) Authorizations, etc. Each Credit Party holds, in good standing, all authorizations, permits, consents, registrations and approvals necessary to conduct its business, the absence of which could reasonably be expected to have a Material Adverse Effect.

(g) No Litigation. There is not now pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or any of their Subsidiaries, any litigation, action, suit, investigation (to the knowledge of the Parent Guarantor or the Borrower) or other proceeding by or before any court, tribunal or other Governmental Authority or before any arbitrator which if adversely determined could reasonably be expected to have a Material Adverse Effect.

(h) Material Adverse Effect. Since September 30, 2009 there has occurred no event which has had a Material Adverse Effect or which could reasonably be expected to have a Material Adverse Effect.

(i) Insurance. Each of the Borrowers and the Property Nominee has insurance in place, issued by responsible insurers, in respect of the Property and Signage, respectively, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses and Assets. All such policies of insurance are in full force and effect and there is no default, as to the payments of premiums or otherwise, under the terms of any such policy.

(j) Corporate Structure. Schedule 6.01(j) sets forth particulars as of the date hereof of the direct and indirect interest of the Parent Guarantor in the Borrowers and the Property Nominee.

(k) Employees. Neither Borrower nor the Property Nominee has any employees.

(l) No Event of Default. There is no Default or Event of Default under this Agreement, nor has any Credit Party done or omitted to do anything which constitutes Default or an Event of Default which has not been waived or cured.

(m) No Judgments, etc. As of the date hereof, there are no outstanding judgments, writs of execution, work orders, notices of deficiency capable of resulting in work orders, injunctions or directives against the Property or the Signage which could reasonably be expected to have a Material Adverse Effect.

(n) Taxes. Each of the Borrowers and the Property Nominee has filed all tax returns which are required to be filed, other than such tax returns the failure of which to file could not reasonably be expected to have a Material Adverse Effect, and has paid all Taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by it and adequate provision for payment has been made for Taxes not yet due except any such payment of which the concerned party is contesting in good faith by appropriate proceedings and for which appropriate reserves have been provided on its books and as to which no foreclosure, distraint, seizure, attachment, sale or other similar proceedings have been commenced. Each of the Borrowers is treated as a disregarded entity for U.S. federal income tax purposes and, accordingly, is not treated as an entity separate from EPR for such purposes.

(o) Forecasts and Information Supplied. As at the date hereof, (i) the forecasts and projections in respect of the Credit Parties, the Property and the Signage prepared by the Parent Guarantor and delivered to the Administrative Agent and the Lenders were, as at the date thereof, based on good faith estimates and assumptions, adequately disclosed therein, believed by the Parent Guarantor to be reasonable at the time made; and (ii) there is no fact known to the Parent Guarantor that makes the other written information in respect of the Credit Parties, the Property and the Signage heretofore supplied by the Parent Guarantor to the Administrative Agent and the Lenders untrue in any material respect as at the date thereof.

(p) Financial Statements. The Parent Guarantor has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent Guarantor for the Fiscal Years ending December 31, 2006, December 31, 2007 and December 31, 2008, and the related audited consolidated or unaudited, as applicable, statements of income, shareholders’ equity and cash flow for the fiscal year ending on such dates, together with the opinion of KPMG LLP; and (ii) the unaudited consolidated balance sheet of the Parent Guarantor and the unaudited consolidated balance sheet of Metropolis for the Fiscal Quarter ending September 30, 2009, and the related unaudited consolidated statements of income and cash flow of the Parent Guarantor and Metropolis for the fiscal period ending on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent Guarantor and Metropolis as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments). Neither the Parent Guarantor nor any of its Subsidiaries nor the Borrowers has on the date hereof any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements. All financial statements (consolidated or otherwise) delivered to the Administrative Agent or any Lender after the date of this Agreement pursuant to Section 7.01(a) will present fairly and in all material respects the financial position of the Parent Guarantor or the applicable Borrower, as applicable, (on a consolidated basis), in accordance with GAAP (except as otherwise disclosed therein or required to comply with the provisions of this Agreement and, in the case of unaudited financial statements, for normal year end audit adjustments and the absence of footnotes), as of the dates thereof and for the Fiscal Years or Fiscal Quarters, as the case may be, then ended.

(q) Compliance with Laws. Each Credit Party, and the operation of their respective business and Assets, are in compliance in all material respects with all applicable Laws (including any Environmental Laws), except where any non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Credit Party’s businesses and Assets are operated in compliance with all authorizations which are required under all applicable Environmental Laws for the operation of such businesses and assets, the absence of which could reasonably be expected to result in a Material Adverse Effect. To the best of the knowledge of each Credit Party, each Credit Party’s businesses and Assets are not subject to any past or present fact, condition or circumstance that could result in any liability under any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect.

(r) Ranking. The Parent Guarantor has not entered into any agreement whereby it gives priority or preference to any lender under unsecured indebtedness owing by it.

(s) Property/Signage Representations.

(i) The Property Nominee is the sole legal and registered owner of the Property, with good and marketable title thereto, free and clear of all Liens other than for Permitted Encumbrances. Metropolis is the sole beneficial owner of the Property free and clear of all Liens other than Permitted Encumbrances. Signageco is the sole owner of the Signage free and clear of all Liens other than Permitted Encumbrances. The Borrowers and the Property Nominee are the sole owner of the personal property related to the Property or the Signage, as the case may be, free and clear of all Liens other than for Permitted Encumbrances. There are no Liens on the interests of the Borrowers and the Property Nominee in the Material Contracts or the Leases other than Permitted Encumbrances.

(ii) Subject to any Permitted Encumbrances, no Credit Party has any knowledge of any outstanding claims for construction Liens that attach to the Property or the Signage.

(iii) No Person has any agreement or right to purchase any interest in the Property or the Signage.

(iv) The Building and Fixtures, and the operation and maintenance of the Property and the Signage, comply in all material respects with all applicable Laws (including all laws relating to building codes, zoning, land use and parking). No Credit Party has received notice of any proposed rezoning of the Property. Except as permitted pursuant to the Encroachment Agreement none of the Building encroaches upon any land not owned by the Property Nominee (except in a manner that constitutes a Permitted Encumbrance), and there are no restrictive covenants or applicable Laws which restrict or prohibit the use of the Property or the Signage for the purposes for which they are currently used (except in a manner that constitutes a Permitted Encumbrance). There are no expropriation or similar proceedings, actual or, to the knowledge of any Credit Party, threatened against the Property or the Signage or any part thereof.

(v) (a) To the knowledge of the Credit Parties and except as disclosed in the property condition assessment report specified in Section 5.01(1), there are no material defects in the Buildings, the Fixtures, the Signage or any other improvements, fixtures or systems located on or forming part of the Property or the Signage and all of the foregoing are in good working order and repair, subject to reasonable wear and tear, and (b) to the knowledge of the Credit Parties no work orders, directions or notices have been issued pursuant to any applicable Laws relating to the Property or the Signage or any environmental matters affecting the Property or the Signage which have not been complied with to date. No Credit Party has received any written notification from any Governmental Authority that any work, repairs, construction or capital expenditures are required to be made in respect of the Property or any part thereof as a condition of continued compliance with any applicable Laws or any permit issued thereunder. To the knowledge of the Credit Parties: (i) Schedule 6.01(s)(v) sets out all open building permits for the Property and sets out whether the applicable work is the responsibility of a Credit Party or a tenant; and (ii) the total expected cost to complete the work that the Credit Parties are responsible for in respect of such permits does not exceed approximately $60,000.

(vi) To the knowledge of the Credit Parties the Property and the Signage is being serviced by all currently required municipal and private or public utility services including, without limitation, all necessary storm and sanitary sewers, water, hydro, telephone and gas services, which services are available to the respective lot lines of the Property without charge, save and except for normal connection charges and sewage and impost charges and such services are adequate for the respective use or intended use, and all such services are fully paid for and are not chargeable against the Property as local improvements or adequate provision has been made for the payment thereof (including the obligation of tenants to pay their respective portion of such local improvements referable to their demised premises at the Property).

(vii) There are no arrears for Taxes, public utility charges, assessments or other amounts which, at the time they become due and payable, create, constitute or are secured by a Lien upon the Property or the Signage.

(viii) Except as notified to the Administrative Agent, each Permitted Encumbrance is in good standing in all material respects, and no Credit Party has any knowledge of any state of facts that, after notice or the passage of time or both, would constitute a material default or breach of any Permitted Encumbrance.

(ix) Schedule 6.01(s)(ix)(a) contains a list of all Material Contracts and all Leases (specifying which Leases and Major Leases) as at the date hereof. To the knowledge of the Credit Parties, true and complete copies of all Material Contracts and Leases have been provided to the Administrative Agent. Except as notified to the Administrative Agent, each Material Contract and Lease is in good standing and full force and effect, unamended and no Credit Party is, and to the knowledge of any Credit Party, no other Person who is a party thereto is, in breach of or in default of any obligations under any of the Material Contracts or Leases, nor will the execution, delivery or performance of any Credit Document result in any such breach or default. To the knowledge of the Credit Parties, all Material Contracts and Leases entered into as of the date hereof are valid, subsisting and enforceable contracts or leases, as applicable, and are in good standing as of the date hereof without right of deduction, set-off or abatement. To the knowledge of the Credit Parties, except as set out on Schedule 2.11(1) and on Schedule 6.01(s)(ix)(b), (a) all work to be done by the landlord pursuant to the Leases has been completed in accordance with the Leases and the tenants have accepted their demised premises, are in possession of their demised premises and are paying rent and occupancy costs; (b) there are no tenant inducements, allowances, incentives, benefit packages, lease take-over obligations or other amounts payable under the Leases or which may become payable under the Leases by the landlord to any tenant that have not been paid; and (c) there are no remaining free rent periods under the Leases; and (d) no tenant has any exclusivity right with respect to any use of all or any part of the Property or Signage.

(x) To the knowledge of the Credit Parties, all by-laws, licenses, consents, certificates, approvals, site plans and development agreements, easements, rights-of-way, minor variances, rights, permits and agreements required for the ongoing ownership, operation and maintenance of the Property or the Signage which have been obtained as of the date hereof are in good standing in all material respects.

(xi) The Borrowers and the Property Nominee have the right to charge their interest in the Property and the Signage to the Administrative Agent for and on behalf of the Lenders.

(t) Borrowers and Property Nominee as Special Purpose Entities. Each Borrower and the Property Nominee is and shall continue to be, a Special Purpose Entity. As used herein “Special Purpose Entity” and/or “SPE” means a trust or corporation which:

(i) was organized and maintains an existence, as the case may be, solely for the purpose of acquiring, financing, owning, holding, developing, selling, leasing, transferring, exchanging, managing and operating the Property and the Signage, as the case may be, entering into this Agreement and the other Credit Documents, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not been engaged in, is currently not engaged in, and hereafter will not engage in any business unrelated to the acquisition, financing, ownership, holding, development, sale, lease, transfer, exchange, management or operation of the Property and the Signage, as the case may be;

(iii) does not have and will not have any assets other than the Property and the Signage and the assets related thereto;

(iv) has not engaged, sought or consented to and will not engage in, seek or consent, except as otherwise provided in this definition, to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets or amend its declaration of trust or articles of incorporation with respect to the matters set forth in this definition;

(v) has a certificate of incorporation or articles or trust agreement or similar constating documents that provide that such entity will not, and shall not have power or authority or be authorized to cause such entity to, and each trustee, beneficiary, grantor or other person or entity will not, and shall not have power or authority or be authorized to cause the entity to: (1) terminate, dissolve, merge, convert, liquidate, consolidate, or transfer to or domesticate in any jurisdiction; (2) sell or otherwise transfer all or substantially all of its assets (other than in accordance with the terms of this Agreement); (3) engage in any other business activity, or amend or permit amendment of its organizational documents with respect to the matters set forth in this definition without the prior consent in writing of the Majority Lenders; or (4) without the prior affirmative vote in writing of one Independent Trustee and all other directors or trustees, as applicable, institute proceedings to have the entity be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the entity or file a petition seeking, or consent to, reorganization or relief with respect to the entity under any applicable federal, provincial or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the entity or a substantial part of its property, or make any assignment for the benefit of creditors of the entity, or admit in writing the entity’s inability to pay its debts generally as they become due, or to take any action in furtherance of any of the foregoing actions in this definition, including any such actions with respect to any other entity in which the entity has a direct or indirect legal or beneficial ownership interest;

(vi) is and will remain solvent and hereafter will pay its debts and liabilities as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(vii) has paid and will pay its liabilities and losses (including, as applicable, shared personnel and overhead expenses) from its own separate assets, including any and all obligations owed to employees, consultants, independent contractors and agents for services provided to it by such consultants, independent contractors and agents;

(viii) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including paying for shared office space and services performed by any employee of an Affiliate;

(ix) in its papers and in the statements of its officials at all times has referred and will refer to itself as a separate and independent legal entity, and has held and will hold itself out as an entity separate and distinct from any other entity (except, in the case of each of the Borrowers, solely for United States federal income tax purposes as set out in each applicable trust agreement);

(x) through its officers and directors or persons performing similar functioning, at all times has acted and will act independently and in its best interests and has conducted and will conduct its business functions and operations and has managed and will manage its assets so as to fulfill its fiduciary and contractual obligations;

(xi) at no time has taken or will take any action inconsistent with any of the provisions of this section (u) or otherwise that has given or will give (a) any creditor or future creditor cause to believe mistakenly that any obligation incurred by it has been or will be the obligation of any other party, or (b) any creditor or future creditor cause to believe mistakenly that it has not been or will not continue to remain an entity separate and distinct from any other party;

(xii) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xiii) has maintained and will maintain its accounts (including without limitation, payroll accounts), books, resolutions, agreements and records separate from any other Person and will file its own tax returns, except to the extent that it is required to file consolidated tax returns by law;

(xiv) has not commingled and will not commingle its funds or assets with those of any other Person and has not participated and will not participate in any cash management system with any other Person;

(xv) has held and will hold its assets in its own name;

(xvi) has conducted and will conduct its business in its own name;

(xvii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(xviii) has and will have no employees;

(xix) has observed and will observe all corporate/trust formalities;

(xx) has and will have no Indebtedness other than Indebtedness under this Agreement and the other Credit Documents and Intercompany Subordinated Indebtedness;

(xxi) has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(xxii) has not and will not acquire obligations of its shareholders, unitholders or any other Affiliate or Person;

(xxiii) maintains and uses its own separate identity (and promptly corrects any misunderstandings regarding separate identities) on all correspondence and other documentation, including without limitation, checks and invoices utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxiv) has not pledged and will not pledge its assets for the benefit of any other Person except pursuant to the Credit Documents and as may otherwise be permitted under this Agreement;

(xxv) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name;

(xxvi) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxvii) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity;

(xxviii) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxix) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its shareholders or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (B) in connection with this Agreement;

(xxx) other than indemnification by each Borrower solely of the Delaware Trustee (as defined in each applicable trust agreement) and each such Borrower’s Independent Trustee, has not and will not have any obligation to, and will not, indemnify its officers, directors, shareholders, unitholders or similar parties, as the case may be, unless such obligation is fully subordinated to the Accommodations Outstanding and other amounts owing under the Credit Documents and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Accommodations Outstanding and other amounts owing under the Credit Documents is insufficient to pay such obligation;

(xxxi) shall consider the interests of its creditors in connection with all corporate actions;

(xxxii) has complied and will comply with all of the terms and provisions contained in its organizational documents;

(xxxiii) has not failed to correct and will not fail to correct any known misunderstanding regarding its separate identity;

(xxxiv) is not bound by any document or agreement, or any order of any judicial or governmental authority, prohibiting or conflicting in any material way with the undertakings of this Agreement, or the representations and warranties set forth herein; and

(xxxv) in respect of each Borrower, has and shall maintain at least one (1) Independent Trustee and cause its declaration of trust agreement, as applicable, for such Person to require at least one (1) Independent Trustee for the sole purpose described in Section 6.01(t)(v)(4) and not for any other purpose.

The Administrative Agent and the Lenders acknowledge and agree that the organizational documents of each Borrower and the Property Nominee are satisfactory and comply in all material respects with the foregoing requirements.

(u) Holding Company and Investment Company Acts. None of the Borrowers, the Property Nominee nor EPR is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is any of them an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

(v) Certain Transactions. Except as disclosed in Schedule 6.01(v) or in EPR’s reports under the Exchange Act, delivered to the Lenders from EPR, none of the partners, officers, trustees, managers, members, directors, or employees of EPR, or any of its Subsidiaries is a party to any material agreement with EPR, or any of its Subsidiaries (other than for services as partners, managers, members, employees, officers and directors), including any such agreement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of EPR, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms materially less favorable to EPR or any of its Subsidiaries than those that would be obtained in a comparable arms-length transaction.

(w) Regulations T, U and X. No portion of any Accommodation is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither EPR nor any Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224, nor does EPR nor any Borrower currently own any “margin stock” consisting of more than twenty-five (25%) percent of its total net worth.

(x) Other Debt. As at the date hereof and except as disclosed in Schedule 6.01(x), none of EPR or any of its Subsidiaries is in default of the payment of any Indebtedness in an amount equal to or greater than $1,000,000.00 in the aggregate, or the material performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party. Neither EPR nor any Borrower or Property Nominee is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Accommodations Outstanding to any other indebtedness or obligation of the Borrower.

(y) Solvency. As of the date hereof and after giving effect to the transactions contemplated by this Agreement and the other Credit Documents, including all Accommodations made or to be made hereunder, neither EPR nor any Borrower is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, EPR and the Borrowers are able to pay their respective debts as they become due, and EPR and Borrower has sufficient capital to carry on its business.

(z) No Bankruptcy Filing. No Credit Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property.

(aa) No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Credit Documents nor the performance of any actions required hereunder or thereunder is being undertaken by a Credit Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

(bb) Transaction in Best Interests of Borrower; Consideration. The transaction evidenced by this Agreement and the other Credit Documents is in the best interests of each Credit Party. The direct and indirect benefits to inure to each Credit Party pursuant to this Agreement and the other Credit Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by each Credit Party pursuant to this Agreement and the other Credit Documents.

Section 6.02 Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificates or documents delivered to the Administrative Agent and the Lenders hereunder shall not merge in or be prejudiced by and shall survive any Accommodation and shall continue in full force and effect so long as any amounts are owing by the Borrower to the Lenders under this Agreement.

ARTICLE 7

COVENANTS OF THE CREDIT PARTIES

Section 7.01 Affirmative Covenants. So long as any amount owing by a Borrower under this Agreement remains unpaid or any Lender has any obligation under this Agreement:

(a) Financial Reporting. Each of the Borrowers and the Parent Guarantor, as applicable, shall deliver or cause to be delivered to the Administrative Agent (electronically to the Administrative Agent or with sufficient copies for each of the Lenders and the Administrative Agent):

(i) unaudited consolidated interim financial statements (excluding notes) of the Parent Guarantor and unaudited consolidated interim financial statements (excluding notes) of each Borrower, in each case, as soon as practicable and in any event within sixty (60) days of the end of each Fiscal Quarter of each Fiscal Year and consisting of (a) for the Parent Guarantor, a balance sheet, statement of earnings and unitholder’s equity and a statement of cash flows and (b) for the Borrowers, a balance sheet and statement of earnings; in each case, as at the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods (or in the case of the balance sheet, as at the end of) of the previous Fiscal Year;

(ii) audited consolidated annual financial statements (including notes) of the Parent Guarantor and unaudited consolidated annual financial statements of each Borrower (in each case reviewed as part of the Parent Guarantor’s audit process), in each case, as soon as practicable and in any event within one hundred twenty (120) days of the end of each Fiscal Year and consisting of (a) for the Parent Guarantor, a balance sheet, statement of earnings and unitholder’s equity and a statement of cash flows and (b) for the Borrowers, a balance sheet and statement of earnings, in each case for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year together with the audit report of the Parent Guarantor’s independent auditors on such financial statements;

(iii) with respect to each Fiscal Quarter, as soon as practicable and in any event within forty-five (45) days following the end of each Fiscal Quarter, (A) income statement in respect of the Property and the Signage for such Fiscal Quarter; (B) an up to date rent roll for the Property and the Signage for such Fiscal Quarter; (C) an up to date balance sheet and list of aged accounts receivable with respect to each of the Borrowers and the Parent Guarantor for such Fiscal Quarter; and (D) an up to date leasing report for the Property and the Signage for such Fiscal Quarter.

(iv) together with the financial statements delivered pursuant to clause (i) and (ii) above, a Compliance Certificate;

(v) together with the financial statements delivered pursuant to clause (ii): (x), an annual budget in respect of the current Fiscal Year, (y) a rent roll for the Property in respect of the Fiscal Year in respect of which such financial statements are being delivered, and (z) an updated lease maturity schedule in respect of the Property.

(b) Additional Reporting Requirements. Each of the Borrowers and the Parent Guarantor, as applicable, shall deliver, or cause to be delivered, to the Administrative Agent electronically or with sufficient copies for each of the Lenders: (i) as soon as practicable, and in any event, within two (2) Business Days after becoming aware of the occurrence of each Default or Event of Default, a statement of the Chief Financial Officer, President or a Senior Vice-President of the Parent Guarantor or any other officer acceptable to the Administrative Agent setting forth the details of the Default or Event of Default and the action which the Parent Guarantor and the Borrowers propose to take or have taken; (ii) promptly in writing after becoming aware, a notice of any previously undisclosed actions, suits, arbitrations or proceedings pending, taken or threatened before or by any Governmental Authority or other Person which could reasonably be expected to have a Material Adverse Effect; (iii) as soon as possible, but in any event no later than ten (10) days after actual knowledge of each occurrence, full particulars of any proceeding initiated against a Borrower or the Property Nominee alleging violation of any Environmental Laws or responsibility for any domestic or foreign clean up or remediation of the Property or the Signage contaminated by Hazardous Substances or requiring any other remedial or corrective action under any Environmental Laws, and of any notice of any material condition with respect to the Property or the Signage which might reasonably be expected to result in any violation of any Environmental Laws, and of any action taken by the Borrowers as a result of any Environmental Laws, which, in each case above, has had, or which could reasonably be expected to have a Material Adverse Effect; and (iv) as soon as reasonably practicable, notice in writing of any event, circumstance or condition of which the Parent Guarantor or a Borrower becomes aware that has had a Material Adverse Effect or which could reasonably be expected to have a Material Adverse Effect.

(c) Existence. Except as permitted by Section 7.02(d), at all times each Credit Party shall do or cause to be done, all things necessary to (i) preserve and keep in full force and effect its existence in accordance with all applicable Laws and (ii) maintain up-to-date registrations, permits and licences and filings of all corporate and other returns under the laws of all jurisdictions where it owns any assets or carries on its business, and (iii) maintain full corporate or other, as applicable, right, power and authority to perform its obligations under each of the Credit Documents to which it is a party and (iv) maintain, full corporate or other, as applicable, right, power and authority to own and operate all Assets legally or beneficially owned by it and to carry on its respective businesses and manage and operate its respective businesses or cause its respective businesses to be managed and operated in accordance with prudent industry practice in all respects and in compliance in all material respects with the terms and provisions of all applicable Laws, leases, contracts and agreements.

(d) Compliance with Laws, etc. Each Credit Party shall comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable Laws (including all applicable Environmental Laws), non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(e) Access to Information. Subject to the next following sentence, at the request of the Administrative Agent, the Parent Guarantor and the Borrowers, as applicable, shall provide to the Administrative Agent such information in respect of the Parent Guarantor, the Borrowers and the Property and the Signage as may be reasonably requested by the Majority Lenders. The Parent Guarantor and the Borrowers shall not be required to provide the Administrative Agent or the Lenders, as the case may be, with information under this Section 7.01(e) which they would be prohibited by contract or Law from so doing or which would require the Parent Guarantor or the Borrower to make a securities filing or to issue a press release in order to comply with Canadian or U.S. securities disclosure rules as a result of such disclosure to the Administrative Agent or the Lenders, as the case may be.

(f) Permit Inspections. The Parent Guarantor, each Borrower and the Property Nominee shall permit the Administrative Agent, by its representatives and agents, after reasonable notice but in any event no more than once per year (other than during the continuance of an Event of Default), to visit or inspect the Parent Guarantor, the Borrowers, the Property Nominee and Property and Signage and to discuss its affairs, finances and accounts with, and to be advised as to the same by, the respective senior officers at such reasonable times during normal business hours as the Administrative Agent may designate; provided that, after the occurrence and during the continuance of an Event of Default, the Administrative Agent shall also have the right to inspect any corporate books, computer files and tapes and financial records and to examine and make copies of the books of accounts and other financial records of the Parent Guarantor, the Borrowers and the Property Nominee at the time of such inspections.

(g) Payment of Taxes. Each of the Borrowers and the Property Nominee shall pay, on or before the date for payment thereof, all Taxes, assessments and governmental charges or levies imposed upon the Borrowers or the Property Nominee or upon its Assets, except any such tax, assessment, governmental charge or levy which is being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

(h) Duly Pay and Perform. Each Credit Party shall duly and punctually pay all sums of money due by it under the terms of this Agreement and the Credit Documents at the times and places and in the manner provided for by this Agreement or the Credit Documents and shall duly and punctually perform and observe all other obligations on its part to be performed or observed hereunder or thereunder at the times and in the manner provided for herein or therein.

(i) Management. The Borrowers shall cause the Property and the Signage to be professionally maintained, managed and operated at all times, by competent managers and staff of proper background and training, in a manner consistent with the management and operation of other properties and assets which are of size, location, use, class, age and type comparable to the Property and the Signage.

(j) Books and Records. Each of the Borrowers and EPR shall keep, proper books of account and records in accordance with GAAP, covering all of its business and affairs on a current basis.

(k) Use of Proceeds of Accommodations. The Borrowers shall use the proceeds of Accommodations hereunder for the purposes specified in Section 2.03.

(l) Property Covenants. The Borrowers and the Property Nominee shall:

(i) comply in all material respects with its respective obligations under all Permitted Encumbrances, Leases and Material Contracts (including all agreements relating thereto), all insurance policies, and all other contracts to which it is a party relating to the Property or the Signage or by which the Property or the Signage is bound;

(ii) pay or cause to be paid all rents, taxes, rates, levies or assessments, ordinary or extraordinary, governmental fees or dues, lawfully levied, assessed or imposed upon the Property or the Signage, as and when the same become due and payable, except when and so long as (a) the validity of any such rents, Taxes, rates, levies, assessments, fees or dues is being contested by it in good faith, (b) appropriate reserves have been maintained, and (c) applicable Laws permit non-payment during the applicable period of contesting;

(iii) from time to time pay or cause to be paid all amounts which may result in a Lien against the Property or the Signage under applicable Laws;

(iv) comply with the requirements of the holdback and other provisions of any construction lien or similar legislation and if a claim for a construction or similar lien is registered against the Property or the Signage or any interest of Borrower or Property Nominee therein, take all such steps as are necessary in order to have such claim for lien, together with any certificate of action or similar registration in respect thereof, discharged or vacated within ten (10) Business Days after notice of registration has been received by Borrower or Property Nominee;

(v) maintain or cause to be maintained with responsible and reputable insurers, insurance with respect to the Property and the Signage and in such types and in such amounts and with such deductibles and other provisions as are customarily maintained or caused to be maintained by Persons engaged in the same or similar businesses in the same jurisdictions under similar conditions and consistent with the coverage provided by its existing policies. The all risks physical damage insurance policies (including rent loss) and boiler and machinery insurance (including rent loss) in respect of the Property and the Signage shall (i) name the Administrative Agent as mortgagee and first loss payee as its interest may appear, (ii) have attached the standard Insurance Bureau of Canada mortgage clause or a form of mortgage clause at least equivalent to the standard form of mortgage clause approved by the Insurance Bureau of Canada, and the boiler and machinery underwriters’ standard mortgage clause with respect to the machinery insurance or a form of mortgage clause at least equivalent to the standard form of mortgage clause approved by the Insurance Bureau of Canada, (iii) provide that no cancellation or termination prior to the expiration date thereof or adverse material change therein shall take effect unless the insurer concerned has given the Administrative Agent not less than thirty (30) days notice of such proposed action, other than for non-payment of premiums, (iv) contain a waiver by the insurer of all rights of subrogation or indemnity or any other claim to which such insurer or insurers might otherwise be entitled against the Administrative Agent or any of the Lenders, and (v) contain a breach of conditions clause. The third party liability insurance in respect of the Property and the Signage shall (A) name the Administrative Agent as an additional insured, (B) provide that no cancellation or termination prior to the expiration date thereof or adverse material change therein shall take effect unless the insurer concerned has given the Administrative Agent not less than thirty (30) days notice of such proposed action, other than for non-payment of premiums, (C) contain a waiver by the insurer of all rights of subrogation or indemnity or any other claim to which such insurer or insurers might otherwise be entitled against the Administrative Agent or any of the Lenders, and (D) contain a cross-liability and severability of interests clause;

(vi) maintain, or, where appropriate, will cause the tenants to maintain, the Property (including the Building and Fixtures) and all other plant, machinery, equipment and systems related to the Property in good repair, working order and condition (reasonable wear and tear excepted) and from time to time make or cause to be made all necessary and appropriate repairs, replacements and improvements thereto and (a) ensure that the Property and the Signage (including all buildings and other structures located thereon) is operated and maintained at all times in material compliance with all applicable Laws and that all work orders, directions or notices issued pursuant to any applicable Laws relating to the Property or any environmental matters affecting the Property and the Signage are promptly remedied, (b) give immediate notice to the Administrative Agent of any material physical defects affecting any of the buildings, structures or systems located on or forming part of the Property and the Signage and any notification received from any Governmental Authority that any material work, repairs, construction or capital expenditures are required to be made in respect of the Property and the Signage or any part thereof as a condition of continued compliance with any applicable Laws or permits issued thereunder, and (c) ensure that none of the buildings or structures on the Property and the Signage encroaches upon land not owned by the Borrower, save pursuant to the Encroachment Agreement;

(vii) not knowingly allow anything to be done which would result in an impairment or diminution in the value of the Property and the Signage;

(viii) give the Administrative Agent notice of any expropriation or similar proceedings, actual or threatened, of which either of them has knowledge, in respect of the Property and the Signage or any part thereof and will pay all expropriation proceeds relating to the Property and the Signage to the Administrative Agent in accordance with Section 2.06;

(ix) comply in all material respects with all necessary permits, licenses and approvals, site plan agreements, development agreements and other similar agreements, applicable to any improvements to the Property and the Signage and will diligently and continuously develop and construct such improvements, or cause the same to be diligently and continuously developed and constructed in a good and workmanlike manner in accordance with any budgets, timelines, plans and specifications and all agreements relating thereto;

(x) complete the work that the Credit Parties are responsible for in respect of the building permit files set out on Schedule 6.01(s)(v) in a diligent manner, cause any tenants responsible for work in respect of such building permit files to complete such work in a diligent manner and deliver to the Administrative Agent evidence of the closing of all such files once completed;

(xi) advise the Administrative Agent of the entering into of any Material Contract or Major Lease in respect of the Property or the Signage, and will forthwith provide a true and complete copy of the same to the Administrative Agent;

(xii) observe, satisfy and perform in all material respects all of its respective covenants, obligations and agreements pursuant to the Material Contracts, Leases and the Permitted Encumbrances, and will use commercially reasonable efforts to enforce the covenants of the other parties thereto, and will provide or cause to be provided to the Administrative Agent copies of any written communications delivered by or on behalf of, or to the Borrowers or the Property Nominee alleging any default of a material nature or threatening the exercise of any remedy thereunder;

(xiii) preserve and maintain all material permits and will preserve and maintain all material trademarks or trademark applications, trade names, certification marks, patents or patent applications, industrial designs or copyrights used by the Borrowers in connection with the Property;

(xiv) warrant and defend its right, title and interest in and to the Property and every part thereof against the claims of all Persons whomsoever, subject only to the Permitted Encumbrances; and

(xv) simultaneously with the execution of any new Major Lease, obtain from the tenant thereunder an attornment and non-disturbance agreement substantially in the Administrative Agent’s standard form (or such other form as the Administrative Agent and such tenant may agree upon).

(m) Separate Accounts. Each of the Borrowers shall establish and maintain with the Administrative Agent a separate account and direct and ensure that all receipts and disbursements in respect of the Property and the Signage (as applicable) are deposited into and made from such account.

(n) Environmental Reports. Each of the Borrowers shall prepare environmental reports in respect of the Property in accordance with EPR’s customary policies and procedures.

(o) Lease Agreements. The Borrowers shall use commercially reasonable efforts to cause each Lease that is currently documented by way of an offer to lease or agreement to lease (or similar arrangement other than a full lease) to be documented pursuant to final lease documents, in each case, within 180 days of the date of this Agreement. The Borrowers shall use commercially reasonable efforts to obtain attornment agreements (in form and substance satisfactory to the Administrative Agent, acting reasonably) from each tenant listed on Schedule 2.11(1)(ii), in each case, within 180 days of the date of this Agreement.

(p) Further Assurances. Each of the Credit Parties shall, at the Borrower’s cost and expense, upon request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent, acting reasonably, to carry out more effectively the provisions of the Credit Documents.

Section 7.02 Negative Covenants. So long as any amount owing by a Borrower under this Agreement remains unpaid or any Lender has any obligation under this Agreement:

(a) Liens, Negative Pledge; Other Matters. The Borrowers and the Property Nominee shall not create, assume, or incur or permit to exist, any Lien on or in respect of the Property or the Signage other than Permitted Encumbrances.

(b) Indebtedness. In respect of the Borrowers and the Property Nominee, the Borrowers and the Property Nominee shall not create, incur, assume or suffer to exist any Indebtedness, other than (i) Indebtedness under the Credit Documents; and (ii) Intercompany Subordinated Indebtedness. In respect of EPR, EPR shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, suffer to exist, any Indebtedness, if after giving effect thereto, EPR would not be in compliance with the financial covenants specified in Section 7.03.

(c) Mergers and Consolidations. In respect of the Borrowers and the Property Nominee, the Borrowers and the Property Nominee shall not enter into any transaction whereby all of its assets would become the property of any other Person (whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise) other than a Permitted Disposition. EPR will not become a party to any dissolution, liquidation or disposition of all or substantially all of EPR’s assets or business, a merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, except for (i) the merger or consolidation of EPR with one of its Subsidiaries other than a Borrower or the Property Nominee, (ii) the merger or consolidation of EPR with any other Person (other than a Borrower or the Property Nominee) where EPR is the sole surviving entity provided however that any such merger or consolidation does not violate EPR’s status as a REIT; (iii) any acquisitions or investments; or (iv) any merger with any other Person (other than a Borrower or the Property Nominee) where EPR is the surviving entity such that a majority of the seats of the board of directors of the newly constituted entity are held by trustees of EPR serving as such prior to the time of such merger, or EPR otherwise maintains a controlling interest therein, provided further that such exceptions do not otherwise create any Default or Event of Default hereunder.

(d) Disposal of the Property. In respect of the Borrowers and the Property Nominee, the Borrowers and the Property Nominee shall not dispose of all or any part of the Property or the Signage other than: (i) leases, subleases or licenses to tenants, or any assignment or amendment thereof, entered into in the ordinary course of business; (ii) provided no Default or Event of Default has occurred and is continuing or could reasonably be expected to result therefrom, a Permitted Disposition. In respect of EPR, EPR shall not dispose of or permit any of its Subsidiaries to Dispose of, any Real Estate or any other Assets other than Dispositions in the ordinary course of business for fair market value.

(e) Amendments to Organization Documents/Material Agreements. Each of the Credit Parties shall not amend any of its constating documents (other than any amendment to increase its authorized shares of any class or series or to authorize a new class or series of shares) or amend any Material Contract, which could reasonably be expected to have a Material Adverse Effect.

(f) Related Party Transactions. Neither Borrower shall enter into any transaction for the purchase, sale or exchange of any property or the rendering of any services, with any of its Affiliates or with any Affiliate of any of its partners or shareholders except a transaction which is upon fair and reasonable terms not less favourable to the applicable Borrower than would be obtained in a comparable arms-length transaction.

(g) Fiscal Year/Accounting Policies or Reporting Practices. Each of the Credit Parties shall not change its Fiscal Year or, except as required by applicable Law or a Governmental Authority, change its accounting policies or financial reporting practices.

(h) Change in Business. Each of the Borrowers shall not engage in any business other than their respective Business and related or ancillary activities. EPR shall not engage in any business other than the business of developing, owning, leasing and financing property of entertainment, entertainment-related, recreation and specialty assets. The Property Nominee shall not engage in any business other than holding legal title to the Property.

(i) Property/Signage Covenants. The Borrowers and the Property Nominee shall not

(i) Destroy, remove, attempt or permit to be removed or destroyed any of the buildings, plant, machinery or equipment comprising part of the Property or the Signage, except for the temporary removal of any such property for the purposes of repair, and provided further that the Borrowers may remove, dismantle, sell, exchange or otherwise dispose of any plant, machinery or equipment which has become obsolete, worn out or unserviceable if such plant, machinery or equipment is replaced by plant, machinery or equipment of at least equal performance and value or if such plant, machinery or equipment so dealt with is unnecessary for use in the operation of the Property, provided that such removal or other disposal does not adversely affect the Property or the Signage;

(ii) make any material improvements, alterations, additions or deletions to any of the buildings or structures forming part of the Property other than as required pursuant to the Leases;

(iii) enter into any Lease on terms which are not commercially prudent;

(iv) except in the ordinary course of business and where it would be commercially prudent to do so, terminate or forfeit or take any action to terminate or forfeit any Lease or permit or suffer to exist anything that would allow a tenant under a Lease to terminate or forfeit its Lease, or accept any surrender of or reduce or discount the rent payable under any Major Lease;

(v) except in the ordinary course of business and where it would be commercially prudent to do so, amend, modify, waive or otherwise release any of the rights or obligations of a tenant under any Lease in any material respect; or

(vi) make any payments under any management agreements relating to the Property or the Signage to any Affiliate or any Person that is not acting at Arm’s Length with the Borrower, in each case at any time during which a Default or Event of Default exists.

(j) Change in Obligor. Permit any transaction or election to occur if such transaction or election would result in a person other than EPR being treated, for U.S. federal income tax purposes, as the obligor with respect to the Accommodations.

Section 7.03 Financial Covenants. So long as any amount owing by the Borrowers under this Agreement remains unpaid or any Lender has any obligation under this Agreement, the Parent Guarantor covenants and agrees that it shall at all times be in compliance with the following financial covenants. Clauses (a), (b), (c), (e) and (f) shall be tested as at the end of each Fiscal Quarter, based upon the results for that particular quarter then ended. Clause (d) shall be tested as at the end of each Fiscal Quarter, based upon the results for the trailing four Fiscal Quarters then ended. Notwithstanding anything to the contrary contained herein, clause (d) shall be tested as at the end of each Fiscal Quarter, based upon the results for that particular quarter then ended, but shall incorporate adjustments for proceeds from dividend reinvestment programs at the end of each calendar year, only, to the extent that such proceeds do not exceed $1,000,000.

(a) Total Debt to Total Asset Value. Calculated on a Consolidated basis with respect to the Parent Guarantor, the ratio of Total Debt to Total Asset Value shall not exceed 60%.

(b) Tangible Net Worth. The Consolidated Tangible Net Worth will not at any time be less than the sum of (a) $1,083,300,000.00 plus (b) seventy-five percent (75%) of the aggregate Net Equity Proceeds received by EPR and its Subsidiaries on a Consolidated basis subsequent to March 31, 2009.

(c) Minimum Interest Coverage Ratio. Calculated on a Consolidated basis with respect to EPR, the Adjusted EBITDA to Interest Expense shall not be less than 2.00 to 1.00.

(d) Maximum Distributions. The ratio of Distributions of FFO to FFO before preferred dividends shall not exceed ninety percent (90%), measured on a rolling four-quarter basis, provided however, that (i) as long as there is no Default or Event of Default, EPR shall not be prohibited from making Distributions that are necessary to maintain REIT Status (measured on a rolling four quarter basis), as evidenced by a certificate of the chief financial officer of EPR containing calculations in reasonable detail reasonably satisfactory in form and substance to the Administrative Agent, and (ii) the Parent Guarantor may make additional Distributions to the extent permitted under Section 8.7 of the EPR Credit Agreement. For purposes of this covenant calculation, FFO shall exclude the effect of non-cash impairment charges.

(e) Maximum Secured Recourse Debt to Total Asset Value. Calculated on a Consolidated basis with respect to EPR, Indebtedness of EPR and any of its Subsidiaries (other than Indebtedness under the Facility (as defined in the EPR Credit Agreement)), secured by a Lien (“Secured Indebtedness”) that is recourse to EPR (and insofar as the amount of such Indebtedness exceeds of 50% of the value of the property securing such Indebtedness), to Total Asset Value shall not exceed 15%; additionally, the amount of each such loan made after the date of this Agreement shall not at the time of origination, exceed 65% of the value of the property securing such loan. For purposes of calculating amounts under this covenant, valuation of property shall be: (i) in the case of existing properties which are Megaplex Movie Theatres and Entertainment-Related Retail Improvements (whether subject to a lease or an EPR Senior First Mortgage), based upon such property’s net operating income (calculated in accordance with GAAP), capped at 10.00%, (ii) in the case of properties that are not Megaplex Movie Theatres or Entertainment-Related Retail Improvements (other than those under construction), based upon such property’s net operating income (calculated in accordance with GAAP), capped at 11.00%, provided however, that in the event the capped value is greater than the purchase price of the asset, then such calculation shall incorporate the purchase price, instead, and (iii) in the case of properties under construction, based upon such property’s cost.

(f) Minimum Fixed Charge Coverage Ratio. Calculated on a Consolidated basis with respect to EPR, at any time, the ratio of Adjusted EBITDA to Fixed Charges shall not be less than 1.50 to 1.00.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any of the following events (each an “Event of Default”) occurs and is continuing:

(a) if a Borrower fails to pay any principal due on any Accommodation Outstanding when the same is due and payable, whether at the stated maturity or any accelerated date of maturity or at any date fixed for payment;

(b) if a Borrower fails to pay any interest or fee (including, if applicable, default interest) due on any Accommodation Outstanding or any prepayment premiums when the same is due and payable and such default is not cured within three (3) Business Days after written notice thereof has been provided by the Administrative Agent to the applicable Borrower;

(c) if a Borrower shall fail to pay any other fee or costs payable hereunder or in respect hereof when the same is due and payable and such default is not cured within three (3) Business Days after written notice thereof has been provided by the Administrative Agent to the applicable Borrower;

(d) any representation or warranty of a Credit Party (i) hereunder, (ii) in any other Credit Document, or (iii) in any report, certificate, financial statement or in any other document or instrument delivered by a Credit Party pursuant to or in connection with this Agreement or any other Credit Document, shall prove to have been inaccurate in any material respect when made or confirmed or deemed to be made or confirmed, and if the circumstances giving rise to such inaccurate representation or warranty are capable of rectification (such that, thereafter, the representation or warranty would be correct), the representation or warranty remains uncorrected for a period of thirty (30) days after written notice thereof has been provided by the Administrative Agent to EPR;

(e) a Credit Party fails to comply with any of the covenants contained in Section 7.02 or Section 7.03;

(f) a Credit Party fails to comply with any other obligation or covenants contained in any Credit Document (and not otherwise included in clause (e) above) to which it is a party and, where such failure is capable of being cured, such failure remains unremedied for a period of thirty (30) days after written notice of such failure has been given by the Administrative Agent to the Parent Guarantor;

(g) any Credit Party or any of its Subsidiaries (i) shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (other than Indebtedness under this Agreement and Indebtedness of any Subsidiary of EPR that is non-recourse to EPR), or (ii) shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (other than Indebtedness under this Agreement and Indebtedness of any Subsidiary of EPR that is non-recourse to EPR) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; provided that the events described in this clause (g) shall not constitute any Event of Default unless such failure to perform, together with other failures to perform as described in this clause (g), involving singly or in the aggregate obligations for borrowed money or credit received totalling in excess of $5,000,000.00;

(h) any Credit Party or any of its Subsidiaries (other than any Subsidiary of EPR the only Indebtedness of which is non-recourse to EPR or its other Subsidiaries), (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i) a petition or application shall be filed for the appointment or trustee or other custodian, liquidator or receiver of any Credit Party or any of its Subsidiaries (other than any Subsidiary of EPR the only Indebtedness of which is non-recourse to EPR or its other Subsidiaries) or any substantial party of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its written approval thereof, written consent thereto or written acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of any Credit Party or any of its Subsidiaries (other than any Subsidiary of EPR the only Indebtedness of which is non-recourse to EPR or its other Subsidiaries) or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days whether or not consecutive, one or more uninsured or unbonded final judgments against any Credit Party or any of its Subsidiaries (other than any Subsidiary of EPR the only Indebtedness of which is non-recourse to EPR or its other Subsidiaries) that, either individually or in the aggregate, exceed $1,000,000;

(l) any of the Credit Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Credit Documents shall be commenced by or on behalf of any Credit Party, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Credit Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m) any dissolution, termination, liquidation of all or substantially all of the assets, merger or consolidation of any Credit Party shall occur, in each case other than as permitted under the terms of this Agreement or the other Credit Documents;

(n) the Parent Guarantor shall cease at any time to qualify as a real estate investment trust under the Code;

(o) it becomes unlawful for a Credit Party to comply with its material obligations under the Credit Documents to which it is a party or any of those obligations are not or cease to be legal, valid and binding, in each case, other than as a result of any action or step taken or not taken by the Administrative Agent or the Lenders;

(p) the occurrence of a Change of Control;

(q) the occurrence of a Material Adverse Effect; or

(r) the institution of any execution, right of distress or other enforcement action in respect of the Property or Signage (including any termination of the Encroachment Agreement);

then the obligation of the Lenders to make further Accommodations shall immediately terminate and the Administrative Agent may at its option, and shall at the request of the Majority Lenders, declare the Accommodations Outstanding, all accrued interest and fees and all other amounts payable under this Agreement to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower (provided that the Accommodations Outstanding, all accrued interest and fees and other amounts payable under this Agreement shall be immediately due and payable without further action by the Majority Lenders or the Administrative Agent upon the occurrence of an Event of Default specified in clause (h), (i), (j) or (m)). Any notice to be given under this Section 8.01, if given by facsimile, shall also be sent by prepaid courier to the recipient thereof, provided that the delivery or non-delivery of such notice by prepaid courier shall not affect the validity of such notification by facsimile.

Section 8.02 Remedies Upon Default. (1) Upon a declaration that the Accommodations Outstanding are immediately due and payable pursuant to Section 8.01, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders, commence such legal action or proceedings as the Majority Lenders, in their sole discretion, deem expedient, including, the commencement of enforcement proceedings under the Credit Documents all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by the Borrower.

(2) The rights and remedies of the Administrative Agent and the Lenders under the Credit Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies. Nothing contained in the Credit Documents with respect to the indebtedness or liability of the Borrower to the Administrative Agent and the Lenders, nor any act or omission of the Administrative Agent or the Lenders with respect to the Credit Documents shall in any way prejudice or affect the rights, remedies and powers of the Administrative Agent and the Lenders under the Credit Documents.

ARTICLE 9

YIELD PROTECTION

Section 9.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Accommodations made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for (a) Indemnified Taxes or Other Taxes covered by Section 9.02; and (b) the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(iii) impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Accommodations made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Accommodation (or of maintaining its obligation to make any such Accommodation), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender and subject to the Lender providing the certificate referred to in paragraph (c), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Accommodations made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time and subject to the Lender providing the certificate referred to in paragraph (c), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (“Additional Compensation”), including a description of the event by reason of which it believes it is entitled to such compensation, and supplying reasonable supporting evidence (including, in the event of a Change of Law, a photocopy of the Law evidencing such change) and reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. In the event the Lender subsequently recovers all or part of the Additional Compensation paid by the Borrower, it shall promptly repay an equal amount to the Borrower. The obligation to pay such Additional Compensation for subsequent periods will continue until the earlier of termination of the Accommodation or the Commitment affected by the Change in Law, change in capital requirement or the lapse or cessation of the Change in Law giving rise to the initial Additional Compensation. A Lender shall make reasonable efforts to limit the incidence of any such Additional Compensation and seek recovery for the account of the Borrower upon the Borrower’s request at the Borrower’s expense, provided such Lender in its reasonable determination suffers no appreciable economic, legal, regulatory or other disadvantage. Notwithstanding the foregoing provisions, a Lender shall only be entitled to rely upon the provisions of this Section 9.01 if and for so long as it is not treating the Borrower in any materially different or in any less favourable manner than is applicable to any other customers of any relevant Lender, where such other customers are bound by similar provisions to the foregoing provisions of this Section 9.01.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than three (3) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the three (3) month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 9.02 Taxes.

(a) Payments Subject to Taxes. If the Borrower, the Administrative Agent or any Lender is required by Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of the Borrower hereunder or under any other Credit Document, then (i) the sum payable shall be increased by the Borrower when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Borrower shall make any such deductions required to be made by it under Law and (iii) the Borrower shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within fifteen (15) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes in respect of any payment by or on account of any obligation of the Borrower hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, at the written request of the Borrower, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, (a) any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements, and (b) any Lender that ceases to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall within five (5) days thereof notify the Borrower and the Administrative Agent in writing.

Section 9.03 Mitigation Obligations: Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 9.01, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Accommodations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgement of such Lender (with the prior consent of the Borrower), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.01 or 9.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 9.01, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.02, if any Lender’s obligations are suspended pursuant to Section 9.04 or if any Lender defaults in its obligation to fund Accommodations hereunder, then the Borrower may either, at its sole expense and effort, upon ten (10) days’ notice to such Lender and the Administrative Agent: (i) repay all outstanding amounts due to such affected Lenders (or such portion which has not been acquired pursuant to clause (ii) below) and thereupon such Commitment of the affected Lenders shall be permanently cancelled and the aggregate Commitment shall be permanently reduced by the same amount and the Commitment of each of the other Lenders shall remain the same; or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 17), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower pays the Administrative Agent the assignment fee specified in Section 16.01(b);

(ii) the assigning Lender receives payment of an amount equal to the outstanding principal of its Accommodations Outstanding, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 9.01 or payments required to be made pursuant to Section 9.02, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 9.04 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Accommodations, or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Accommodations. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgement of such Lender, otherwise be materially disadvantageous to such Lender.

ARTICLE 10

RIGHT OF SETOFF

Section 10.01 Right of Setoff. If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off (compensate) and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff (compensation), consolidation of accounts and bankers’ lien) that the Lenders or their respective Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff (compensation) and application, but the failure to give such notice shall not affect the validity of such setoff (compensation) and application. If any Affiliate of a Lender exercises any rights under this Section 10.01, it shall share the benefit received in accordance with Section 11.01 as if the benefit had been received by the Lender of which it is an Affiliate.

ARTICLE 11

SHARING OF PAYMENTS BY LENDERS

Section 11.01 Sharing of Payments by Lenders. If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Accommodations and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Accommodations Outstanding and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Accommodations Outstanding and other amounts owing them, provided that

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Accommodations, other than to the Borrower or any Affiliate of the Borrower (as to which the provisions of this Section shall apply);

(c) the provisions of this Section shall not be construed to apply to (i) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Credit Documents, (ii) any payment made in respect of an obligation that is secured by a Permitted Encumbrance or that is otherwise entitled to priority over the Borrower’s obligations under or in connection with the Credit Documents, (iii) any reduction arising from an amount owing to the Borrower upon the termination of derivatives entered into between the Borrower and such Lender, or (iv) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE 12

ADMINISTRATIVE AGENT’S CLAWBACK

Section 12.01 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Administrative Agent such Lender’s share of such advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount (exclusive of any amount of interest so paid to the Administrative Agent) shall constitute such Lender’s Accommodation included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Administrative Agent forthwith on written demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

ARTICLE 13

AGENCY

Section 13.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. Each Lender hereby authorizes the Administrative Agent to enter into the Subordination Agreement.

Section 13.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Affiliate thereof as if such Person were not the Administrative Agent and without any duty to account to the Lenders.

Section 13.03 Exculpatory Provisions.

(1) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents), but the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

(2) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the provisions of this Agreement or any other Credit Document) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Administrative Agent by the Borrower or a Lender.

(3) Except as otherwise expressly specified in this Agreement, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 13.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Accommodation that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Accommodation. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 13.05 Indemnification of Administrative Agent. Each Lender agrees to indemnify the Administrative Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent’s gross negligence or wilful misconduct.

Section 13.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent from among the Lenders (including the Person serving as Administrative Agent) and their respective Affiliates. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Administrative Agent shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 13.07 Replacement of Administrative Agent.

(1) The Administrative Agent may resign at any time after having given thirty (30) days’ prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the prior consent of the Borrower, to appoint a successor, which shall be a Lender having a Commitment and having an office in Toronto, Ontario or an Affiliate of any such Lender with an office in Toronto, Ontario. The Administrative Agent may also be removed at any time by the Majority Lenders upon thirty (30) days’ prior written notice to the Administrative Agent and the Borrower as long as the Majority Lenders, with the prior consent of the Borrower, appoint and obtain the acceptance of a successor within such thirty (30) days, which shall be a Lender having an office in Toronto, or an Affiliate of any such Lender with an office in Toronto.

(2) If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications specified in Section 13.07(1), provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in the preceding paragraph.

(3) Upon a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent, and the former Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Administrative Agent, the provisions of this Article 13 and of Article 15 shall continue in effect for the benefit of such former Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent was acting as Administrative Agent.

Section 13.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 13.09 Collective Action of the Lenders. Each of the Lenders hereby acknowledges and agrees that to the extent permitted by Law, any collateral security and the remedies provided under the Credit Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent upon the decision of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

Section 13.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE 14

NOTICES: EFFECTIVENESS; ELECTRONIC COMMUNICATION

Section 14.01 Notices, etc.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified on the applicable signature page to this Agreement or in the assignment and assumption agreement executed and delivered pursuant to Article 16 pursuant to which any Person becomes a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower and/or Parent Guarantor may, in its

discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE 15

EXPENSES; INDEMNITY: DAMAGE WAIVER

Section 15.01 Expenses; Indemnity: Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section, or in connection with the Accommodations issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Accommodations.

(b) Indemnification by the Borrower. The Parent Guarantor and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Claims suffered or incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Parent Guarantor or the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the Parent Guarantor or the Borrower of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Accommodation or the use or proposed use of the proceeds therefrom, (iii) any actual or prospective claim relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the

Parent Guarantor or the Borrower and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Claims (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, criminal acts or omissions or wilful misconduct of such Indemnitee; or (b) result from a claim brought by the Parent Guarantor or the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Parent Guarantor or the Borrower has obtained a final and nonappealable judgment in its favour on such claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 9.01, 9.02 and 15.01(a); or (c) are ordinary administrative expenses incurred by the Indemnitee in the ordinary course of business.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 15.01(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the other provisions of this Agreement concerning several liability of the Lenders.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Accommodation or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, provided such information or materials are distributed by such Indemnitee in accordance with the terms of Section 14.01.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor. A certificate of the Administrative Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

ARTICLE 16

SUCCESSORS AND ASSIGNS

Section 16.01 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Accommodations Outstanding at the time owing to it); provided that:

(i) except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Accommodations Outstanding at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Accommodations Outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Accommodations Outstanding of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Cdn. $5,000,000 and increments of $1,000,000 thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Accommodations Outstanding or the Commitment assigned;

(iii) any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing; and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent and the Borrower an Assignment and Assumption, together with a processing and recordation fee in the following sentence and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Each assignment shall be made upon payment by the assignor to the Administrative Agent of a processing fee of Cdn. $3,500 (provided, in each case, that no such fee shall be payable in respect of any assignment (i) to any Affiliate of such Lender; or (ii) by the Administrative Agent or any of its Affiliates), provided that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor or an Affiliate of such investment advisor (which funds are not then Lenders hereunder), only a single such fee shall be payable for all such contemporaneous assignments.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Credit Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 9 and Article 15, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Accommodation to the Borrower.

(c) Register. The Administrative Agent shall on behalf of Borrowers, maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Accommodations Outstanding owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may, at no cost or expense to the Borrower, at any time sell participations to any Person (other than a natural person, the Borrower or any Affiliate of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Accommodations Outstanding owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Accommodation to the Borrower.

Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Article 9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided such Participants agree to be subject to Article 9 as though they were Lenders. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.01 as though it were a Lender, provided such Participant agrees to be subject to Article 11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 9.01 and 9.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, provided that in order for such pledgee or assignee to be substituted as a Lender hereunder, it must comply with the requirements of Section 16.01(b) as if such enforcement was an assignment hereunder.

ARTICLE 17

AMENDMENTS AND WAIVERS

Section 17.01 Amendments and Waivers.

(a) Subject to subsections (b) and (c), no amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by a Credit Party or any other Person from such provisions, shall be effective unless in writing and approved by the Majority Lenders. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

(b) Only written amendments, waivers or consents signed by all the Lenders (or only the affected Lender, in the case of clauses (i), (ii) and (iii)) shall: (i) increase a Lender’s Commitment or subject any Lender to any additional obligation; (ii) reduce the principal or amount of, or interest on, or the currency of payment of, directly or indirectly, any Accommodation Outstanding or any fees or prepayment premium payable in connection with the Credit Facility or the types of Accommodations available hereunder; (iii) postpone any date fixed for any payment of principal of, or interest on, any Accommodation Outstanding or any fees or prepayment premium payable in connection with the Credit Facility (including the definition of Relevant Repayment Date); (iv) extend or reduce the notice period required for any

Accommodation; (v) change the percentage of the Commitments or the number or percentage of Lenders required for the Lenders, or any of them, or the Administrative Agent to take any action; (vi) permit any termination of any of the guarantees or Security required hereunder or release any of the guarantees or Security required hereunder not otherwise permitted to be terminated or released hereunder; (vii) change the definition of Majority Lenders; (viii) permit, directly or indirectly, the assignment or transfer of Credit Party’s rights or obligations in respect of the Credit Facility; or (ix) amend this Section 17.01(b) or any other provision hereof that expressly requires the approval of all the Lenders.

(c) Only written amendments, waivers or consents signed by the Administrative Agent, in addition to the Majority Lenders, shall affect the rights or duties of the Administrative Agent under the Credit Documents.

Section 17.02 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Law, on the day on which the judgment is paid or satisfied.

(b) The obligations of the Borrower in respect of any sum due in the Original Currency from it to any Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrower.

ARTICLE 18

GOVERNING LAW; JURISDICTION; ETC.

Section 18.01 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

(b) Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court of the Province of Ontario of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

ARTICLE 19

WAIVER OF JURY TRIAL

Section 19.01 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

ARTICLE 20

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

Section 20.01 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

ARTICLE 21

TREATMENT OF CERTAIN INFORMATION: CONFIDENTIALITY

Section 21.01 Treatment of Certain Information: Confidentiality.

(1) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (to the extent necessary to administer or enforce this Agreement and the other Credit Documents) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be bound and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Law or other legal process, (d) to any other party hereto, (e) to the extent reasonable, in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (a) becomes publicly available other than as a result of a breach of this Section; or (b) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or its Affiliates and provided such source has not, to the knowledge of the Administrative Agent or such Lender, breached a duty or obligation of confidentiality owed to the Borrower or its Affiliates the Administrative Agent or the Lenders. If the Administrative Agent or any Lender is requested or required to disclose any Information pursuant to or as required by Laws or by a subpoena or similar legal process, and other than in connection with disclosure contemplated in accordance with (b) above, the Administrative Agent or such Lender, as applicable, shall use its reasonable commercial efforts to provide the Borrower with notice of such requests or obligation in sufficient time so that the Borrower may seek an appropriate protective order or waive the Administrative Agent’s, or such Lender’s, as applicable, compliance with the provisions of this Section, and the Administrative Agent and such Lender, as applicable, shall co-operate with the Borrower in obtaining any such protective order.

(2) For purposes of this Section, “Information” means all information relating to the Parent Guarantor, the Borrower or any of their respective Affiliates or any of their respective businesses, other than any such information that is available to the Administrative

Agent or any Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers. In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide information concerning the Borrower and the credit facilities established herein to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

EPR METROPOLIS TRUST, as Borrower

/s/ Mike Hirons
Name:	Mike Hirons
Title:	Signatory Trustee

	Address:	Suite 201 30 Pershing Road Kansas City, MO 64108
	Attention: Telecopier:	Gregory K. Silvers 816-472-5794

CREDIT AGREEMENT

YONGEDUNDAS SIGNAGE TRUST, as Borrower

/s/ Mike Hirons
Name:	Mike Hirons
Title:	Signatory Trustee

	Address:	Suite 201 30 Pershing Road Kansas City, MO 64108
	Attention: Telecopier:	Gregory K. Silvers 816-472-5794

CREDIT AGREEMENT

ENTERTAINMENT PROPERTIES TRUST, as Parent Guarantor

Per:	/s/ Mike Hirons
Name: Mike Hirons
Title: Vice President Finance

	Address:	Suite 201 30 Pershing Road Kansas City, MO 64108
	Attention: Telecopier:	Gregory K. Silvers 816-472-5794

CREDIT AGREEMENT

METROPOLIS ENTERTAINMENT HOLDINGS INC, as a Credit Party

Per:	/s/ Mike Hirons
Name: Mike Hirons
Title: Vice President Finance

	Address:	Suite 201 30 Pershing Road Kansas City, MO 64108
	Attention: Telecopier:	Gregory K. Silvers 816-472-5794

CREDIT AGREEMENT

ROYAL BANK OF CANADA, as Administrative Agent

Per:	/s/ Susan Khokher
Name: Susan Khokher
Title: Manager, Agency

Per:
Name:
Title:

	Address:	Royal Bank of Canada Agency Services Group 200 Bay Street, Royal Bank Plaza 12th Floor, South Tower Toronto, ON M5J 2W7

	Attention:	Manager, Agency
	Telecopier:	(416) 842-4023

CREDIT AGREEMENT

COMMITMENTS

Credit	ROYAL BANK OF CANADA, as Lender
Commitment:
Cdn. $17,000,000.00

	Per:	/s/ John Miron
Name: John Miron
Title: Authorized Signatory

Per:
Name:
Title:

		Address:	200 Bay Street P.O. Box 50 4th Floor Royal Bank Plaza South Tower Toronto, ON M5J 2W7

		Attention:	John Miron
		Telephone:	(416) 842-3994
		Telecopier:	(416) 842-5321

CREDIT AGREEMENT

Credit	BANK OF MONTREAL, as Lender
Commitment:
Cdn. $17,000,000.00

	Per:	/s/ Steven MacKinnon
Name: Steven D. MacKinnon
Title: Vice President

Per:
Name:
Title:

		Address:	100 King Street West 4th Floor Toronto, Ontario M5X 1H3

		Attention:	Steven MacKinnon
		Telephone:	(416) 359-6837
		Telecopier:	(416) 359-7796

CREDIT AGREEMENT

COMMITMENTS

Credit Commitment:	CANADIAN IMPERIAL BANK OF COMMERCE, as Lender
Cdn. $15,000,000.00

	Per:	/s/ David White
Name: David G. White
Title: Managing Director

	Per:	/s/ Tim Thomas
Name: Tim Thomas
Title: Managing Director

		Address:	161 Bay Street 8th Floor Toronto, Ontario M5J 2S8

		Attention:	Rebecca Ho
		Telephone:	(416) 594-8477
		Telecopier:	(416) 956-3870

CREDIT AGREEMENT

Credit	THE BANK OF NOVA SCOTIA, as Lender
Commitment:
Cdn. $12,000,000.00

	Per:	/s/ Robert Solomon
Name: Robert T. Solomon
Title: Director

	Per:	/s/ Rob Kleinman
Name: Rob Kleinman
Title: Associate Director

		Address:	40 King Street West 62nd Floor Toronto, Ontario M5H 1H1

		Attention:	Rob Solomon
		Telephone:	(416) 866-7730
		Telecopier:	(416) 866-4037

CREDIT AGREEMENT

Credit Commitment:	LAURENTIAN BANK OF CANADA, as Lender
Cdn. $12,000,000.00

	Per:	/s/ David Perrott
Name: David Perrott
Title: Assistant Vice President Loan Syndications

	Per:	/s/ Tony Da Silva
Name: Tony Da Silva
Title: Vice President Loan Syndications

		Address:	130 Adelaide Street West
Suite 300
Toronto, Ontario
M5H 3P5

		Attention:	David Perrott
		Telephone:	(416) 865-5678
		Telecopier:	(416) 865-5904

CREDIT AGREEMENT

Credit Commitment:	THE BANK OF EAST ASIA, as Lender
Cdn. $9,000,000.00

	Per:	/s/ Credric Ng
Name: Mr. Credric Ng
Title: Interim C.E.O.

	Per:	/s/ William Leung
Name: Mr. William Leung
Title: CRM Manager

		Address:	Suite 102-103
350 Highway 7 East
Richmond Hill, Ontario
L4B 3N2

		Attention:	Dick Lee
		Telephone:	(905) 771-5671
		Telecopier:	(905) 882-9631

CREDIT AGREEMENT

Credit Commitment:	M&T BANK, as Lender
Cdn. $9,000,000.00

	Per:	/s/ John MacLeod
Name: John R. MacLeod
Title: Administrative Vice President, Canadian Principal Officer

Per:
Name:
Title:

		Address:	1 Fountain Plaza
Buffalo, NY
14203

		Attention:	Eric Heffler
		Telephone:	(716) 848-7497
		Telecopier:	(716) 848-7318

CREDIT AGREEMENT

Credit Commitment:	FIRST COMMERCIAL BANK, TORONTO BRANCH, as Lender
Cdn. $9,000,000.00

	Per:	/s/ Jason Lee
Name: Jason G. Lee
Title: General Manager

Per:
Name:
Title:

		Address:	5000 Yonge Street
Ste 1803
Toronto, Ontario
M2N 7E9

		Attention:	Emily Chen
		Telephone:	(416) 250-8788 Ext 232
		Telecopier:	(416) 250-8081

CREDIT AGREEMENT

SCHEDULE 1

FORM OF BORROWING NOTICE

[Date]

Royal Bank of Canada

Agency Services Group

200 Bay Street, Royal Bank Plaza,

South Tower, 12th Floor

Toronto, Ontario M5J 2W7

Attention:	Manager, Agency
Fax: 416-842-4023

The undersigned, [EPR Metropolis Trust] or [YongeDundas Signage Trust] (the “Borrower”), refers to the credit agreement dated as of March 4, 2010 (as amended, supplemented, replaced, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among, inter alia, Entertainment Properties Trust, as Parent Guarantor, EPR Metropolis Trust, YongeDundas Signage Trust, the Administrative Agent and the Lenders, and hereby gives you notice pursuant to Section 3.02 of the Credit Agreement that the Borrower hereby requests a Borrowing under the Credit Agreement, and, in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 3.02 of the Credit Agreement:

(a)	The date of the Proposed Borrowing is [—] , which is a Business Day.

(b)	The aggregate amount of the Proposed Borrowing is [insert amount].

(c)	The Proposed Borrowing will be by way of a Canadian Prime Rate Advance.

The undersigned hereby certifies and confirms that on the date of this Borrowing Notice and the date of the corresponding Accommodation, and immediately after giving effect thereto and to the application of any proceeds therefrom, (a) the representations and warranties of the Credit Parties contained in Section 6.01 of the Credit Agreement are true and correct in all material respects on and as of each such date, all as though made on and as of each such date, except for any representation and warranty which relates to an earlier date, which shall be true and correct in all material respects as of such date, (b) no Default or Event of Default has occurred and is continuing or would arise immediately after giving effect to or as a result of the Accommodations, and (c) such Accommodation, or otherwise giving effect to this Borrowing Notice, will not violate any applicable Law.

Yours truly,

[EPR METROPOLIS TRUST] or [YONGEDUNDAS SIGNAGE TRUST]

Per:
Authorized Signatory

Per:
Authorized Signatory

We have authority to bind the Corporation.

SCHEDULE 2

FORM OF INTEREST RATE ELECTION NOTICE

[Date]

Royal Bank of Canada

Agency Services Group

200 Bay Street, Royal Bank Plaza,

South Tower, 12th Floor

Toronto, Ontario M5J 2W7

Attention:	Manager, Agency
Fax: 416-842-4023

The undersigned, [EPR Metropolis Trust] or [YongeDundas Signage Trust] (the “Borrower”), refers to the credit agreement dated as of March 4, 2010 (as amended, supplemented, replaced, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among, inter alia, Entertainment Properties Trust, as Parent Guarantor, EPR Metropolis Trust, YongeDundas Signage Trust, the Administrative Agent and the Lenders, and hereby gives you notice pursuant to Section 3.03(2) of the Credit Agreement that the Borrower hereby elects to change or convert an Advance to another type of Accommodation, and, in that connection sets forth below the information relating to such election as required by Section 3.03(2) of the Credit Agreement: [Note: This applies to a change or conversion of a Canadian Prime Rate Advance.]

(a)	If the Advance is being changed or converted:

(i)	The Business Day on which the conversion from one type of Accommodation to another is to be made is [—].

(ii)	The type of Accommodation to be converted is [insert amount and type of Accommodation].

(iii)	The new [type of Accommodation] selected is [—].

(iv)	The term of the new [type of Accommodation] selected is [—].

The undersigned hereby certifies and confirms that on the date of this Interest Rate Election Notice and the date of the corresponding Accommodation, and immediately after giving effect thereto and to the application of any proceeds therefrom, (a) the representations and warranties of the Credit Parties contained in Section 6.01 of the Credit Agreement are true and correct in all material respects on and as of each such date, all as though made on and as of each such date, except for any representation and warranty which relate to an earlier date, which shall be true and correct in all material respects as of such date, (b) no Default or Event of Default has occurred and is continuing or would arise immediately after giving effect to or as a result of the Accommodations, and (c) such Accommodation, or otherwise giving effect to this Interest Rate Election Notice, will not violate any applicable Law.

Yours truly,

[EPR METROPOLIS TRUST] or [YONGEDUNDAS SIGNAGE TRUST]

Per:
Authorized Signatory

Per:
Authorized Signatory

SCHEDULE 3

FORM OF DRAWING NOTICE

[Date]

Royal Bank of Canada

Agency Services Group

200 Bay Street, Royal Bank Plaza,

South Tower, 12th Floor

Toronto, Ontario M5J 2W7

Attention:	Manager, Agency
Fax: 416-842-4023

The undersigned, [EPR Metropolis Trust] or [YongeDundas Signage Trust] (the “Borrower”), refers to the credit agreement dated as of March 4, 2010 (as amended, supplemented, replaced, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among, inter alia, Entertainment Properties Trust, as Parent Guarantor, EPR Metropolis Trust, YongeDundas Signage Trust, the Administrative Agent and the Lenders, and hereby gives you notice pursuant to Section 4.03 of the Credit Agreement that the Borrower hereby requests a Drawing under the Credit Agreement, and, in that connection sets forth below the information relating to such Drawing (the “Proposed Drawing”) as required by Section 4.03(1) of the Credit Agreement:

(a)	The Drawing Date of the Proposed Drawing is [—], which is a Business Day.

(b)	The aggregate Face Amounts of Drafts to be accepted and purchased (or purchased, as the case may be) is $—.

(c)	The contract maturity date for such Drafts is [—] months.

(d)	[In the case of conversion, insert principal amount and particulars of the Advance to be converted.]

The undersigned hereby certifies and confirms that on the date of this Drawing Notice and the date of the corresponding Accommodation, and immediately after giving effect thereto and to the application of any proceeds therefrom, (a) the representations and warranties of the Credit Parties contained in Section 6.01 of the Credit Agreement are true and correct in all material respects on and as of each such date, all as though made on and as of each such date, except for any representation and warranty which relate to an earlier date, which shall be true and correct in all material respects as of such date, (b) no Default or Event of Default has occurred and is continuing or would arise immediately after giving effect to or as a result of the Accommodations, and (c) such Accommodation, or otherwise giving effect to this Drawing Notice, will not violate any applicable Law.

Yours truly,

[EPR METROPOLIS TRUST] or [YONGEDUNDAS SIGNAGE TRUST]

Per:
Authorized Signatory

Per:
Authorized Signatory

SCHEDULE 4

NOTICE PERIODS AND AMOUNTS

Type of Accommodation	Borrowing Notice or Drawing Notice, (Sections 3.02, and 4.03(1))	Conversion to Drawing Section 3.03(2)	Conversion to Advance Section 4.05(1)	Minimum Amount and Currency of Accommodations (Sections 3.01(2) and 4.01(2))

Canadian Prime Rate Advance	1 Business Day		1 Business Day	Cdn. $1,000,000 and integral multiples of Cdn. $100,000

Drawings	2 Business Days	2 Business Days		Cdn. $1,000,000 and integral multiples of Cdn. $100,000

The day on which any notice is given is included and the day on which the specified action is to occur is excluded in calculating the notice period.

SCHEDULE 5

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, replaced, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan-transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:

4. Administrative Agent: , as the administrative agent under the Credit Agreement

5.      Credit Agreement: means the credit agreement dated as of March 4, 2010 among, inter alia, Entertainment Properties Trust, as Parent Guarantor, EPR Metropolis Trust and YongeDundas Signage Trust, as Borrowers, Royal Bank of Canada, as Administrative Agent and the Lenders party thereto.

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/Loans Assigned[4]	Percentage Assigned of Commitment/Loans[5]		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

7.	[Trade Date: ][6]

                    , 20     [the “Effective Date”] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

By:
Name: —
Title: —

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement.
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE

By:
Name: —
Title: —

[Consented to and]7 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Name: —
Title: —

[Consented to:]8

[NAME OF RELEVANT PARTY]

By:
Name: —
Title: —

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01(a) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amount that have accrued from and after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

[Date]

Royal Bank of Canada

Agency Services Group

RBC Capital Markets – Agency Group

200 Bay Street, Royal Bank Plaza,

South Tower, 12th Floor

Toronto, Ontario M5J 2W7

Attention:	Manager, Agency
Fax: 416-842-4023

The undersigned, Entertainment Properties Trust (the “Parent Guarantor”), refers to the credit agreement dated as of March 4, 2010 (as amended, supplemented, replaced, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) among, inter alia, the Parent Guarantor, EPR Metropolis Trust, YongeDundas Signage Trust, the Administrative Agent and the Lenders. This [quarterly/annual] Compliance Certificate is provided pursuant to Section 7.01(a)(iv) of the Credit Agreement for the [Fiscal Year/Quarter] ending on [—] (the “Period”).

The authorized signing officers of the undersigned, in such capacity and without personal liability, hereby certify that:

1.	I am the duly appointed [TITLE] of the Parent Guarantor, and as such I am providing this certificate for and on behalf of the undersigned pursuant to the Credit Agreement.

2.	I am familiar with the provisions of the Credit Agreement.

3.	To the best of my knowledge, information and belief, and after due inquiry, no Default or Event of Default has occurred and is continuing as at the date hereof.

4.	The financial statements in respect of the Parent Guarantor provided hereto pursuant to Section 7.01(a) of the Credit Agreement present fairly and in all materials respects the financial position of the Parent Guarantor on a consolidated basis, in accordance with GAAP (except as otherwise disclosed therein or required to comply with the provisions of the Credit Agreement and, in the case of unaudited financial statements, for normal year end audit adjustments and the absence of footnotes), as of the dates thereof and for the Period then ended.

5.	The financial statements in respect of each Borrower provided hereto pursuant to Section 7.01(a) of the Credit Agreement present fairly and in all material respects the financial position of each Borrower on an unconsolidated basis, in accordance with GAAP (except as otherwise disclosed therein or required to comply with the provisions of the Credit Agreement and, in the case of unaudited financial statements, for normal year end audit adjustments and the absence of footnotes), as of the dates thereof and for the Period then ended.

6.	The representations and warranties contained in Section 6.01 are true and correct, in all material respects, as though made on the date hereof, except representations and warranties which relate to an earlier date, which shall be true and correct in all material respects as of such date, and except for changes which have been disclosed to and accepted by the Administrative Agent acting on behalf of the Majority Lenders.

7.	As at the last day of the Period the following ratios or calculations, as the case may be, were as follows:

(a) Total Debt to Total Asset Value (7.03(1)(a))

(b) Tangible Net Worth (7.03(1)(b))

(c) Minimum Interest Coverage Ratio (7.03(1)(c))

(d) Maximum Distributions (7.03(1)(d))

(e) Maximum Secured Recourse Debt to Total Asset Value (7.03(1)(e))

(f) Minimum Fixed Change Coverage Ratio (7.03(1)(f))

8.	The calculations of the financial covenants referred to in paragraph 7(a) through (f) above, the particulars of which calculations are attached hereto as Annex “A”, and the financial information set out therein are true and correct in all material respects.

9.

The appraisal value of the Property and the Signage as specified in the Appraisals was $230,500,000 and the Mortgageability Amount as at the end of the Period (the particulars of which calculation is attached hereto as Annex “B”) was $—, and the Difference (as defined in Section 2.02 of the Credit Agreement) as at the end of the Period was $—.[1]

Yours truly,

ENTERTAINMENT PROPERTIES TRUST

Per:
Authorized Signatory

Per:
Authorized Signatory

[1]

Note: See Section 2.02 of the Credit Agreement. If the Accommodations outstanding at any time exceed the Mortgageability Amount as specified herein the Borrowers are required to either repay the Credit Facility or deliver a letter of credit to the Administrative Agent as more particularly described in Section 2.02.

SCHEDULE 7

AMORTIZATION SCHEDULE

Date	Repayment Amount
June 4, 2010	Cdn. $1,250,000

September 4, 2010	Cdn. $1,250,000

December 4, 2010	Cdn. $1,250,000

March 4, 2011	Cdn. $1,250,000

June 4, 2011	Cdn. $1,250,000

September 4, 2011	Cdn. $1,250,000

December 4, 2011	Cdn. $1,250,000

In respect of each Lender, all remaining Accommodations Outstanding to such Lender on the Relevant Repayment Date in respect of such Lender

SCHEDULE 6.01(j)

CORPORATE STRUCTURE

SCHEDULE 6.01(s)

PROPERTY DESCRIPTION

PARCEL 1

PIN 21101-0144 (LT) being Lots 20, 21 and 22 and part of Lots 19 and 23, E/S Yonge Street and part of O’Keefe Lane (closed by CA591469), Plan 22-A Toronto, designated as Parts 1, 3, 4 and 5 on Plan 64R-17048; City of Toronto; S/T CA591498; T/W CA591499 and CA591500; S/T CA591483, CA591484, CA591485, CA591486 and CA591497.

PARCEL 2

PIN 21101-0103 (LT) being Part of Lots 26, 27, 28, 29, 30, 31, 32, 33 and 34, W/S Victoria Street, Plan 22-A Toronto, designated as Parts 2, 16, 17 and 18 on Plan 64R-16199; City of Toronto; T/W CA591499, CA591497, CA591500.

PARCEL 3

(LEASEHOLD INTEREST IN) PART OF PIN 21101-0091 (LT) being Part of Lots 28 and 29, W/S Victoria Street, Plan 22-A Toronto, designated as Part 12 on Plan 64R-16199; City of Toronto; S/T CA591499; T/W CA591497.

[Note: Stikeman Elliott LLP has advised the Lenders that the notation in the thumbnail description for PIN 21101-0144 (LT) that indicates that such lands are “T/W CA591483, CA591484, CA591485, CA 591486 and CA 591497” is incorrect and should read “S/T CA591483, CA591484, CA591485, CA591486 and CA591497. The above description of PIN 21104-0144 (LT) sets out the description to be shown on corrected PIN 21101-0144 (LT). The current PIN 21101-0144 (LT) shows Instruments Nos. CA591483, CA591484, CA 591486 and CA 591497 as “T/W” instead of “S/T”. A PIN correction will be requested.]

SCHEDULE 6.01(s)(ix)(a)

MATERIAL CONTRACTS AND LEASES

1.	Material Contracts

(a)	Encroachment Agreement

(b)	Hydro Agreement

(c)	Ground Lease

(d)	Ryerson Reciprocal Agreement

(e)	Tunnel Agreement

(f)	Signage Licence

(g)	Entrance Connection Agreement (Dundas Subway Station) between Toronto Transit Commission and Penex Metropolis Ltd. dated July 31, 2007

(h)	Instrument No. CA591500 registered on March 17, 1999, being a Transfer of Right of Way from the City of Toronto to Penex Metropolis Ltd.

(i)	Instrument No. CA591503 registered on March 17, 1999, being a section 37 agreement between PenEquity Management Corporation, Penex Metropolis Ltd. and the City of Toronto, as amended by an agreement registered as Instrument No. AT620309 and as amended by an agreement dated on or about the date hereof

(j)	Instrument No. CA591504 registered on March 17, 1999, being a development agreement between Penex Metropolis Ltd., PenEquity Management Corporation and the City of Toronto, as amended on or prior to the date hereof.

(k)	Agreement in a form acceptable to the Administrative Agent acting reasonably to be entered into on or about the date hereof between Property Nominee and the City of Toronto regarding a canopy encroachment and the encroachments referred to therein.

2.	Leases

Major Leases in respect of the Property

(a)	Adidas-Solomon Canada Limited

(b)	AMC Entertainment International, Inc.

(c)	Extreme Fitness Inc., o/a Extreme Fitness

(d)	Best Buy Canada Ltd., formerly Future Shop Ltd.

(e)	Google Canada Corporation

(f)	Jack Astor’s (Yonge & Dundas) Realty Inc. o/a Jack Astor’s Bar and Grill

(g)	Milestone’s Restaurants Inc. o/a Milestone’s

(h)	Ontario Realty Corporation acting as agent, on behalf of Her Majesty the Queen in right of Ontario as represented by the Minister of Public Infrastructure Renewal. o/a Minister of Training, Colleges and Universities (Lease# L11747)

(i)	Ontario Realty Corporation acting as agent, on behalf of Her Majesty the Queen in right of Ontario as represented by the Minister of Public Infrastructure Renewal. o/a Ontario Tourism Marketing Partnership Corporation (Lease # L11707)

(j)	PenEquity Realty Corporation

(k)	Ryerson University

(l)	Shoppers Realty Inc., o/a Shoppers Drug Mart

(m)	Starbucks Coffee Canada, Inc., o/a Starbucks

(n)	Anthony (Tony) Woo In-Trust for a Company to be incorporated, o/a Starwalk International Buffet

Non-Major Leases

(o)	2121956 Ontario Inc., o/a Aura Model Shop

(p)	Zonin Food Corporation Limited o/a The Bagel Stop

(q)	1668838 Ontario Inc. o/a Baskin Robbins

(r)	Bell Mobility Inc. o/a Bell World or Bell

(s)	Bell Mobility Inc. o/a Solo

(t)	1412846 Ontario Inc. o/a Bubble Tease

(u)	Inspired Foods Incorporated o/a California Thai

(v)	Caribbean Queen Restaurants Inc., o/a Caribbean Queen

(w)	Chipotle Mexican Grill Canada Corp., o/a Chipotle Mexican Grill

(x)	Crepe Delicious Leasing Corp., o/a Crepe De Licious

(y)	6643515 Canada Corporation, o/a Gadget City

(z)	Cara Operations Limited o/a Harvey’s

(aa)	GCO Canada Inc., o/a Hat World

(bb)	J. R. Ont. Ltd., o/a Johnny Rockets

(cc)	Jugo Juice International Inc., o/a Jugo Juice

(dd)	J. R. One Ltd., o/a Juice Rush

(ee)	Kitchen Food Fair Inc., o/a Kitchen Food Fair

(ff)	Koryo Korean BBQ Franchise Corp., o/a Koryo Korean BBQ

(gg)	Myung Ok Park. o/a Lottery Kiosk

(hh)	Made in Japan Japanese Restaurants Limited o/a Made in Japan Teriyaki Experience

(ii)	976011 Ontario Inc. o/a Milo’s Pita

(jj)	MFC Cookie Brand Inc. o/a Mrs. Fields & Pretzelmaker

(kk)	Opa! Souvlaki Management Group Inc. o/a Opa! Souvlaki of Greece

(ll)	Ruseell Lawis, o/a Petals & Twigs

(mm)	2013553 Ontario Limited, o/a Pumpernickel’s Deli

(nn)	Rogers Retail a Division of Rogers Cable Communications Inc., o/a Rogers Plus

(oo)	2071327 Ontario Inc., o/a Sauté Rose

(pp)	Subway Franchise Restaurants of Canada Ltd., o/a Subway (B134)

(qq)	Subway Franchise Restaurants of Canada Ltd., o/a Subway (337)

(rr)	The TDL Group

(ss)	Timothy’s Coffees of the World Inc., o/a Timothy’s World Coffee

(tt)	Watch It Incorporated o/a Watch It!

(uu)	Canadian Imperial Bank of Commerce

Signage Agreements

(vv)	SON09-V2B M2 Universal on behalf of Sony Picture Releasing 23-Jun-09

(ww)	SHA08-VPA Zenith Optimedia on behalf of Sharp 25-Mar-08

(xx)	PAN08-V1A Panasonic Canada Inc. 16-Nov-07 (as amended)

(yy)	WES10-PEA Media Experts on behalf of West Jet 4-Jan-10

SCHEDULE 6.01(s)(ix)(b)

LEASING MATTERS

(a) all work to be done by the landlord pursuant to the Leases, to the extent required to be completed by the landlord, has been completed in accordance with the Leases and the tenants have accepted their demised premises, are in possession of their demised premises and are paying rent and occupancy costs EXCEPT AS FOLLOWS:

Jack Astor’s (Yonge & Dundas) Realty Inc. o/a Jack Astor’s Bar and Grill, as set out in the Estoppel Agreement dated February, 2010;

PenEquity Realty Corporation, as set out in the Estoppel Agreement dated March 2, 2010;

Shoppers Realty Inc. o/a Shoppers Drug Mart, as set out in the Tenant Acknowledgment dated February 3, 2010;

Ontario Realty Corporation acting as agent, on behalf of Her Majesty the Queen in right of Ontario as represented by the Minister of Public Infrastructure Renewal. o/a Minister of Training, Colleges and Universities (Lease # L11747), as set out in the Tenant Acknowledgment dated January 28, 2010;

Ontario Realty Corporation acting as agent, on behalf of Her Majesty the Queen in right of Ontario as represented by the Minister of Public Infrastructure Renewal. o/a Ontario Tourism Marketing Partnership Corporation (Lease # L11707), as set out in the Tenant Acknowledgment dated January 28, 2010; and

AMC Entertainment International, Inc., as set out in the Estoppel Certificate dated February 25, 2010;

in each case to the extent that the applicable Lease requires the landlord to complete such work.

(b) there are no tenant inducements, allowances, incentives, benefit packages, lease take-over obligations or other amounts payable under the Leases or which may become payable under the Leases by the landlord to any tenant that have not been paid EXCEPT AS FOLLOWS:

Starbucks Coffee Canada, Inc., as set out in the Estoppel Agreement dated February 16, 2010.

Ryerson University, as set out in the Estoppel Agreement dated February 19, 2010.

(c) there are no remaining free rent periods under the Leases EXCEPT AS FOLLOWS:

Ryerson University, as set out in the Estoppel Agreement dated February 19, 2010.

(d) no tenant has any exclusivity right with respect to any use of all or any part of the Property or Signage EXCEPT AS FOLLOWS:

Shoppers Realty Inc., as set out in the Tenant Acknowledgment dated February 3, 2010.

Jack Astor’s (Yonge & Dundas) Realty Inc. o/a Jack Astor’s Bar and Grill, as set out in the Offer to Lease dated December 12, 2006.

Milestone’s Restaurants Inc. o/a Milestone’s, as set out in the Offer to Lease dated October 9, 2007.

Best Buy Canada Ltd., formerly Future Shop Ltd., as set out in the Consolidated Lease and Amending Agreement dated May 14, 2007.

Chipotle Mexican Grill Canada Corp., o/a Chipotle Mexican Grill, as set out in the Lease dated February 14, 2008.

Cara Operations Limited o/a Harvey’s, as set out in the Offer to Lease, dated November 27, 2007.

J. R. Ont. Ltd., o/a Johnny Rockets, as set out in the Agreement to Lease dated February 9, 2004.

Extreme Fitness Inc., o/a Extreme Fitness, as set out in the Agreement to Lease dated September 15, 2007.

Koryo Korean BBQ Franchise Corp., o/a Koryo Korean BBQ, as set out in the Agreement to Lease, dated September 16, 2005.

Made in Japan Japanese Restaurants Limited o/a Made in Japan Teriyaki Experience, set out in the Agreement to Lease dated August 31, 2004.

976011 Ontario Inc. o/a Milo’s Pita, as set out in the Agreement to Lease dated March 9, 2004.

MFC Cookie Brand Inc. o/a Mrs. Fields & Pretzelmaker, as set out in the Agreement to Lease dated July 12, 2004.

Opa! Souvlaki Management Group Inc. o/a Opa! Souvlaki of Greece, as set out in the Agreement to Lease dated January 3, 2006.

2071327 Ontario Inc., o/a Sauté Rose, set out in the Agreement to Lease dated June 8, 2005.

Timothy’s Coffees of the World Inc., o/a Timothy’s World Coffee, as set out in the Agreement to Lease dated June 17, 2004.

The TDL Group, as set out in the Lease dated September 16, 1992.

2121956 Ontario Inc., o/a Aura Model Shop, as set out in the Agreement to Lease dated December 12, 2006.

Google Canada Corporation, as set out in the Lease dated March 12, 2008.

Inspired Foods Incorporated o/a California Thai, as set out in the Agreement to Lease dated June 16, 2005.

Caribbean Queen Restaurants Inc., o/a Caribbean Queen, as set out in the Agreement to Lease dated June 16, 2005.

AMC Entertainment International, Inc., as set out in the Lease dated June 29, 1998.

Adidas-Solomon Canada Limited, as set out in the Letter Agreement dated October 15, 2005.

SCHEDULE 6.01(s)(v)

OPEN BUILDING PERMITS

Permit Number	Description		Date of Issue	Status as of February 17, 2010	Responsibility

10 116126 BLD 00	Tenant 7th Astor’s	Building Additions/Alterations	Feb 9, 2010	Under Review	Landlord

10 116126 HVA 00	Tenant 7th Astor’s	Mechanical(MS)	Feb 9, 2010	Issuance Pending	Landlord

09 161161 BLD 02	Tenant 5th Ryerson	Building Additions/Alterations	Nov 23, 2009	Revision Issued	Tenant

09 161161 BLD 01	Tenant 5th Ryerson	Building Additions/Alterations	Oct 15, 2009	Revision Issued	Tenant

09 161161 HVA 01	Tenant 5th Ryerson	Mechanical(MS)	Oct 15, 2009	Revision Issued	Tenant

09 161161 BLD 00	Tenant 5th Ryerson	Building Additions/Alterations	Aug 21, 2009	Inspection	Tenant

09 161161 HVA 00	Tenant 5th Ryerson	Mechanical(MS)	Aug 21, 2009	Inspection	Tenant

09 157945 BLD 00	Tenant 8th Floor	Building Additions/Alterations	Aug 14, 2009	Permit Issued	Tenant

09 157945 HVA 00	Tenant 8th Floor	Mechanical(MS)	Aug 14, 2009	Permit Issued	Tenant

09 144100 BLD 00	Tenant 5th patio Woo	Building Additions/Alterations	Jun 1, 2009	Permit Issued	Tenant

08 177222 HVA 01	Tenant 4th lobby Woo	Mechanical(MS)	Feb 27, 2009	Revision Issued	Tenant

08 221991 BLD 00	Tenant Silver	Building Additions/Alterations	Nov 17, 2008	Inspection	Tenant

08 177222 BLD 01	Tenant 4th lobby Woo	Building Additions/Alterations	Oct 10, 2008	Ready for Issuance	Tenant

08 191599 BLD 00	Tenant 9th OTMPC	Building Additions/Alterations	Aug 8, 2008	Work Not Started	Tenant

08 191599 HVA 00	Tenant 9th OTMPC	Mechanical(MS)	Aug 8, 2008	Permit Issued	Tenant

08 183901 FSU 00	Mag lock 10th	Fire/Security Upgrade	Jul 18, 2008	Inspection	Landlord

08 177222 BLD 00	Tenant 5th Woo	Building Additions/Alterations	Jul 2, 2008	Inspection	Tenant

08 177222 HVA 00	Tenant 5th Woo	Mechanical(MS)	Jul 2, 2008	Inspection	Tenant

08 177222 PLB 00	Tenant 5th Woo	Plumbing(PS)	Jul 2, 2008	Inspection	Tenant

06 125223 BLD 03	Cross overs	New Building	May 27, 2008	Revision Issued	Landlord

08 155083 BLD 00	Tenant 8th Floor	Building Additions/Alterations	May 5, 2008	Inspection	Tenant

08 145890 FSU 00	Mag lock	Fire/Security Upgrade	Apr 11, 2008	Inspection	Landlord

08 143292 ZSV 00	Sign	Zoning Review	Apr 3, 2008	Not Started	Tenant

08 142310 BLD 00	Tenant 10th	Building Additions/Alterations	Apr 1, 2008	Inspection	Tenant

08 141172 BLD 00	Tenant B1 Food	Building Additions/Alterations	Mar 28, 2008	Inspection	Tenant

08 118767 BLD 00	Tenant B2 Extreme	Building Additions/Alterations	Mar 12, 2008	Inspection	Tenant

08 118767 HVA 00	Tenant B2 Extreme	Mechanical(MS)	Mar 12, 2008	Inspection	Tenant

Permit Number	Description		Date of Issue	Status as of February 17, 2010	Responsibility

08 114827 BLD 00	Tenant 3rd	Building Additions/Alterations	Feb 27, 2008	Inspection	Tenant

08 106962 BLD 00	Tenant B2&3 Extreme	Building Additions/Alterations	Jan 28, 2008	Inspection	Tenant

08 106962 HVA 00	Tenant B2&3 Extreme	Mechanical(MS)	Jan 28, 2008	Inspection	Tenant

08 105324 MSA 00	Tenant Chipotle	Mechanical(MS)	Jan 22, 2008	Permit Issued	Tenant

08 105317 HVA 00	Tenant Food	Mechanical(MS)	Jan 22, 2008	Inspection	Tenant

08 100293 BLD 00	Tenant Extr elevator	Building Additions/Alterations	Jan 3, 2008	Permit Issued	Tenant

07 284501 BLD 00	Tenant Cinnabon	Building Additions/Alterations	Dec 5, 2007	Inspection	Tenant

07 284501 PLB 00	Tenant Cinnabon	Plumbing(PS)	Dec 5, 2007	Inspection	Tenant

07 280849 BLD 00	Tenant Bell	Building Additions/Alterations	Nov 21, 2007	Inspection	Tenant

07 280359 BLD 00	Tenant Subway	Building Additions/Alterations	Nov 20, 2007	Inspection	Tenant

07 280376 BLD 00	Tenant Subway	Building Additions/Alterations	Nov 20, 2007	Inspection	Tenant

07 105692 BLD 01	TTC tunnel	Building Additions/Alterations	Oct 4, 2007	Revision Issued	Tenant

07 105692 BLD 01	Tenant B2&3 Extreme	Building Additions/Alterations	Oct 4, 2007	Revision Issued	Tenant

06 136877 HVA 01	Base Building	Mechanical(MS)	Oct 3, 2007	Revision Issued	Landlord

07 246664 HVA 00	Tenant food	Mechanical(MS)	Jul 24, 2007	Inspection	Tenant

07 112765 HVA 01	Tenant Future Shop	Mechanical(MS)	Jun 14, 2007	Revision Issued	Tenant

07 229943 BLD 00	Tenant Kios	Building Additions/Alterations	Jun 8, 2007	Inspection	Tenant

06 125223 BLD 01	Base Building	New Building	May 8, 2007	Revision Issued	Landlord

07 112765 HVA 00	Tenant Future Shop	Mechanical(MS)	Mar 1, 2007	Inspection	Tenant

07 107278 ZSV 00	Sign	Zoning Review	Feb 6, 2007	Not Started	Tenant

07 105692 HVA 00	TTC tunnel	Mechanical(MS)	Feb 1, 2007	Permit Issued	Tenant

07 105692 BLD 00	TTC tunnel	Building Additions/Alterations	Jan 30, 2007	Inspection	Tenant

06 136877 HVA 00	Base Building	Mechanical(MS)	May 18, 2006	Inspection	Tenant

06 125223 BLD 00	Base Building	New Building	Apr 11, 2006	Inspection	Landlord

06 113940 ZSV 00	Sign	Zoning Review	Mar 2, 2006	Not Started	Landlord

SCHEDULE 6.01(v)

AFFILIATE TRANSACTIONS

Nil.

SCHEDULE 6.01(x)

WHITE PLAINS DISCLOSURE

The Borrowers have advised the Agent and the Lenders that EPT White Plains, LLC (“EPT White Plains”), an entity which is owned 100% by EPR, has a 66 2/3% voting ownership interest in each of LC White Plains Recreation, LLC (“White Plains Recreation”) and LC White Plains Retail, LLC (“White Plains Retail” and, together with White Plains Recreation, the “Cappelli WP Subsidiaries”). City Center Group, LLC (“City Center Group”) has the remaining 33 1/3% voting ownership interest in each of the Cappelli WP Subsidiaries; and Cappelli Group, LLC (“Cappelli Group”) has an additional non-voting ownership interest in the Cappelli WP Subsidiaries. City Center Group and Cappelli Group are each entities in which Louis R. Cappelli has a direct or indirect ownership, management or similar interest. The Borrowers have represented to the Agent and the Lenders that the Cappelli WP Subsidiaries own that certain real estate project known as “City Center”, located in White Plains, New York.

The Borrowers have also advised the Agent and the Lenders that, currently, there is debt outstanding on the City Center project to at least two third-party lenders, namely, Union Labor Life Insurance Company (“ULLICO”) and/or Empire State Development Corporation (“ESDC”), which indebtedness is referred to herein collectively as the “City Center Debt”. The Borrowers have also advised the Agent and the Lenders that all of the City Center Debt is non-recourse to EPR and to EPT White Plains, and is personally guaranteed by Louis R. Cappelli and/or his business partner, Louis Ceruzzi.

The Borrowers have also further advised the Agent and the Lenders that the Cappelli WP Subsidiaries have defaulted and may hereafter default in the payment of real estate taxes and related impositions owing by such Cappelli WP Subsidiaries on the City Center project, and that the Cappelli WP Subsidiaries have likewise defaulted and/or may in the future default in the payment to ULLICO and/or ESDC, or any of their successors or assigns, of the City Center Debt.

SCHEDULE 2.11(1)(ii)

TENANT ESTOPPEL CERTIFICATES FOR CLOSING

(a)	Adidas-Solomon Canada Limited

(b)	AMC Entertainment International, Inc.

(c)	Extreme Fitness Inc., o/a Extreme Fitness

(d)	Best Buy Canada Ltd., formerly Future Shop Ltd.

(e)	Google Corporation Canada

(f)	Jack Astor’s (Yonge & Dundas) Realty Inc. o/a Jack Astor’s Bar and Grill

(g)	Milestone’s Restaurants Inc. o/a Milestone’s

(h)	Ontario Realty Corporation acting as agent, on behalf of Her Majesty the Queen in right of Ontario as represented by the Minister of Public Infrastructure Renewal. o/a Ontario Tourism Marketing Partnership Corporation (Lease # L11707)

(i)	Ontario Realty Corporation acting as agent, on behalf of Her Majesty the Queen in right of Ontario as represented by the Minister of Public Infrastructure Renewal. o/a Minister of Training, Colleges and Universities (Lease # L11747)

(j)	PenEquity Realty Corporation

(k)	Ryerson University

(l)	Shoppers Realty Inc., o/a Shoppers Drug Mart

(m)	Starbucks Coffee Canada, Inc., o/a Starbucks

(n)	Anthony (Tony) Woo In-Trust for a Company to be incorporated, o/a Starwalk International Buffet

SCHEDULE 7.02(a)

PERMITTED ENCUMBRANCES

PART I – GENERAL

1.	Undetermined or inchoate liens for taxes, assessments, utility charges or governmental charges or levies which are not yet due or the validity of which is being contested at the time by the Credit Parties in good faith by proper legal proceedings if Laws provide that same need not be paid during any contest of validity and if adequate provision acceptable to the Administrative Agent has been made for their payment.

2.	Inchoate or statutory liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of the Property, provided that such liens are related to obligations not due or delinquent, are not registered against title to the Property and in respect of which adequate holdbacks are being maintained as required by applicable law.

3.	Any binding unregistered easements, rights-of-way, permits, licenses and other similar rights, provided that such rights (i) have been complied with, and (ii) do not in the aggregate materially interfere with the use of the Property or materially impair the value of the Property.

4.	Encroachments, title defects or irregularities which are of a minor nature and which do not in the aggregate materially interfere with the use of the Property or materially impair the value of the Property.

5.	Applicable laws, by-laws, ordinances, regulations and restrictions of municipal, governmental, public or other regulatory authorities affecting or controlling the use of land or the nature of any structures which may be erected thereon and active permits, provided that they have been complied with, or if not complied with, that any non-compliance does not in the aggregate materially adversely affect the use of the Property or materially impair the value of the Property.

6.	The right reserved to or vested in any governmental entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof.

7.	Any subsisting reservations, limitations, appropriations, provisos and conditions in the original grant from the Crown.

8.	Any other encumbrances agreed to by the Administrative Agent from time to time.

9.	The Security.

PART II – SPECIFIC

10.	Leases entered into in compliance with the terms of this Agreement and any charges of the tenants’ or subtenants’ interests therein and any registration of notices thereof.

11.	The Signage Licence.

12.	Entrance Connection Agreement (Dundas Subway Station) between Toronto Transit Commission and Penex Metropolis Ltd. dated July 31, 2007.

13.	Agreement between the City of Toronto and Penex Metropolis Ltd. dated August 2007 with respect to, inter alia, the construction, maintenance and operation of an underground pedestrian connection to the Dundas subway station and an assumption agreement with respect thereto dated on or about the date hereof between Property Nominee and City of Toronto or a replacement agreement in respect of same in form acceptable to the Administrative Agent, acting reasonably.

14.	Agreement between Toronto Hydro-Electric System Limited and Penex Metropolis Ltd. dated March 14, 2005 with respect to, inter alia, connection to the Toronto Hydro Distribution System and an assumption agreement with respect thereto dated on or about the date hereof between Property Nominee and Toronto-Hydro Electric System Limited.

15.	Agreement Amending Section 37 Agreement dated on or about the date hereof between Property Nominee and the City of Toronto and any registration of notice thereof.

16.	Agreement Amending Development Agreement dated on or about the date hereof between Property Nominee and the City of Toronto and any registration of notice thereof.

17.	Assignment of Encroachment Agreement dated on or about the date hereof in favour of Property Nominee and any registration of notice thereof.

18.	Agreement Amending Encroachment Agreement dated on or about the date hereof between Property Nominee and the City of Toronto and any registration of notice thereof.

19.	Agreement in a form acceptable to the Administrative Agent acting reasonably to be entered into on or about the date hereof between Property Nominee and the City of Toronto regarding a canopy encroachment and the encroachments referred to therein.

20.	Agreement in a form acceptable to the Administrative Agent acting reasonably to be entered into on or about the date hereof between Property Nominee and the City of Toronto regarding PATH Wayfinding Programme.

21.	Agreement Amending Reciprocal Agreement dated on or about the date hereof between Property Nominee and Ryerson University and any registration of notice thereof.

PIN 21101-0103(LT)

22.	Instrument No. CT105506 (63BA597) registered on January 31, 1975, being a Plan Boundaries Act.

23.	Instrument No. CA230307 registered on March 29, 1993, being a Notice of Lease between the Board of Governors of Ryerson Polytechnical Institute and Tim Donut Limited.

24.	Instrument No. CA591497 registered on March 17, 1999, being a Transfer of Right of Way from the City of Toronto to Ryerson Polytechnic University.

25.	The easements referred to in Instrument No. CA591499 registered on March 17, 1999.

26.	Instrument No. CA591500 registered on March 17, 1999, being a Transfer of Right of Way from the City of Toronto to Penex Metropolis Ltd. and an assumption agreement with respect thereto dated on or about the date hereof between Property Nominee and City of Toronto.

27.	Instrument No. CA591503 registered on March 17, 1999, being an agreement between PenEquity Management Corporation, Penex Metropolis Ltd. and the City of Toronto.

28.	Instrument No. CA591504 registered on March 17, 1999, being an agreement between Penex Metropolis Ltd., PenEquity Management Corporation and the City of Toronto.

29.	Instrument No. CA591505 registered on March 17, 1999, being an agreement between Ryerson Polytechnic University and Penex Metropolis Ltd.

30.	Instrument No. CA591508 registered on March 17, 1999, being a Notice of Lease between Penex Metropolis Ltd. and AMC Theatres of Canada, Inc.

31.	Instrument No. CA763031 registered on March 22, 2002, being an agreement between the City of Toronto and The Board of Governors of Ryerson Polytechnic Institute and the encroachments referred to therein.

32.	Instrument No. CA591509 registered on March 17, 1999, being a Notice of Sublease between AMC Theatres of Canada, Inc., Ryerson Polytechnic University and Penex Metropolis Ltd.

33.	Instrument No. AT20767 registered on October 23, 2002, being a Notice of Lease between Penex Metropolis Ltd. and Best Buy Canada Ltd.

34.	Instrument No. AT49662 registered on November 29, 2002, being a Notice of Assignment of Lessee Interest between AMC Theatres of Canada, Inc. and AMC Entertainment International, Inc.

35.	Instrument No. AT49663 registered on November 29, 2002, being a Notice of Application to Register Interest in Lease (Notice of Assignment of Sublease by AMC Theatres of Canada, Inc. to AMC Entertainment International, Inc.)

36.	Instrument No. AT620309 registered on October 1, 2004, being a Notice of Agreement between the City of Toronto, Penex Metropolis Ltd. and PenEquity Management Corporation.

37.	Instrument No. AT620348 registered on October 1, 2004, being a Notice of Agreement between the City of Toronto, Penex Metropolis Ltd. and PenEquity Management Corporation.

38.	Instrument No. AT821087 registered on June 2, 2005, being a Land Registrar’s Order to amend thumbnail description.

39.	Instrument No. AT828292 registered on June 13, 2005, being a Land Registrar’s Order to amend thumbnail description.

40.	Instrument No. AT1116931 registered on April 21, 2006, being a Notice of Agreement between the City of Toronto, Penex Metropolis Ltd. and PenEquity Management Corporation.

41.	Instrument No. AT1158013 registered on June 5, 2006, being a Notice of Agreement between Penex Metropolis Ltd. and Ryerson University.

42.	Instrument No. AT1431547 registered on April 30, 2007, being a Notice of Agreement between the City of Toronto, Penex Metropolis Ltd. and PenEquity Management Corporation.

43.	Instrument No. AT1604986 registered on October 16, 2007, being an Application (General) by Penex Metropolis Ltd.

44.	Instrument No. AT1736728 registered on March 20, 2008, being a Notice of Lease between Penex Metropolis Ltd. and Chipotle Mexican Grill Canada Corp.

45.	Instrument No. AT1773441 registered on May 6, 2008, being a Notice of Lease between Penex Metropolis Ltd. and Google Canada Corporation.

46.	Instrument No. AT1849152 registered on July 30, 2008, being a Notice of Lease between Penex Metropolis Ltd. and Milestone’s Restaurants Inc.

47.	Instrument No. AT1849173 registered on July 30, 2008, being a Notice of Lease between Penex Metropolis Ltd. and Cara Operations Limited.

48.	Instrument No. AT1886374 registered on September 4, 2008, being a Notice of Lease between Penex Metropolis Ltd. and Shoppers Realty Inc.

49.	Instrument No. AT2287025 registered on January 22, 2010, being a Notice of Lease by Extreme Fitness, Inc.

50.	Instrument No. AT2287028 registered on January 22, 2010 being a Notice of Charge of Lease No. AT2287025 by Extreme Fitness, Inc. in favour of Golub Capital Incorporated.

PIN 21101-0144(LT)

51.	Instrument No. CT105506 (63BA597) registered on January 31, 1975, being a Plan Boundaries Act.

52.	Instrument No. CT995662 registered on December 7, 1988, being a Bylaw of the Corporation of the City of Toronto to lay out and dedicate certain lands for public lane purposes.

53.	Instrument No. CA591469 registered on March 17, 1999, being a Bylaw of the City of Toronto to stop up and close O’Keefe Lane and to authorize the conveyance of a portion thereof.

54.	The easements and rights of way referred to in Instrument Nos. CA591498, CA591500, CA591483, CA591484, CA591485, CA591486, CA591497 and CA591499 registered on March 17, 1999.

55.	Instrument No. CA591502 registered on March 17, 1999, being a Notice of Agreement between Penex Metropolis Ltd., PenEquity Management Corporation and the City of Toronto and the encroachments referred to therein.

56.	Instrument No. CA591503 registered on March 17, 1999, being an agreement between PenEquity Management Corporation, Penex Metropolis Ltd. and the City of Toronto.

57.	Instrument No. CA591504 registered on March 17, 1999, being an agreement between Penex Metropolis Ltd., PenEquity Management Corporation and the City of Toronto.

58.	Instrument No. CA591505 registered on March 17, 1999, being an agreement between Ryerson Polytechnic University and Penex Metropolis Ltd.

59.	Instrument No. CA591508 registered on March 17, 1999, being a Notice of Lease between Penex Metropolis Ltd. and AMC Theatres of Canada, Inc.

60.	Instrument No. CA591509 registered on March 17, 1999, being a Notice of Sublease between AMC Theatres of Canada, Inc., Ryerson Polytechnic University and Penex Metropolis Ltd.

61.	Instrument No. AT20767 registered on October 23, 2002, being a Notice of Lease between Penex Metropolis Ltd. and Best Buy Canada Ltd.

62.	Instrument No. AT49662 registered on November 29, 2002, being a Notice of Assignment of Lessee Interest between AMC Theatres of Canada, Inc. and AMC Entertainment International, Inc.

63.	Instrument No. AT49663 registered on November 29, 2002, being a Notice of Application to Register Interest in Lease (Notice of Assignment of Sublease by AMC Theatres of Canada, Inc. to AMC Entertainment International, Inc.).

64.	Instrument No. AT288009 registered on September 26, 2003, being a Land Registrar’s Order to amend thumbnail description.

65.	Instrument No. AT620309 registered on October 1, 2004, being a Notice of Agreement between the City of Toronto, Penex Metropolis Ltd. and PenEquity Management Corporation.

66.	Instrument No. AT620348 registered on October 1, 2004, being a Notice of Agreement between the City of Toronto, Penex Metropolis Ltd. and PenEquity Management Corporation.

67.	Instrument No. AT821059 registered on June 2, 2005, being a Land Registrar’s Order to amend thumbnail description.

68.	Instrument No. AT1116931 registered on April 21, 2006, being a Notice of Agreement between the City of Toronto, Penex Metropolis Ltd. and PenEquity Management Corporation.

69.	Instrument No. AT1158013 registered on June 5, 2006, being a Notice of Agreement between Penex Metropolis Ltd. and Ryerson University.

70.	Instrument No. AT1431547 registered on April 30, 2007, being a Notice of Agreement between the City of Toronto, Penex Metropolis Ltd. and PenEquity Management Corporation.

71.	Instrument No. AT1604986 registered on October 16, 2007, being an Application (General) by Penex Metropolis Ltd.

72.	Instrument No. AT1736728 registered on March 20, 2008, being a Notice of Lease between Penex Metropolis Ltd. and Chipotle Mexican Grill Canada Corp.

73.	Instrument No. AT1773441 registered on May 6, 2008, being a Notice of Lease between Penex Metropolis Ltd. and Google Canada Corporation.

74.	Instrument No. AT1849152 registered on July 30, 2008, being a Notice of Lease between Penex Metropolis Ltd. and Milestone’s Restaurants Inc.

75.	Instrument No. AT1849173 registered on July 30, 2008, being a Notice of Lease between Penex Metropolis Ltd. and Cara Operations Limited.

76.	Instrument No. AT1886374 registered on September 4, 2008, being a Notice of Lease between Penex Metropolis Ltd. and Shoppers Realty Inc.

77.	Instrument No. AT2287025 registered on January 22, 2010, being a Notice of Lease by Extreme Fitness, Inc.

78.	Instrument No. AT2287028 registered on January 22, 2010 being a Notice of Charge of Lease No. AT2287025 by Extreme Fitness, Inc. in favour of Golub Capital Incorporated.

PIN 21101-0091(LT)

79.	Instrument No. CT105506 (63BA597) registered on January 31, 1975, being a Plan Boundaries Act.

80.	Instrument No. CT892810 registered on August 13, 1987, being an agreement between The Board of Governors of Ryerson Polytechnical Institute and the City of Toronto.

81.	Instrument No. CT892811 registered on August 13, 1987, being an agreement between The Board of Governors of Ryerson Polytechnical Institute and the City of Toronto.

82.	Instrument No. CA230307 registered on March 29, 1993, being a Notice of Lease between the Board of Governors of Ryerson Polytechnical Institute and Tim Donut Limited.

83.	Instrument No. CA591499 registered on March 17, 1999.

84.	Instrument No. CA591505 registered on March 17, 1999, being an agreement between Ryerson Polytechnic University and Penex Metropolis Ltd.

85.	Instrument No. CA591510 registered on March 17 1999, being a Notice of Lease between Ryerson Polytechnic University and Penex Metropolis Ltd.

86.	Instrument No. CA763031 registered on March 22, 2002, being an agreement between the City of Toronto and The Board of Governors of Ryerson Polytechnic Institute and the encroachments referred to therein.

87.	Instrument No. AT821149 registered on June 2, 2005, being a Land Registrar’s Order to amend thumbnail description.

88.	Instrument No. AT1158013 registered on June 5, 2006, being a Notice of Agreement between Penex Metropolis Ltd. and Ryerson University.

89.	Instrument No. AT1604986 registered on October 16, 2007, being an Application (General) by Penex Metropolis Ltd.

90.	Instrument No. AT2287026 registered on January 22, 2010, being a Notice of Sublease by Extreme Fitness, Inc.

91.	Instrument No. AT2287029 registered on January 22, 2010 being a Notice of Charge of Lease No. AT2287026 by Extreme Fitness, Inc. in favour of Golub Capital Incorporated.

SCHEDULE 8

FORM OF PROMISSORY NOTES EVIDENCING INTERCOMPANY

SUBORDINATED INDEBTEDNESS

See Attached.

Note No. 1

EPR METROPOLIS TRUST

AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE

Date: March 4, 2010	Initial Maturity Date: March 4, 2015 Extended Maturity Date: March 4, 2020

RECITALS:

(a) EPR Metropolis Trust (the “Borrower”), a trust established pursuant to the laws of the State of Delaware, is indebted to Entertainment Properties Trust, or any permitted transferee (the “Lender”) as evidenced by a demand promissory note dated January 1, 2007 in the principal amount specified on the record attached as Schedule “A” thereto, bearing interest in such amount as the rate calculated in the manner and payable at that time specified therein (the “Original Note”);

(b) the Borrower and the Lender wish to amend and restate the Original Note in its entirety to evidence the change in the payment terms, as set out herein (this amended and restated note being “this Note”).

FOR VALUE RECEIVED, the undersigned, the Borrower, PROMISES TO PAY to or to the order of the Lender, at its offices at Suite 201, 30 Pershing Road, Kansas City, Missouri, U.S.A. 64108 or such other place as the Lender may designate, the principal amount outstanding (in lawful money of Canada) as recorded by the Lender in the column headed “Unpaid Principal Balance” on the record (the “Grid”) attached to this Note as Schedule ”A”, on March 4, 2015 subject to the renewal option below, with interest on such amount at the rate, calculated in the manner and payable at the times specified in this Note.

The Lender shall and is unconditionally and absolutely authorized and directed by the Borrower to record on the Grid (i) the date and amount of each advance made by the Lender and the resulting increase of the Unpaid Principal Balance, and (ii) the date and amount of each repayment on account of the principal paid to the Lender and the resulting decrease of the Unpaid Principal Balance. Such notations, in the absence of manifest mathematical error, shall be prima facie evidence of such advances and repayments; provided that the failure of the Lender to record the same shall not affect the obligations of the Borrower to pay such amounts to the Lender. The Borrower may request that the Lender accept payment of principal and interest under this Note in cash or payment in kind, or a combination thereof, which the Lender may agree to in its sole and absolute discretion.

The Unpaid Principal Balance remaining from time to time unpaid and outstanding shall bear interest, both before and after the occurrence of a default of the obligations hereunder and before and after judgment to the date of the repayment in full of the principal amount, at a rate per annum equal to fourteen percent (14%).

Note No. 1

Interest at such rate shall be calculated on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be, and shall accrue on a monthly basis and be payable quarterly, in arrears, on the last Business Day of each and every calendar quarter commencing with June 4, 2010. Overdue interest shall bear interest at the rate per annum equal to fourteen percent (14%), calculated as aforesaid.

The Borrower shall have the right and privilege of prepaying the whole or any portion of the Unpaid Principal Balance of this Note from time to time remaining unpaid and outstanding at any time or times.

The Borrower shall have the right, at its option, without the consent of the Lender but upon written notice to the Lender provided not later than January 4, 2015, to renew the term of this Note for an additional five (5) years and otherwise on the same terms and conditions, except that this option to renew shall not apply. For greater certainty, in the event the Borrower exercises its option to renew, the due date of this Note shall be extended to March 4, 2020.

If any provision of this Agreement is determined by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken to be illegal, invalid or unenforceable, that provision will be severed from this Note and the remaining provisions will remain in full force and effect.

Whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next Business Day thereafter.

Time shall be of the essence hereof. The Borrower and all endorsers of this Note waive presentment for payment and notice of non-payment and agree and consent to all extensions or renewals of this Note without notice. Notwithstanding sections 4 and 15 of the Limitations Act, 2002, a claim may be brought on this Note at any time within 12 years from the date on which demand for payment of the principal amount of this Note is made in accordance with its terms. This Note is a “business agreement” within the meaning of the Limitations Act, 2002.

THE OBLIGATIONS OF THE BORROWER UNDER THIS NOTE AND THE RIGHTS OF THE LENDER ARE DEFERRED, POSTPONED AND FULLY SUBORDINATED TO SENIOR OBLIGATIONS PURSUANT TO A SUBORDINATION AGREEMENT DATED MARCH 4, 2010 (AS MAY BE AMENDED FROM TIME TO TIME, THE “SENIOR OBLIGATIONS”), UNTIL THE DISCHARGE OF SUCH SENIOR OBLIGATIONS. UNTIL THE DISCHARGE OF SUCH SENIOR OBLIGATIONS, THE LENDER IS RESTRICTED FROM SELLING, TRANSFERRING, ASSIGNING OR OTHERWISE DISPOSING OF THIS NOTE, ALL OR ANY PART OF THE OBLIGATIONS OF THE BORROWER HEREUNDER OR OF ANY INTEREST OF THE LENDER HEREIN PURSUANT TO SUCH SUBORDINATION AGREEMENT AND ANY SALE, TRANSFER, ASSIGNMENT OR DISPOSITION IN CONTRAVENTION THEREOF SHALL BE NULL AND VOID.

Note No. 1

In the event the Borrower fails to make a payment of interest to the Lender as required by the terms of this Note, such failure shall be deemed not to be a default under this Note until after the discharge of the Senior Obligations (as such term is defined in the subordination agreement referenced in the immediately preceding paragraph).

This Note shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[Remainder of page intentionally left blank.]

Note No. 1

IN WITNESS WHEREOF the Borrower has executed this Note.

EPR METROPOLIS TRUST

By:
Name:
Title:	Signatory Trustee

By accepting this Note, the Lender agrees to be bound by its terms.

ENTERTAINMENT PROPERTIES TRUST

By:
Name:
Title:

Note No. 1

SCHEDULE “A”

ADVANCES AND REPAYMENT OF PRINCIPAL

Date	Amount of Advance	Principal Repaid or Prepaid	Unpaid Principal Balance	Notation Made By
March 4, 2010	$75,000,000		$75,000,000

YONGEDUNDAS SIGNAGE TRUST

SUBORDINATED PROMISSORY NOTE

Date: March 4, 2010	Initial Maturity Date: March 4, 2015 Extended Maturity Date: March 4, 2020

FOR VALUE RECEIVED, the undersigned, YongeDundas Signage Trust (the “Borrower”), a trust established pursuant to the laws of the State of Delaware, PROMISES TO PAY to or to the order of Entertainment Properties Trust, or any permitted transferee (the “Lender”), at its offices at Suite 201, 30 Pershing Road, Kansas City, Missouri, U.S.A. 64108 or such other place as the Lender may designate, the principal amount outstanding (in lawful money of Canada) as recorded by the Lender in the column headed “Unpaid Principal Balance” on the record (the “Grid”) attached to this Note as Schedule ”A”, on March 4, 2015 subject to the renewal option below, with interest on such amount at the rate, calculated in the manner and payable at the times specified in this Note.

The Lender shall and is unconditionally and absolutely authorized and directed by the Borrower to record on the Grid (i) the date and amount of each advance made by the Lender and the resulting increase of the Unpaid Principal Balance, and (ii) the date and amount of each repayment on account of the principal paid to the Lender and the resulting decrease of the Unpaid Principal Balance. Such notations, in the absence of manifest mathematical error, shall be prima facie evidence of such advances and repayments; provided that the failure of the Lender to record the same shall not affect the obligations of the Borrower to pay such amounts to the Lender. The Borrower may request that the Lender accept payment of principal and interest under this Note in cash or payment in kind, or a combination thereof, which the Lender may agree to in its sole and absolute discretion.

The Unpaid Principal Balance remaining from time to time unpaid and outstanding shall bear interest, both before and after the occurrence of a default of the obligations hereunder and before and after judgment to the date of the repayment in full of the principal amount, at a rate per annum equal to fourteen percent (14%). Interest at such rate shall be calculated on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be, and shall accrue on a monthly basis and be payable quarterly, in arrears, on the last Business Day of each and every calendar quarter commencing with June 4, 2010. Overdue interest shall bear interest at the rate per annum equal to fourteen percent (14%), calculated as aforesaid.

The Borrower shall have the right and privilege of prepaying the whole or any portion of the Unpaid Principal Balance of this Note from time to time remaining unpaid and outstanding at any time or times.

The Borrower shall have the right, at its option, without the consent of the Lender but upon written notice to the Lender provided not later than January 4, 2015, to renew the term of this Note for an additional five (5) years and otherwise on the same terms and conditions, except that this option to renew shall not apply. For greater certainty, in the event the Borrower exercises its option to renew, the due date of this Note shall be extended to March 4, 2020.

If any provision of this Agreement is determined by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken to be illegal, invalid or unenforceable, that provision will be severed from this Note and the remaining provisions will remain in full force and effect.

Whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next Business Day thereafter.

Time shall be of the essence hereof. The Borrower and all endorsers of this Note waive presentment for payment and notice of non-payment and agree and consent to all extensions or renewals of this Note without notice. Notwithstanding sections 4 and 15 of the Limitations Act, 2002, a claim may be brought on this Note at any time within 12 years from the date on which demand for payment of the principal amount of this Note is made in accordance with its terms. This Note is a “business agreement” within the meaning of the Limitations Act, 2002.

THE OBLIGATIONS OF THE BORROWER UNDER THIS NOTE AND THE RIGHTS OF THE LENDER ARE DEFERRED, POSTPONED AND FULLY SUBORDINATED TO SENIOR OBLIGATIONS PURSUANT TO A SUBORDINATION AGREEMENT DATED MARCH 4, 2010 (AS MAY BE AMENDED FROM TIME TO TIME, THE “SENIOR OBLIGATIONS”), UNTIL THE DISCHARGE OF SUCH SENIOR OBLIGATIONS. UNTIL THE DISCHARGE OF SUCH SENIOR OBLIGATIONS, THE LENDER IS RESTRICTED FROM SELLING, TRANSFERRING, ASSIGNING OR OTHERWISE DISPOSING OF THIS NOTE, ALL OR ANY PART OF THE OBLIGATIONS OF THE BORROWER HEREUNDER OR OF ANY INTEREST OF THE LENDER HEREIN PURSUANT TO SUCH SUBORDINATION AGREEMENT AND ANY SALE, TRANSFER, ASSIGNMENT OR DISPOSITION IN CONTRAVENTION THEREOF SHALL BE NULL AND VOID.

In the event the Borrower fails to make a payment of interest to the Lender as required by the terms of this Note, such failure shall be deemed not to be a default under this Note until after the discharge of the Senior Obligations (as such term is defined in the subordination agreement referenced in the immediately preceding paragraph).

This Note shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[Remainder of page intentionally left blank.]

Note No. 1

IN WITNESS WHEREOF the Borrower has executed this Note.

YONGEDUNDAS SIGNAGE TRUST

By:
Name:
Title:	Signatory Trustee

By accepting this Note, the Lender agrees to be bound by its terms.

ENTERTAINMENT PROPERTIES TRUST

By:
Name:
Title:

Note No. 1

SCHEDULE “A”

ADVANCES AND REPAYMENT OF PRINCIPAL

Date	Amount of Advance	Principal Repaid or Prepaid	Unpaid Principal Balance	Notation Made By
March 4, 2010	$29,000,000		$29,000,000

DRAFT: NOVEMBER 15, 1999

SCHEDULE 9

FORM OF SUBORDINATION AGREEMENT RE: INTERCOMPANY

SUBORDINATED INDEBTEDNESS

See attached.

SUBORDINATION AGREEMENT

Made as of March 4, 2010

Among

ROYAL BANK OF CANADA

as the Administrative Agent for and on behalf of the Senior Lenders

- and -

ROYAL BANK OF CANADA

as LC Lender

- and -

ENTERTAINMENT PROPERTIES TRUST

as Subordinate Creditor

- and -

EPR METROPOLIS TRUST AND YONGEDUNDAS SIGNAGE TRUST

as Grantors

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is made as of March 4, 2010 between

ROYAL BANK OF CANADA,

as Administrative Agent for and on behalf of the Senior Lenders

(the “Administrative Agent”)

and

ROYAL BANK OF CANADA,

(the “LC Lender”)

and

ENTERTAINMENT PROPERTIES TRUST

(the “Subordinate Creditor”)

and

EPR METROPOLIS TRUST AND YONGEDUNDAS SIGNAGE TRUST

(the “Grantors”)

and

RECITALS

A. Pursuant to the credit agreement dated as of March 4, 2010 among, inter alia, the Grantors, Entertainment Properties Trust, as Parent Guarantor, the Administrative Agent, the financial institutions that are and become lenders thereunder from time to time (collectively the “Senior Lenders”), RBC Capital Markets, as Co-Lead Arranger and Joint Bookrunner and BMO Capital Markets, as Co-Lead Arranger, Joint Bookrunner and Syndication Agent (as the same may be amended, supplemented, restated, extended, renewed, replaced or superseded from time to time the “Senior Credit Agreement”), the Senior Lenders have agreed to make available to the Borrowers a credit facility in the aggregate principal amount of CDN$100,000,000.

B. Royal Bank of Canada, as LC Lender has or will agree to make letters of credit available to EPR Metropolis Trust pursuant to the RBC LC Documents;

C. The Subordinate Creditor has advanced or may from time to time advance monies to the Borrowers pursuant to the Intercompany Subordinated Indebtedness Agreements.

D. The parties hereto wish to set forth their respective rights and obligations in respect of the assets and undertaking of each of the Grantors and the security granted by each of the Grantors to the Senior Creditors.

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NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follow:

SECTION 1 - INTERPRETATION

1.1 Definitions. All capitalized terms used herein (including the recitals hereto) and not defined herein shall have the meanings given to them in the Senior Credit Agreement in effect at the date hereof. In this Agreement, the following defined terms will have the following meanings unless the context expressly or by necessary implication otherwise requires:

(1)	Administrative Agent means Royal Bank of Canada and each of its successors and assigns.

(2)	Assets means, in respect of any Person, the undertaking and all of the present and future properties and assets, real and personal, moveable and immovable, of whatsoever nature and kind and wheresoever situate, of such Person.

(3)	BIA means the Bankruptcy and Insolvency Act (Canada) as now and hereafter in effect, or any successor statute.

(4)	Business Day means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in Toronto, Ontario or New York, New York.

(5)	Cash Proceeds of Realization means the aggregate of (i) all Proceeds of Realization in the form of cash, and (ii) all cash proceeds of the sale or other disposition of non-cash Proceeds of Realization.

(6)	CCAA means the Companies’ Creditors Arrangement Act (Canada), as now and hereafter in effect, or any successor statute.

(7)	Creditors means the Senior Creditors and the Subordinate Creditor.

(8)	Default means the occurrence of any of the events of default specified in any Loan Agreement or in any Senior Security entitling a Creditor to Demand or accelerate payment of any Obligation, either immediately or after a cure period or grace period.

(9)	Demand means any notification by a Creditor to a Grantor of a demand for payment under any Loan Agreement or any Senior Security.

(10)	Discharge of the Senior Obligations means (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on the Senior Obligations, (b) payment in full of all other Senior Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including any contingent indemnification obligations to the extent asserted), and (c) termination or expiration of all commitments to lend or make available any credit under the Senior Debt Agreements.

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(11)	Grantors means, collectively, each of the Borrowers, and, individually, any one of them.

(12)	Insolvency or Liquidation Proceeding means an event of insolvency, bankruptcy, or filing by or against a Grantor under the BIA, the WURA, the CCAA or any other similar proceeding.

(13)	Intercompany Subordinated Indebtedness Agreements means all documents, instruments and agreements now or hereafter executed in connection with any Intercompany Subordinated Indebtedness, in each case as the same may be amended, modified, supplemented, restated or replaced from time to time.

(14)	Lien means any lien, charge, mortgage, pledge, security interest, hypothec, adverse claim, defect of title, deposit arrangement, any other similar right of a third party relating to any Asset of any Grantor and any other similar lien of any kind that in substance secures payment and performance of an obligation.

(15)	Loan Agreements means, collectively, the Senior Debt Agreements and the Intercompany Subordinated Indebtedness Agreements, and individually any one of them.

(16)	Obligations means, collectively, the Senior Obligations and the Subordinate Obligations and individually any one of them.

(17)	Permitted Interest Payments means payments of regularly scheduled interest in respect of Intercompany Subordinated Indebtedness by way of one or more of the following:

(i) in cash from available cash on hand (and after giving effect to any regularly scheduled payment of interest in respect of the Senior Obligations for the next following 3 month period);

(ii) in the form of additional Intercompany Subordinated Indebtedness, which shall result in an increase of the Unpaid Principal Balance (as defined in the applicable Intercompany Subordinated Indebtedness Agreement) evidenced by an amendment to the grid to the promissory note forming part of the applicable Intercompany Subordinated Indebtedness Agreement and provided such amendment to such grid is delivered to the Administrative Agent concurrently therewith and all such Intercompany Subordinated Indebtedness continues to be pledged to the Administrative Agent for the benefit of the Senior Creditors pursuant to the Security;

(iii) by the issuance of additional capital (as equity not debt) of the applicable Borrower to the Subordinate Creditor, in each case, provided that all of the equity remains pledged to the Administrative Agent for the benefit of the Senior Creditors pursuant to the Security;

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(iv) in cash from the cash proceeds of additional Intercompany Subordinated Indebtedness of the applicable Borrower, provided such additional Intercompany Subordinated Indebtedness is (y) advanced or issued, as applicable, solely for purposes of allowing the applicable Borrower to pay such cash interest, and (z) evidenced by an amendment to the grid to the promissory note forming part of the applicable Intercompany Subordinated Indebtedness Agreement and provided such amendment to such grid is delivered to the Administrative Agent concurrently therewith and all such Intercompany Subordinated Indebtedness continues to be pledged to the Administrative Agent for the benefit of the Senior Creditors pursuant to the Security;

(v) in cash from the cash proceeds of the issuance of additional capital (as equity not debt) of the applicable Borrower to the Subordinate Creditor, provided such additional capital (y) is advanced or issued, as applicable, solely for purposes of allowing the applicable Borrower to pay such cash interest; and (z) that all of the equity remains pledged to the Administrative Agent for the benefit of the Senior Creditors pursuant to the Security; and

(vi) in cash from available cash on hand provided (x) arrangements satisfactory to the Administrative Agent have been made for the concurrent reinvestment of such cash amount in the applicable Borrower by way of additional Intercompany Subordinated Indebtedness or capital (as equity not debt) of the applicable Borrower; (y) such additional Intercompany Subordinated Indebtedness is evidenced by an amendment to the grid to the promissory note forming part of the applicable Intercompany Subordinated Indebtedness Agreement and provided such amendment to such grid is delivered to the Administrative Agent concurrently therewith and all such Intercompany Subordinated Indebtedness continues to be pledged to the Administrative Agent for the benefit of the Senior Creditors pursuant to the Security, and (z) that all of the equity remains pledged to the Administrative Agent for the benefit of the Senior Creditors pursuant to the Security.

Notwithstanding the foregoing, at any time that an Event of Default has occurred and is continuing each Borrower may only make Permitted Interest Payments specified in clause (ii) or (iii) above.

(18)	Person means an individual, partnership, limited partnership, joint venture, trust, corporation, limited liability company, unincorporated organization, Governmental Authority or other entity.

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(19)	PPSA means the Personal Property Security Act (Ontario) as now and hereafter in effect, or any successor statute, or any similar or equivalent legislation as in effect in any applicable jurisdiction.

(20)	Proceeds of Realization means all proceeds (including money, choses in action, securities, assets and other property) derived from any sale or disposition of, or other enforcement or realization proceedings with respect to, any of the Assets of any Grantor (a) after any Demand, (b) upon any dissolution, liquidation, winding-up, reorganization (including any proposal under the BIA and any reorganization under the CCAA, bankruptcy, insolvency or receivership of a Grantor or any other arrangement or marshalling of the Assets of any Grantor that is similar thereto), (c) upon the enforcement of, or any action taken with respect to, any of the Senior Security, (d) as insurance or expropriation proceeds or any other payment representing indemnity or compensation for loss of, damage to or interruption in the business, operation or enjoyment of all or any part of the Assets of any Grantor or any proceeds thereof (including money, choses in action, securities, assets and other property), or (e) as a result of the exercise of any right of set off or other similar right or remedy, in each case net of all reasonable costs, charges and expenses or liabilities incurred in connection with such sale, disposition, enforcement or realization, including legal fees and all proper costs, charges, expenses and liabilities of any Receiver.

(21)	Receiver means a receiver, a manager, receiver and manager, an agent or other person having similar powers or authority appointed by the Senior Creditors or the Subordinate Creditor, whether by way of a private or court appointment in respect of the Grantors or any Asset of any Grantor.

(22)	Senior Creditors means, collectively, (a) the Administrative Agent and the Senior Lenders, and (b) Royal Bank of Canada, in its capacity as a lender pursuant to the RBC LC Documents, and in each case, their respective successors and assigns.

(23)	Senior Debt Agreements means the Senior Credit Agreement, the RBC LC Documents, all other Credit Documents and all other documents, instruments and agreements (including security agreements) now or hereafter executed in connection therewith, in each case as the same may be amended, modified, supplemented, restated or replaced from time to time.

(24)	Senior Obligations means all debts, obligations and liabilities, present or future, direct or indirect, absolute or contingent, matured or unmatured, and whether as principal debtor, guarantor, surety or otherwise at any time owing under any of the Senior Debt Agreements by any Grantor or any other Person to the Senior Creditors or remaining unpaid by any Grantor or any other Person to the Senior Creditors, and includes any extension, renewal, refunding or refinancing of any Senior Obligations.

(25)	Senior Security means any and all Liens now or hereafter granted by the Grantors or any other Person to the Senior Creditors from time to time as security for the Senior Obligations, in each case as the same may be amended, modified, supplemented, restated or replaced from time to time.

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(26)	STA means The Securities Transfer Act, 2006, S.O. c. 8.

(27)	Subordinate Creditor means Entertainment Properties Trust and its respective successors and assigns.

(28)	Subordinate Obligations means all debts, obligations and liabilities, present or future, direct or indirect, absolute or contingent, matured or unmatured, and whether as principal debtor, guarantor, surety or otherwise at any time owing by any Grantor under any Intercompany Subordinated Indebtedness Agreement to the Subordinate Creditor or remaining unpaid by any Grantor to the Subordinate Creditor, and includes any extension, renewal, refunding or refinancing of any Subordinate Obligations.

(29)	WURA means the Winding Up and Restructuring Act (Canada), as now and hereafter in effect, or any successor statute.

1.2 References. References to “this Agreement”, “the Agreement”, “hereof’, “herein”, “hereto” and like references refer to this Agreement and not to any particular Article, Section or other subdivision of this Agreement. Any references to “this Agreement”, “the Agreement”, “hereof’, “herein”, “hereto” and like references refer to this Agreement, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof. In this Agreement, the word “includes” or “including” means “includes without limitation” or “including without limitation”. Where the context so requires, words importing the singular number will include the plural and vice versa. The division of this Agreement into Articles, Sections and the insertion of headings in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement. Time is of the essence of this Agreement.

1.3 Applicable Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.4 Paramountcy. If there is a conflict or inconsistency between the provisions of this Agreement and the provisions of any other agreement which is referred to herein or delivered pursuant hereto, as between the Creditors, the provisions of this Agreement will prevail, provided that nothing in this Agreement is intended to or will impair, as between any Grantor and any of the Creditors, the obligations of any Grantor to pay the Obligations when due. For greater certainty, as between each Creditor and any Grantor, the applicable Loan Agreements shall prevail.

1.5 No Rights Conferred on Grantors. Nothing in this Agreement will be construed as conferring any rights upon any Grantor or any third party. The terms and conditions hereof are and will be for the sole and exclusive benefit of the Creditors. The Grantors, by their execution of this Agreement, hereby agree to be bound by and will act in accordance with the terms, provisions and intent of this Agreement; however, no Grantor will take any right, benefit or advantage in their being a party to this Agreement, and this Agreement may be amended, modified, supplemented or restated without notice to, or the consent of, the Grantors.

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1.6 Consent. The Grantors hereby irrevocably consent to each Creditor providing the other Creditor with such information, financial or otherwise, regarding the Grantors, any of their Subsidiaries or Affiliates or the Obligations as may be deemed advisable by the Creditors from time to time.

SECTION 2 - PRIORITY OF OBLIGATIONS AND SENIOR SECURITY

2.1 Priority of Obligations and Senior Security. The Subordinate Creditor agrees that the Subordinate Obligations are deferred, postponed and fully subordinated in all respects to the prior repayment in full of all Senior Obligations and the Discharge of the Senior Obligations, and the Senior Obligations and the Senior Security will have priority over the Subordinate Obligations in all respects and at all times.

2.2 Payment of Senior Obligations. The Subordinate Creditor agrees with the Senior Creditors that, at any time, the Grantors may make, and the Senior Creditors may accept, any payment or prepayment in respect of the Senior Obligations, or any part thereof, whether or not any Default or Event of Default has occurred or is continuing.

2.3 Payment of Subordinate Obligations. Until the Discharge of the Senior Obligations, notwithstanding the terms of the Intercompany Subordinated Indebtedness Agreements, no Grantor will make nor will any Grantor be entitled to make, and the Subordinate Creditor will not accept and will not be entitled to accept, any payment or prepayment of any principal, interest or other amount in respect of the Subordinate Obligations, whether in the form of cash, securities or other forms of property, by the exercise of a right of set off or other similar right or remedy, or in any other manner whatsoever, other than Permitted Interest Payments.

2.4 Certain Covenants of the Subordinate Creditor. The Subordinate Creditor agrees that it will not and will not be entitled to, prior to the Discharge of the Senior Obligations:

(1)	demand payment of, assert its right to accelerate, declare due or take any similar action in respect of the Subordinate Obligations;

(2)	appoint a Receiver of a Grantor or any Asset of any Grantor, petition a Grantor into bankruptcy or initiate any Insolvency or Restructuring Proceeding or similar proceeding in respect of any Grantor; or

(3)	commence or initiate, or authorize to be taken or initiated, any action by way of suit, foreclosure, sale, quit claim or acceptance of a deed in lieu of foreclosure or otherwise take any proceedings to recover or receive payment of any of the Subordinate Obligations or realize against any of the Assets of any Grantor.

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However, notwithstanding the foregoing, the Subordinate Creditor may (i) file a claim with respect to the Subordinate Obligations, provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor (and take such other action as it deems in good faith to be necessary to protect its rights in such proceeding), or (ii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Subordinate Creditor, in each case, not in contravention of the terms of this Agreement.

2.5 Restrictions on Amendments to Intercompany Subordinated Indebtedness Agreement. Without the prior written consent of the Administrative Agent, the Subordinate Creditor shall not amend or otherwise modify any of the Intercompany Subordinated Indebtedness Agreements. The foregoing shall not restrict the periodic updating of the grid attached to each Intercompany Subordinated Indebtedness Agreement.

2.6 Restriction on Transfer of Intercompany Subordinated Indebtedness. The Subordinate Creditor shall not, directly or indirectly, sell, transfer, assign or otherwise dispose of all or any part of the Subordinated Obligations or any interest therein prior to the Discharge of the Senior Obligations. Each Intercompany Subordinated Indebtedness Agreement shall contain the following legend in bold:

THE OBLIGATIONS OF THE BORROWER UNDER THIS AGREEMENT AND THE RIGHTS OF THE LENDER ARE DEFERRED, POSTPONED AND FULLY SUBORDINATED TO SENIOR OBLIGATIONS PURSUANT TO A SUBORDINATION AGREEMENT DATED MARCH 4, 2010 (AS AMENDED) UNTIL THE DISCHARGE OF SUCH SENIOR OBLIGATIONS. UNTIL THE DISCHARGE OF SUCH SENIOR OBLIGATIONS, THE LENDER IS RESTRICTED FROM SELLING, TRANSFERRING, ASSIGNING OR OTHERWISE DISPOSING OF THIS NOTE, ALL OR ANY PART OF THE OBLIGATIONS OF THE BORROWER HEREUNDER OR ANY INTEREST OF THE LENDER HEREIN PURSUANT TO SUCH SUBORDINATION AGREEMENT AND ANY SALE, TRANSFER, ASSIGNMENT OR DISPOSITION IN CONTRAVENTION THEREOF SHALL BE NULL AND VOID.

2.7 No Challenge. Neither Creditor will: (i) challenge the validity, enforceability or effectiveness of this Agreement or any of the Loan Agreements; or (ii) participate in or co-operate with any other party to pursue any such action, suit or proceeding, it being understood and agreed that, regardless of the validity, effectiveness or enforceability of any Senior Loan Agreement, as between the Subordinate Creditor and the Senior Creditors, the Senior Creditors shall have first and prior rights of payment as contemplated in this Agreement.

SECTION 3 - ENFORCEMENT AND REMEDIES

3.1 Remedies. Each Creditor acknowledges that all covenants, provisions and restrictions contained herein are necessary and fundamental in order to establish the respective priorities of the Creditors in connection with the Obligations and the Senior Security, and that a breach of any such covenant, provision or restriction would result in damages that could not adequately be compensated by monetary award. Accordingly, it is expressly agreed that, in addition to all other

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remedies available to it, including any action for damages, a Creditor will be entitled to the immediate remedy of a restraining order, interim injunction, injunction or other form of injunctive or other relief as may be decreed or issued by any court of competent jurisdiction to restrain or enjoin the other Creditor from breaching any such covenant, provision or restriction.

3.2 Senior Creditors’ Rights. The Subordinate Creditor agrees that the Senior Creditors shall be entitled to deal with the Grantors, the Senior Obligations, the Senior Security, the Assets of any Grantor and other Persons as it sees fit, including the making of any changes (material or otherwise) to the Senior Debt Agreements, the Senior Obligations and the Senior Security and nothing herein shall prevent, restrict or limit the Senior Creditors in any manner from exercising all or any part of their rights and remedies otherwise permitted by applicable law upon the occurrence of a Default or Event of Default when and in such manner as the Senior Creditors see fit, and without limiting the generality of the foregoing, the Subordinate Creditor agrees that:

(a)	each Grantor is permitted to make to the Senior Creditors (and the Senior Creditors are entitled to receive) full or partial payments or prepayments of the Senior Obligations at any time without restriction or limitation;

(b)	the Senior Creditors may act as they see fit in their dealings with any Grantor, the Senior Obligations, the Senior Security, the Assets of any Grantor and other Persons , including:

(i)	grant time, waivers, renewals, extensions, variations, forbearances, indulgences, releases and discharges,

(ii)	exchange, take or abstain from taking Liens,

(iii)	give up Liens,

(iv)	fail to record or perfect, or to preserve the perfection of Liens,

(v)	cease or refrain from giving credit or making loans or advances, and

(vi)	accept compositions or arrangements;

(c)	no loss or destruction of any Assets of any Grantor or no failure by the Senior Creditors in asserting their rights and no other thing whatsoever, including the loss by operation of law of any right of the Senior Creditors against any Grantor, or any Assets of any Grantor, shall in any way limit or lessen the benefits of this Agreement;

(d)	the Senior Creditors shall not be bound to seek or exhaust any recourse against any Grantor or any other Person or against any Assets of any Grantor before being entitled to the benefit of this Agreement and the Senior Creditors may enforce the various remedies available to them and may realize upon the Senior Security or any part thereof in accordance with the Senior Debt Agreements;

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(e)	the Senior Creditors shall not be required to marshal the Senior Security or any Assets of any Grantor or other assets which the Senior Creditors may be entitled to receive or upon which the Senior Creditors may have a claim in favour of the Subordinate Creditor or any other Person; and

(f)	the Administrative Agent, acting for and on behalf of the Senior Lenders and the LC Lender, shall control the realization process with respect to the disposition of any Assets of any Grantor.

3.3 Postponement.

Subject to the terms of this Agreement, in the event of any Insolvency or Liquidation Proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection with or relating to any Grantor or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of any Grantor, whether or not involving insolvency or bankruptcy, or upon any assignment for the benefit of creditors or any marshalling of the assets and liabilities of any Grantor or otherwise, or in the event that any Grantor makes a bulk sale of any of its assets within the provisions of any bulk sales legislation or any composition with creditors or scheme or arrangement, then the Senior Creditors shall be entitled to receive payment of the Senior Obligations in full before the Subordinate Creditor shall be entitled to receive any payment on account of the Subordinate Obligations.

3.4 Proceeds Held in Trust.

Prior to the termination of this Agreement in accordance with the terms hereof, all Cash Proceeds of Realization and all non-cash Proceeds of Realization, which are received by the Subordinate Creditor contrary to the provisions hereof shall be received in trust for the benefit of the Senior Creditors, shall be segregated from other funds and property held by the Subordinate Creditor and shall be immediately paid over to the Senior Creditors in the same form as received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash or securities) for, the payment or prepayment of the Senior Obligations.

3.5 Voting/Classification Matters

The Subordinate Creditor acknowledges and agrees that there is no commonality of interest between the Senior Obligations and the Subordinate Obligations and it will not take any steps to have the Subordinate Obligations classified in the same creditor class as the Senior Obligations in any Insolvency or Liquidation Proceeding. In any Insolvency or Liquidation Proceeding in respect of any Grantor, the Subordinate Creditor hereby agrees that the Senior Creditors will have and are hereby granted the authority to and power of attorney to vote any claims that the Subordinate Creditor has against any of the Grantors in respect of the Subordinate Obligations as the Senior Creditors determine in their sole discretion.

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SECTION 4 - REPRESENTATIONS AND WARRANTIES OF CREDITORS

4.1 Representations and Warranties. To induce each Creditor to continue to extend credit to each of the Borrowers under the Loan Agreements, each Creditor hereby represents and warrants to the other Creditor as follows and acknowledges and confirms that each Creditor is relying upon such representations and warranties in continuing to extend credit to the Borrowers under the Loan Agreements:

(1)	Each Creditor has all requisite capacity, power and authority to enter into and carry out the transactions contemplated by this Agreement.

(2)	All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance of this Agreement by each Creditor and each Creditor has duly executed and delivered this Agreement.

(3)	This Agreement is a legal, valid and binding obligation of each Creditor, enforceable against each Creditor by the other Creditor in accordance with its terms subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

SECTION 5 - MISCELLANEOUS

5.1 Application of this Agreement. The rights of the Creditors and the priorities of the Senior Security and the obligations set out in this Agreement will apply irrespective of any matter or thing, including:

(1)	the lack of perfection, validity or enforceability of any provision of the Senior Security and the Loan Agreements or any agreement forming part of the Obligations;

(2)	the time of perfection, creation, granting, execution, delivery, attachment, registration (to the extent registration is required), filing, crystallization or enforcement of any of the Obligations or the Senior Security or any part thereof;

(3)	the jurisdictions where any of the Senior Security is registered or the failure of the Administrative Agent or any Senior Lender to properly register or perfect any of the Senior Security in any particular jurisdiction;

(4)	the time of any loan, advance or other extension of credit made to any Grantor by any Creditor;

(5)	the time of Default or Demand;

(6)	any priority otherwise accorded to the Obligations and the Senior Security under applicable law;

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(7)	the provisions of the instruments or documents creating any of the Senior Security; or

(8)	any other matter whatsoever.

Any action taken or thing done by a Creditor in contravention of this Agreement will be null and void and of no effect.

5.2 Preservation of Rights. The Senior Creditors shall not be prejudiced in any way in the right to enforce this Agreement by any act or failure to act on the part of any Grantor, the Senior Creditors or the Subordinate Creditor.

5.3 Continuing Agreement. This Agreement shall constitute a continuing agreement, even though at times the Borrowers may not be indebted to a Creditor under the applicable Loan Agreements.

5.4 Waivers and Amendments. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Creditors; provided that this Agreement may not be waived, amended, supplemented or otherwise modified without the consent of the Grantors if such waiver, amendment, supplement or other modification affects the material obligations of the Grantors (or any one of them) or amends, waives, supplements or otherwise modifies, any material existing obligations of the Grantors (or any one of them). Neither Creditor will by any act or delay, be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of either Creditor, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by either Creditor of any right or remedy hereunder on any one occasion will not be construed as a bar to any right or remedy which such Creditor would otherwise have on any future occasion.

5.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.6 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or pdf, all of which will be deemed to be an original and such counterparts taken together will constitute one agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.

5.7 Further Assurances. The Creditors and the Grantors agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof, including all acts, deeds and agreements as may be necessary or desirable for the purpose of registering or filing notice of the terms of this Agreement.

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5.8 Communication. Any communication required or permitted to be given under this Agreement will be in writing and will be effectively made and given if (a) delivered personally, (b) sent by prepaid courier service or mail, or (c) sent by facsimile transmission, pdf or other similar means of electronic communication, in each case to the address or facsimile number of the Grantors or the relevant Creditor set out on the signature pages to this Agreement. Any communication so given will be deemed to have been given and to have been received on the day of delivery if so delivered, or on the day of facsimile transmission or sending by other means of recorded electronic communication provided that such day is a Business Day and the communication is so delivered or sent prior to 4:30 p.m. (local time at the place of receipt). Otherwise, such communication will be deemed to have been given and to have been received on the following Business Day. Any communication sent by mail will be deemed to have been given and to have been received on the fifth Business Day following mailing, provided that no disruption of postal service is in effect. Any Grantor or any Creditor may from time to time change their respective addresses or facsimile numbers for notice by giving notice to the other parties in accordance with the provisions of this Section.

5.9 Successors and Assigns.

This Agreement will enure to the benefit of, and be binding on, the Creditors and their successors and permitted assigns.

5.10 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the priority of the Obligations and the Senior Security and supersedes any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the priority of the Obligations and the Senior Security. There are no restrictions, agreements, promises, warranties, covenants or undertakings relating to the priority of the Obligations and the Senior Security other than those set forth in this Agreement.

5.11 Termination. This Agreement will terminate upon indefeasible payment in full of all Senior Obligations and cancellation or termination of the Senior Debt Agreements.

5.12 Attornment. Each of the parties irrevocably submits to the non-exclusive jurisdiction of any court in the Province of Ontario for the purposes of any legal or equitable suit, action or proceeding in connection with this Agreement.

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The parties have executed this Agreement as of the day and year first written above.

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

	Address:	Agency Services Group 200 Bay Street Royal Bank Plaza 12th Floor Toronto, Ontario M5J 2W7

	Attention:	Manager, Agency
	Fax:	(416) 842-4023

Signature Page to Subordination Agreement

ROYAL BANK OF CANADA, as LC Lender

By:
Name:
Title:

	Address:	Agency Services Group 200 Bay Street Royal Bank Plaza 4th Floor, South Tower Toronto, Ontario M5J 2W7

	Attention:	John Miron
	Fax:	(416) 842-5321

Signature Page to Subordination Agreement

The following entity is signing in its capacity as Subordinate Creditor.

ENTERTAINMENT PROPERTIES TRUST

By:
Name:
Title:

By:
Name:
Title:

	Address:	30 West Pershing Road Suite 201 Kansas City MO 64108 USA

	Attention:	General Counsel
	Fax:	(816) 472-5794

Signature Page to Subordination Agreement

The following entities are signing in their capacity as Grantors.

EPR METROPOLIS TRUST

By:
Name:
Title:

By:
Name:
Title:

	Address:	30 West Pershing Road Suite 201 Kansas City MO 64108 USA

Attention:
	Fax:	(816) 472-5794

Signature Page to Subordination Agreement

YONGEDUNDAS SIGNAGE TRUST

By:
Name:
Title:

	Address:	30 West Pershing Road Suite 201 Kansas City MO 64108 USA

	Attention:	—
	Fax:	(816) 472-5794

Signature Page to Subordination Agreement

SCHEDULE 10

POST-CLOSING MATTERS

See attached.

UNDERTAKING

TO:	Royal Bank of Canada, as Administrative Agent for the Secured Creditors (“the Administrative Agent”)

RE:	Credit Agreement dated as of March 4, 2010, between Entertainment Properties Trust, as Parent Guarantor, EPR Metropolis Trust and YongeDundas Signage Trust, as Borrowers and Guarantors, Metropolis Entertainment Holdings Inc., as Credit Party, those financial institutions that are or become lenders thereto, as Lenders, Royal Bank of Canada, as Administrative Agent, RBC Capital Markets, as Co-Lead Arranger and Joint Bookrunner and BMO Capital Markets, as Co-Lead Arranger, Joint Bookrunner and Syndication Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

In consideration of and notwithstanding any advance of funds under the Credit Agreement, the undersigned hereby undertake, at their sole cost and expense to:

1.	use commercially reasonable efforts for a period of 180 days from the date hereof to obtain an attornment agreement acceptable to the Administrative Agent (in its sole discretion acting reasonably) from each tenant listed on Exhibit A hereto;

2.	use commercially reasonable efforts to obtain confirmation from each party (other than the Credit Parties) to the Material Contracts and Permitted Encumbrances set out on Exhibit B confirming that such Material Contract or Permitted Encumbrance is in good standing and has been complied with to date, which confirmation may be included in agreements with the Credit Parties;

3.	obtain within 30 days from the date hereof, revised certificates of insurance in respect of the Property and the Signage in the form provided to the Agent prior to the date hereof except that such certificates shall confirm: (i) that underground property is insured to a blanket policy limit of $250,000,000 per occurrence for property damage and resultant business interruption combined and is not subject to a sublimit; and (ii) that insurance is in place (in the aggregate for property damage and business interruption combined) for loss from the perils of earthquake and flood (including sewer backup) to blanket policy limit of $250,000,000 in the annual aggregate;

4.	use commercially reasonable efforts to obtain an estoppel certificate in form acceptable to the Administrative Agent from the tenants set out on Exhibit C;

5.	use commercially reasonable efforts to apply within 30 days of the date hereof to have the PIN description for the Lands corrected in the manner contemplated in Schedule 6.01(s) to the Credit Agreement.

Post-Closing Undertaking

Failure by the undersigned to comply with the obligations more particularly set forth herein shall constitute a Default under the Credit Agreement and an Event of Default (as that term is defined in the RBC LC Documents) under the RBC LC Documents. Time shall be of the essence in this matter.

This Undertaking can be executed and delivered in counterpart and by means of facsimile and PDF.

DATED the 4th day of March, 2010.

Post-Closing Undertaking

EPR METROPOLIS TRUST, as Borrower

Name:
Title:	Signatory Trustee

YONGEDUNDAS SIGNAGE TRUST, as Borrower

Name:
Title:	Signatory Trustee

ENTERTAINMENT PROPERTIES TRUST, as Parent Guarantor

Name:
Title:

METROPOLIS ENTERTAINMENT HOLDINGS INC., as Credit Party

Name:
Title:

Post-Closing Undertaking

EXHIBIT A

ATTORNMENT AGREEMENT TENANTS

(a)	AMC Entertainment International, Inc.

(b)	Best Buy Canada Ltd., formerly Future Shop Ltd.

(c)	Milestone’s Restaurants Inc. o/a Milestone’s

(d)	Ontario Realty Corporation acting as agent, on behalf of Her Majesty the Queen in right of Ontario as represented by the Minister of Public Infrastructure Renewal. o/a Minister of Training, Colleges and Universities (Lease# L11747)

(e)	Ontario Realty Corporation acting as agent, on behalf of Her Majesty the Queen in right of Ontario as represented by the Minister of Public Infrastructure Renewal. o/a Ontario Tourism Marketing Partnership Corporation (Lease # L11707)

(f)	Shoppers Realty Inc., o/a Shoppers Drug Mart

Post-Closing Undertaking

EXHIBIT B

MATERIAL CONTRACTS AND PERMITTED ENCUMBRANCES

REQUIRING CONFIRMATION

PIN 21101-0103 (LT)

1.	The easements referred to in Instrument No. CA591499 registered on March 17, 1999.

PIN 21101-0144 (LT)

2.	The easements and rights of way referred to in Instrument Nos. CA591483, CA591484, CA591485, CA591486, CA591497 and CA591499 registered on March 17, 1999.

PIN 21101-0091 (LT)

3.	Instrument No. CA591499 registered on March 17, 1999.

Post-Closing Undertaking

EXHIBIT C

OUTSTANDING TENANT ESTOPPELS

(a)	Google Canada Corporation

Post-Closing Undertaking

SCHEDULE 11

PERMITTED TRANSFEREES/PERMITTED PROPERTY MANAGERS

Permitted Transferees

IGB Real Estate Canada Inc., Riocan Real Estate Investment Trust, First Capital Realty Inc., Primaris Retail REIT, Bentall LP, Canadian Real Estate Investment Trust, Allied Properties REIT, Kingsett Capital, The Cadillac Fairview Corporation Limited, Hines Real Estate Investment Trust, Inc. and any Subsidiary of any of the foregoing entities.

Permitted Property Managers

20 Vic Management Inc. Ivanhoe Cambridge Inc., Morguard Investments Limited, Bentall LP, Redcliff Realty Group, Oxford Properties Group, GWL Realty Advisors, Colliers International, Cushman & Wakefield and CB Richard Ellis Limited.